AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 5, 1996

                                                 REGISTRATION NO. 333-8511
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549
                               ----------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               ----------------
                               INDIVIDUAL, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        DELAWARE                     7375                    04-3036959
                               (PRIMARY STANDARD               (I.R.S.
     (STATE OR OTHER              INDUSTRIAL           EMPLOYERIDENTIFICATION
     JURISDICTION OF          CLASSIFICATION CODE              NUMBER)
    INCORPORATION OR                NUMBER)
      ORGANIZATION)

                      8 NEW ENGLAND EXECUTIVE PARK WEST,
                             BURLINGTON, MA 01803
                                (617) 273-6000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                               ----------------
                            MICHAEL E. KOLOWICH
                    PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              INDIVIDUAL, INC.
                      8 NEW ENGLAND EXECUTIVE PARK WEST
                       BURLINGTON, MASSACHUSETTS 01803
                                (617) 273-6000

(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                               ----------------
                                  COPIES TO:
                         WILLIAM B. ASHER, JR., ESQ.
                       TESTA, HURWITZ & THIBEAULT, LLP
                              HIGH STREET TOWER
                               125 HIGH STREET
                         BOSTON, MASSACHUSETTS 02110
                                (617) 248-7000

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

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


++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

              SUBJECT TO COMPLETION, DATED SEPTEMBER 5, 1996

                                1,514,309 SHARES

                                INDIVIDUAL, INC.

                                  COMMON STOCK
                           (PAR VALUE $.01 PER SHARE)

  This Prospectus relates to the resale of 1,514,309 shares of Common Stock, $.01 par value per share (the "Common Stock"), of Individual, Inc. ("Individual" or the "Company") which may be offered hereby from time to time by any or all of the Selling Stockholders named herein. See "Selling Stockholders and Plan of Distribution." The Company will not receive any of the proceeds from the resale of the shares being sold by the Selling Stockholders. The Common Stock is traded on the Nasdaq National Market under the symbol INDV. On August 30, 1996, the last reported sale price of the Common Stock as reported on the Nasdaq National Market was $6.00 per share. See "Price Range of Common Stock."

  On June 28, 1996, the Company acquired (the "FreeLoader Acquisition") FreeLoader, Inc. ("FreeLoader") pursuant to a subsidiary merger in which all of the outstanding shares of Common Stock of FreeLoader, $.001 par value per share (the "FreeLoader Common Stock") were exchanged for an aggregate of 1,514,309 shares of the Company's Common Stock. In addition, in connection with the FreeLoader Acquisition, the Company assumed all of the outstanding stock options under FreeLoader's 1996 Stock Plan, as amended.

   THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK
                         FACTORS" BEGINNING ON PAGE 6.

                                  -----------

THESE  SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES  AND
 EXCHANGE  COMMISSION   OR  ANY  STATE  SECURITIES  COMMISSION  NOR   HAS  THE
  COMMISSION OR ANY  STATE SECURITIES COMMISSION PASSED UPON  THE ACCURACY OR
   ADEQUACY OF  THIS PROSPECTUS.  ANY  REPRESENTATION TO  THE CONTRARY  IS A
    CRIMINAL OFFENSE.

                                  -----------

                  The date of this Prospectus is       , 1996

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING STOCKHOLDER OR ANY OTHER PERSON OR ENTITY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               ----------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
   Prospectus Summary.....................................................    4
   Risk Factors...........................................................    6
   Price Range of Common Stock............................................   17
   Dividend Policy........................................................   17
   Capitalization.........................................................   18
   Selected Consolidated Financial Data...................................   19
   Management's Discussion and Analysis of Financial Condition and Results
    of Operations.........................................................   21
   Business...............................................................   29
   Management.............................................................   50
   Certain Transactions...................................................   59
   Principal Stockholders.................................................   61
   Selling Stockholders and Plan of Distribution..........................   64
   Description of Capital Stock...........................................   66
   Legal Matters..........................................................   69
   Experts................................................................   69
   Additional Information.................................................   69
   Index to Financial Statements..........................................  F-1

                               ----------------

  The Company intends to furnish its stockholders with annual reports containing audited consolidated financial statements and an opinion thereon expressed by its independent auditors, and with quarterly reports for the first three quarters of each fiscal year containing unaudited summary financial information.

  The Company was incorporated in Delaware on January 24, 1989. Unless the context requires otherwise, as used in this Prospectus, "Company" and "Individual" refer to Individual, Inc. and its subsidiaries. The Company's principal executive offices are located at 8 New England Executive Park West, Burlington, Massachusetts 01803, and its telephone number is (617) 273-6000.

  The following are trademarks of the Company: Individual(TM), the Company's logo, First!(TM), HeadsUp(TM), Physician's NewScan(TM), Topic Selector(TM) and FreeLoader(TM). This Prospectus also includes trademarks and trade names of companies other than Individual. All other company or product names are trademarks or registered trademarks of their respective owners.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information, including "Risk Factors" and Financial Statements and Notes thereto, appearing elsewhere in this Prospectus.

                                  THE COMPANY

  Individual develops and markets a suite of customized information services that provide knowledge workers with daily personalized current awareness reports, while offering information providers and advertisers new ways to reach targeted audiences. Leveraging its knowledge processing systems, editorial knowledge bases, and an exclusive license to Cornell University's SMART technology, the Company's intelligent software agents search each day through approximately 10,000 to 20,000 stories drawn from more than 730 broad (e.g., Reuters) and specialized (e.g., PC Week) information sources. The Company's proprietary systems filter incoming information, prepare for each user a highly relevant daily news briefing, and deliver its services across a range of delivery platforms, including facsimile, electronic mail, groupware, intranets, and the Internet. The Company's services enable its more than 138,000 users to track industry developments in a cost-effective, timely and user-friendly manner. The Company believes that its customized information services address the current awareness needs of knowledge workers--individuals whose job productivity and effectiveness depend on the ability to access and analyze current information to make effective decisions.

  The Company's First! service is targeted to enterprises seeking to gain competitive advantage through current awareness and knowledge sharing. First! is typically delivered electronically to groupware (including Lotus Notes, Folio VIEWS, and Collabra Share) or intranet platforms, is made available for organization-wide redistribution, and enables end-user personalization. The Company's single-user service, HeadsUp, offers knowledge workers a concise abstract of customized daily news items, with full text available through the Company's interactive fulfillment capabilities. HeadsUp has served as a model for other single-user services that the Company now markets. These services are sold to customers on a subscription basis.

  In April, 1995, the Company launched its award-winning NewsPage site on the Internet's World Wide Web ("Web"). NewsPage users have access to brief abstracts of news items and can link to full-text versions of stories of interest. The Company sells advertising for NewsPage topic areas, enabling corporations to reach micro-targeted audiences. When users review a topic of interest, they are presented with an advertising banner from a related sponsoring company, and can immediately link to the advertiser's Web site to get detailed product information or potentially to conduct a business transaction online. The Company believes that the widespread deployment of the Internet creates opportunities for generating both subscription and advertising revenue from its Web-based information services.

  In June 1996 the Company acquired FreeLoader, the developer of an offline Web content delivery service. Working in conjunction with Web browsers such as Netscape Navigator, FreeLoader enables the user to specify multimedia Web content to be retrieved and downloaded to the user's hard drive at pre-determined intervals. Once downloaded, the information is accessible to the user at any time.

  The Company's services address the information needs of multiple market segments ranging from individual knowledge workers to enterprises. To reach these segments, the Company has developed sales expertise in multiple channels. The Company utilizes business relationships with leading corporations, to market its capabilities to a broader user base. Two such corporations, Microsoft and Knight-Ridder, have invested in the Company and also have joint product development and marketing activities with the Company. Existing customers include leading corporations in diverse industry sectors, such as Amoco, Andersen Consulting, AT&T, Chase Manhattan Bank, Cisco Systems, Hewlett-Packard, IBM, Intel, Johnson & Johnson, MCI, Mercedes-Benz, and Xerox.

  The Company's objective is to build the industry's leading "open information exchange" linking a growing base of knowledge workers to relevant information providers and advertisers. The Company believes that the value of this exchange will increase as the Company enhances its knowledge processing systems and expands its base of participants. An expanding set of information providers will make the services more compelling for knowledge workers. A larger user base will generate additional readership and revenue for information providers. Increased participation of advertisers, who benefit from a larger user base and a growing number of information topics, will help to reduce subscription costs, leading to further expansion of the Company's user base. The Company believes the mutually reinforcing dynamics of its business model are key to sustaining its growth and meeting its strategic objectives.

                              PLAN OF DISTRIBUTION

  This Prospectus relates to the resale of 1,514,309 shares of Common Stock of the Company received by the Selling Stockholders upon the closing of the FreeLoader Acquisition. Such shares may be offered hereby from time to time by any or all of the Selling Stockholders. The Company will not receive any of the proceeds from the resale of the shares of Common Stock by the Selling Stockholders. See "Selling Stockholders and Plan of Distribution."

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (In thousands, except per share data)

                                                                                          PRO FORMA
                                                                                         COMBINED(4)
                                                                                         (UNAUDITED)
                                                                                         -----------
                                                                         SIX MONTHS
                                                                           ENDED
                                                                          JUNE 30,       SIX MONTHS
                                 YEAR ENDED DECEMBER 31,                (UNAUDITED)         ENDED
                         -------------------------------------------  -----------------   JUNE 30,
                          1991     1992     1993     1994     1995     1995    1996(1)   1996(1)(3)
                         -------  -------  -------  -------  -------  -------  --------  -----------
CONSOLIDATED STATEMENT
 OF OPERATIONS DATA:
Revenue................. $   845  $ 1,901  $ 4,105  $ 9,127  $16,733  $ 7,601  $ 10,677   $ 10,677
Gross margin............     300      818    1,936    5,050    8,950    4,218     5,782      5,782
Loss from operations....  (1,683)  (1,729)  (3,184)  (4,162)  (6,232)  (3,036)  (40,546)   (44,210)
Net loss................  (1,610)  (1,740)  (3,020)  (4,256)  (6,443)  (3,040)  (40,848)   (44,485)
Supplemental net loss
 per common share(2)....                                     $ (0.67) $ (0.32) $  (3.67)  $  (3.52)
Supplemental weighted
 average common shares
 outstanding(2).........                                       9,619    9,639    11,134     12,632

                                                                   JUNE 30, 1996
                                                                    (UNAUDITED)
                                                                    -----------
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents.........................................    $34,118
Working capital...................................................     26,009
Total assets......................................................     49,103
Other long-term obligations.......................................      1,128
Stockholders' equity..............................................     29,398

- -------

(1) Excludes 2,735,424 shares of Common Stock issuable pursuant to stock options outstanding at June 30, 1996 (of which options to purchase 772,535 shares were exercisable) with a weighted average exercise price of $6.93 per share See "Management -- Stock Plans."

(2) See Notes to the Interim Condensed Consolidated Financial Statements.

(3) Gives effect to the acquisition of FreeLoader, using the purchase method of accounting, as if the acquisition had occurred as of the beginning of the six-month period ending on June 30, 1996 for consolidated statement of operations data, and the issuance by the Company of approximately 1,514,309 shares of Common Stock to the securityholders of FreeLoader (excluding approximately 360,180 shares of Common Stock reserved for issuance upon exercise of outstanding FreeLoader stock options assumed by the Company in the acquisition). The nonrecurring charge of approximately $35,564,000 at June 30, 1996 related to purchased technology determined to be in-process has been reflected in the pro forma combined consolidated statement of operations data. See the Unaudited Pro Forma Combined Condensed Consolidated Financial Statements, appearing elsewhere in this Prospectus.

(4) As discussed in the Unaudited Pro Forma Combined Condensed Consolidated Financial Statements, appearing elsewhere in this Prospectus, the operating results of FreeLoader for the year ended December 31, 1995 were not material to the results of operations of Individual and therefore, the pro forma combined consolidated statement of operations data for the year ended December 31, 1995 has not been presented. In addition, the acquisition of FreeLoader was completed on June 28, 1996, and accordingly has been reflected in the Company's June 30, 1996 balance sheet. Therefore, pro forma combined consolidated balance sheet data as of June 30, 1996 has not been presented.

  Except as otherwise noted, all information in this Prospectus (i) reflects the conversion of all outstanding shares of the Company's Preferred Stock into Common Stock which occurred in March 1996 in connection with the Company's initial public offering and (ii) reflects the 3-for-2 stock split of the Company's Common Stock in the form of a stock dividend effected in March 1996 in connection with the initial public offering. See "Capitalization" and "Description of Capital Stock."

  This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors."

                                 RISK FACTORS

  In addition to the other information in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing shares of the Common Stock offered hereby. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors."

HISTORY OF OPERATING LOSSES; ANTICIPATION OF CONTINUING LOSSES

  The Company was incorporated in January 1989 and introduced its initial service First! in March 1990. Accordingly, the Company has only a limited operating history upon which an evaluation of the Company and its prospects can be based. The Company's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in new, unproven and rapidly evolving markets. To address these risks, the Company must, among other factors, respond to competitive developments, continue to attract, retain and motivate qualified employees, continue to upgrade its technologies, and commercialize its products and services incorporating such technologies. There can be no assurance that the Company will be successful in addressing such risks. Since its inception, the Company has incurred substantial costs to develop and enhance its technology, to create, introduce, and enhance its service offerings, to establish marketing and distribution relationships, to recruit and train a sales and marketing group, and to build an administrative organization. The Company intends to continue these efforts and, in addition, to increase its spending for the marketing and sale of its products and services, in particular its NewsPage and FreeLoader Internet services. As a consequence, the Company has incurred operating losses in each of its fiscal quarters and years since inception and expects to continue to incur operating losses on both a quarterly and annual basis for the foreseeable future. From inception through June 30, 1996, the Company had accumulated a deficit of approximately $59 million. The limited operating history of the Company makes the prediction of future results of operations difficult or impossible, and therefore, there can be no assurance that the Company will sustain revenue growth or achieve profitability. See "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Industry Background."

FLUCTUATIONS IN QUARTERLY RESULTS OF OPERATIONS

  The Company's quarterly revenue and results of operations have fluctuated significantly in the past and will likely fluctuate in the future. Causes of such significant fluctuations have included and may include, among other factors, demand for the Company's services, the size and timing of both new and renewal subscriptions from corporate customers, the number, timing and significance of new service announcements by the Company and its competitors, the ability of the Company to develop, market and introduce new and enhanced versions of its services on a timely basis, the level of product and price competition, changes in operating expenses, changes in service mix, changes in the Company's sales incentive strategy, and general economic factors. In addition, revenue attributable to the Company's NewsPage and FreeLoader Internet services will depend upon the success of the Internet, and, to a significant extent upon the sale of advertising space on that service. There can be no assurance that the Company will be successful in attracting advertisers to this service or in selling advertising space at favorable rates. Any one or more of these factors could have a material adverse effect on the Company's business, results of operations and financial condition, and makes the prediction of results of operations on a quarterly basis unreliable. As a result, the Company believes that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as any indication of future performance.

  A substantial portion of the Company's cost of revenue, which consists principally of fees payable to information providers, telecommunications costs, personnel expenses attributable to the daily publication of its services, and related editorial and client services expenses, is relatively fixed in nature. In addition, a substantial portion of the Company's operating expenses is related to personnel and marketing programs, which cannot be adjusted quickly and are therefore fixed in the short term. The Company's operating expense levels are based, in significant part, on the Company's expectations of future revenue on a quarterly basis. If actual revenue levels on a quarterly basis are below management's expectations, both gross margins and results of operations are likely to be adversely affected because a relatively small amount of the Company's costs and expenses varies with its revenue in the short term.

  Due to all of the foregoing factors, it is possible that in some future quarter the Company's results of operations will be below the expectations of public market analysts and investors. In such event, the price of the Company's Common Stock would likely be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Selected Quarterly Results of Operations."

RECENT CHANGE IN MANAGEMENT; DEPENDENCE ON KEY PERSONNEL

  The Company hired Michael E. Kolowich as the Company's new President and Chief Executive Officer in September 1996. Mr. Kolowich replaced Joseph A. Amram, a founder and former President and Chief Executive Officer of the Company whose employment was terminated in August 1996. In addition, a number of other senior management personnel have joined the Company since January 1, 1996, including Janesse T. Bruce, the Company's Senior Vice President and General Manager, Internet and Single-User Services, Robert L. Lentz, the Company's Chief Financial Officer, Jeffrey Miller, the Company's Vice President, NewsPage Advertising Sales and Robin B. Streit, the Company's Vice President, Consumer Marketing. There can be no assurance that Mr. Kolowich and the other new management personnel will be able to effectively manage the Company, and that these management changes will not have a material adverse affect on the Company's business, results of operations and financial condition, as well as on perceptions of the Company by current and prospective investors.

  The Company's future success depends, in significant part, upon the continued service of its key technical, editorial, sales, product development and senior management personnel, most of whom are not bound by employment agreements, and only certain of whom are bound by noncompetition agreements. The loss of the services of one or more of these key employees could have a material adverse affect on the Company. There can be no assurance that the Company will be able to retain its key personnel. Departures and additions of key personnel, such as may occur in connection with the management changes described above, to the extent disruptive, could have a material adverse affect on the Company. See "Business -- Employees."

  The Board of Directors has been engaged in discussions with Mr. Amram concerning the terms of possible severance benefits relating to his termination of employment with the Company, although no agreement has been reached, and there can be no assurance that any agreement will be reached, with respect to such matters. In the event that no agreement is reached, there is a risk that Mr. Amram may commence litigation against the Company based upon claims arising out of his termination. Any such litigation, if commenced, could be costly to defend, would divert management's attention and might result in a significant monetary judgment against the Company, any of which could have a material adverse affect upon the Company's business, results of operations and financial condition.

MANAGEMENT OF CHANGE; NEED TO ENHANCE MANAGEMENT SYSTEMS; ADDITIONAL PERSONNEL

  The Company has recently experienced a period of rapid and significant growth, including a significant increase in the number of employees. Such growth has placed, and may continue to place, strain on the Company's management, operations, and systems. The Company's ability to compete effectively will depend, in part, upon its ability to revise, improve, and effectively utilize its operational, management, marketing, and financial systems necessitated by changes in the Company's business. Any failure of the Company's management to effectively manage expected changes would have a material adverse effect on the Company's business, results of operations, and financial condition. There can be no assurance that the Company will be able to effectively manage such change.

  The Company intends to hire a significant number of additional engineering and sales personnel in 1996 and later years. Competition for such personnel is intense, and there can be no assurance that the Company will be able to attract, assimilate or retain additional highly qualified employees in the future. If the Company is unable to hire and retain personnel in key positions, the Company's business, results of operations, and financial condition would be materially adversely affected. See "Business -- Employees."

EMERGING MARKET FOR CUSTOMIZED INFORMATION SERVICES

  The market for the Company's customized information services has only recently begun to develop, is rapidly evolving and is characterized by an increasing number of market entrants who have introduced or developed business information services for delivery by facsimile and over public and private networks, online services, the Internet and intranets. As is typical of a new and rapidly evolving industry, demand and market acceptance for recently introduced products and services are subject to a high level of uncertainty.

  The Company's future operating results will depend in substantial part on its ability to increase the subscriber base of its First! service, which is targeted to knowledge workers within large enterprises ($50 million or more in annual revenue) and its single-user services, as well as to attract and increase paid advertising sponsorship of its NewsPage and FreeLoader services. Growth in the subscriber base of First! will depend, among other factors, on the ability of the Company to expand its direct and indirect sales and marketing channels, to attract and retain information providers that publish news and information which is relevant to the needs of the Company's enterprise customers, and to deliver its services across the multiple delivery platforms that are relied upon by its enterprise customers to support their changing communications infrastructures. Increases in the paid advertising sponsorship of NewsPage and FreeLoader and the Company's other single-user services will depend, among other matters, on the acceptance of the Internet as a viable advertising medium, as well as on the Company's ability to build a direct sales force to sell advertising, to attract and retain information providers, and to develop and increase a base of users of a sufficient size and with appropriate demographics to attract advertisers. In addition, if customers of First! migrate in significant numbers to NewsPage, which is offered by the Company either without charge or for a low monthly per-user charge, before the Company is able to increase advertising sponsorship of NewsPage, the Company would suffer a significant shortfall in revenue. If the Company is unable to increase the subscriber base of First! or to attract and increase paid advertising sponsorship of NewsPage and FreeLoader, the Company's business, results of operations, and financial condition will be materially and adversely affected. See "Business -- Strategy" and "-- Products and Services."

  Because the market for the Company's products and services is new and evolving, it is difficult to predict with any assurance the growth rate, if any, and size of this market. There can be no assurance that the market for the Company's products and services will develop or that the Company's products and services will achieve market acceptance. If the market fails to develop, develops more slowly than expected, or becomes saturated with competitors; if the Company's products and services do not achieve market acceptance; or if pricing becomes subject to significant competitive pressures, the Company's business, results of operations, and financial condition will be materially adversely affected. See "Business -- Industry Background."

COMPETITION

  The market for information services is intensely competitive and rapidly changing. The Company competes, or may in the future compete, directly or indirectly for users, information providers and/or advertisers with the following categories of companies: (i) large, well-established news and information providers such as Dow Jones & Company, Inc., Knight-Ridder, Inc. ("Knight-Ridder"), Pearson PLC, Reed Elsevier PLC ("Lexis/Nexis"), Reuters America, Inc., and Thompson Financial Networks, Inc.; (ii) traditional print media companies that are increasingly searching for opportunities for online provision of news, including through the establishment of Web sites on the Internet; (iii) providers of network-based software systems such as Lotus Development Corporation and Microsoft Corporation, which could, in the future, ally with competing news and information providers; (iv) third party providers of software that allows customers to aggregate and filter a variety of news feeds, such as Desktop Data, Inc.; (v) consumer online services such as CompuServe, Incorporated, America Online, Inc., and Prodigy Services Company;
(vi) Internet-based news and information distributors such as ClariNet Communications Corp., and search engine providers such as Digital Equipment Corporation, Infoseek Corporation, Lycos, Inc., Verity, Inc., and Yahoo Corporation, and (vii) companies that offer space for advertising on the Web, including content sites such as c|net, ESPNet, GNN, HotWired, Pathfinder, and USA Today. FreeLoader competes with other Web offline delivery software vendors such as Pointcast, Web Whacker and OM Express. The Company presently has strategic relationships with certain of its competitors or potential competitors (including Knight-Ridder, Microsoft and Yahoo!) and licenses content from others.

  Some of the Company's current and potential competitors own all or a substantial part of the information in their databases. The Company pays fees to the information providers from whom it licenses content. Competitors who own their own information have no such fee obligation on their own information, or may limit or preclude access by the Company to their information which may give such competitors a pricing or competitive advantage over the Company.

  The Company believes that the overall cost to the user of retrieving useful information through an online service is an important competitive factor. This cost will include such elements as subscription fees, usage fees, online charges, and other items. The Company could be required to reduce its subscription fees or otherwise alter its pricing structure in response to competitive pressures. Any such action or increased competition, on the basis of price, depth and breadth of data sources or other factors could have a material adverse effect on the Company's business, results of operations and financial condition.

  Many of the Company's current and potential competitors have longer operating histories, significantly greater financial, technical and marketing resources, greater name recognition, and a larger installed customer base than the Company. In addition, any of these competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements, and to devote greater resources to the development, promotion, and sale of their services than the Company. There can be no assurance that the Company's current or potential competitors will not develop products and services comparable or superior to those developed by the Company or adapt more quickly than the Company to new technologies, evolving industry trends or changing customer requirements. Increased competition could result in price reductions, reduced margins, or loss of market share, any of which would materially and adversely affect the Company's business, results of operations, or financial condition. There can be no assurance that the Company will be able to compete successfully against current and future competitors, or that competitive pressures faced by the Company will not have a material adverse effect on its business, results of operations, and financial condition. If the Company is unable to compete successfully against current and future competitors, the Company's business, results of operations, and financial condition will be materially adversely affected. See "Business -- Competition."

DEPENDENCE ON THE INTERNET

  Although the Company distributes its products and services across multiple delivery platforms, including facsimile, electronic mail, and private networks based on Lotus Notes and other groupware products, sales of certain of the Company's products and services will depend upon the adoption of the Internet as a widely used medium for commerce and communication. The Internet may not prove to be a viable commercial marketplace because of inadequate development of the necessary infrastructure, such as reliable network backbones or timely development of complementary services, such as high-speed modems. The Internet has experienced, and is expected to continue to experience, significant growth in the number of users and amount of traffic. There can be no assurance that the Internet infrastructure will continue to be able to support the demands placed on it by this continued growth. In addition, the Internet could lose its viability due to delays in the development or adoption of new standards and protocols (for example, the next-generation Internet Protocol) to handle increased levels of Internet activity, or due to increased governmental regulation. Because global commerce and online exchange of information on the Internet and other similar open wide area networks are new and evolving, it is difficult to predict with any assurance whether the Internet will prove to be a viable commercial marketplace. There can be no assurance that the infrastructure or complementary services necessary to make the Internet a viable commercial marketplace will be developed, or, if developed, that the Internet will become a viable commercial marketplace for products and services such as those offered by the Company. In particular, the Internet is an unproven medium for paid advertising sponsorship of services such as the Company's NewsPage and FreeLoader services. If the necessary infrastructure or complementary services are not developed, or if the Internet does not become a viable commercial marketplace, the Company's business, results of operations, and financial condition will be materially adversely affected. See
"Business -- Industry Background."

DEPENDENCE ON LOTUS NOTES

  A significant portion of the Company's revenue to date has been derived from services delivered to enterprise customers who have established private communications networks based on Lotus Notes. Any factor adversely affecting the demand for, or use of, Lotus Notes could have an adverse impact on the demand for the Company's services and would cause a material adverse effect on the Company's business, results of operations and financial condition. Additionally, any changes to the underlying components of Lotus Notes that would require changes to the Company's products and services would materially adversely affect the Company if it were not able to successfully develop or implement such changes in a timely and cost-effective fashion. Lotus/IBM has recently introduced Notes 4.0. The Company is in the process of enhancing its First! service to run on Notes 4.0, but there can be no assurance that it will be successful in such efforts on a timely basis, if at all. There can be no assurance that the acquisition of Lotus by IBM will not result in changes to the technology, sales and marketing strategy, support, or competitive position of Lotus Notes. Although the Company also delivers its products and services to its enterprise customers on multiple platforms other than Lotus Notes, including facsimile, electronic mail, intranets, and the Internet, there can be no assurance that any such versions of its products and services will gain market acceptance. See "Business -- Industry Background," "-- The Individual Solution" and "-- Products and Services."

DEPENDENCE ON PRINCIPAL PRODUCTS AND SERVICES

  Since their respective introductions in March 1990 and June 1993, First! and HeadsUp have accounted for a substantial portion of the Company's revenue. For 1994 and 1995, subscriptions for these services accounted for 96.5% and 92.6% of revenue, respectively. These services are expected to continue to account for a substantial portion of the Company's total revenue for the foreseeable future. As a result, any factor, such as price reductions or declines in demand for First! or HeadsUp, or increases in customer acquisition costs which adversely affect sales of First! or HeadsUp, would have a material adverse effect on the Company's business, results of operations, or financial condition.

In April 1995, the Company introduced a service for the Internet called NewsPage. Because NewsPage is sponsored by paid advertising and is offered to users either without cost or for a low monthly per-user charge, customers of First! and HeadsUp may migrate to NewsPage, with a resulting loss of subscription revenue, before the Company is able to generate significant advertising revenue from NewsPage. There can be no assurance that the Company will continue to be successful in marketing these services or any new or enhanced services which supplement or replace these services. In addition, competitive pressures or other factors may result in significant price erosion that would have a material adverse effect on the Company's business, results of operations, and financial condition. See "Business -- Products and Services" and "-- Competition."

DEPENDENCE ON INFORMATION PROVIDERS

  The Company currently offers its users access to more than 730 news and information sources through its services, pursuant to agreements between the Company and more than 60 information providers. The Company's agreements with information providers are generally for a term of two or three years, with automatic renewal unless notice of termination is provided before the end of the term by either party. These agreements may also be terminated by the information provider if the Company fails to fulfill its obligations under the applicable agreement. Many of these information providers compete with one another and, to some extent, with the Company for subscribers and paid advertising. Termination of one or more significant information provider agreements would decrease the news and information which the Company can offer its customers and could have a material adverse effect on the Company's business, results of operations, and financial condition. The Company may in the future be subject to certain third party claims, such as defamation, as a result of the content supplied by its information providers, and any such claim may have a material adverse effect on the Company. In addition, fees payable to the Company's information providers constitute a significant portion of the Company's cost of revenue. If the Company is required to increase the fees payable to its information providers, or to pay arrearages attributable to prior periods, such increased fee payments would have an adverse effect on the Company's gross margins and results of operations. See "Business -- Information Sources."

RISKS ASSOCIATED WITH ACQUISITIONS

  Acquisitions, including Individual's acquisition of FreeLoader in June 1996, involve a number of potential risks, including difficulties in the assimilation of the acquired company's operations, technology, products and personnel, completion and integration of acquired in-process technology, diversion of management's resources, uncertainties associated with operating in new markets and working with new employees and customers, and the potential loss of the acquired company's key employees. In order for Individual to achieve anticipated benefits from its acquisition of FreeLoader, Individual will need to integrate FreeLoader's business and key employees with Individual's existing operations and employees and to make significant expenditures for sales and marketing and product development to further develop FreeLoader's business. No assurance can be given that Individual will be successful in this regard. Moreover, even if successfully integrated, the acquired Freeloader operations may not achieve levels of revenues or productivity comparable to those achieved by Individual's existing operations, or otherwise perform as expected. The combination of the two companies will also require substantial attention from management. In addition, the process of combining the two organizations could cause the interruption of, or a loss of momentum in, the activities of either or both of the companies' businesses. The diversion of the attention of management and the interruption or loss of momentum with respect to either or both companies' business activities could have an adverse effect on the business, results of operations and financial condition of the combined company.

  Management may from time to time consider other acquisitions of assets or businesses that it believes may enable Individual to acquire complementary skills and capabilities, offer new products, expand its customer base or obtain other competitive advantages. There can be no assurance that Individual will be able to successfully identify suitable acquisition candidates or complete future acquisitions. In order to finance such acquisitions or fund the operations of any acquired businesses, it may be necessary for Individual to raise additional funds either through public or private financings, including bank borrowings. Any financing, if available at all, may be on terms which are not favorable to Individual. In addition, issuances of Individual's equity securities for future acquisitions could result in dilution to Individual's existing stockholders.

  There can also be no assurance that the FreeLoader acquisition and any future acquisitions will not have a material adverse effect upon Individual's business and results of operations. See "Business."

RAPID TECHNOLOGICAL CHANGE; NEW PRODUCT DELAYS; RISK OF SERVICE FAILURES

  The information services, software and communications industries are characterized by rapid technological change, changes in customer requirements, frequent new product and service introductions and enhancements and emerging industry standards. The introduction of products and services embodying new technologies and the emergence of new industry standards and practices can render existing products and services obsolete and unmarketable. The Company's future success will depend on its ability to enhance its existing services, to develop new products and services that address the increasingly sophisticated and varied needs of its customers, and to respond to technological advances and emerging industry standards and practices. In April 1995, the Company introduced a new service for the Internet, NewsPage. In addition, in the future the Company expects to introduce enhanced versions of NewsPage and of its other products and services. The development of new products and services or enhanced versions of existing products and services, including new versions of existing services that are delivered via the Web, entail significant technical risks. There can be no assurance that the Company will be successful in developing, introducing and marketing service enhancements, new services, or versions of existing services, or will not experience difficulties that could delay or prevent the successful development, introduction or marketing of these services, or that its new services and product enhancements will adequately meet the requirements of the marketplace and achieve market acceptance. If the Company is unable, for technical or other reasons, to develop and introduce new products and services or enhancements of existing products and services in a timely manner in response to changing market conditions or customer requirements, or if NewsPage or new versions of existing services do not achieve market acceptance, the Company's business, results of operations, and financial condition will be materially adversely affected. Services as complex as those offered by the Company often encounter development delays and may result in service failures when first introduced or as new versions are released. Although the Company has not experienced material adverse effects resulting from any such delays or failures in the last three years, there can be no assurance that the Company will not experience delays in development, or that failures will not occur, in new services after commercial introduction, resulting in loss of or delay in market acceptance, which could have a material adverse effect upon the Company's business, results of operations, or financial condition. See "Business -- Editorial Operations and Product Development."

RISK OF SYSTEM FAILURE OR INADEQUACY

  The Company's operations are dependent on its ability to maintain its computer and telecommunications equipment in effective working order and to protect its systems against damage from fire, natural disaster, power loss, telecommunications failure or similar events. All of the Company's computer and telecommunications equipment, including its processing operations, is located at its headquarters facility in Burlington, Massachusetts. Although the Company is considering establishing a limited back-up capability for its systems at another site, this measure, if implemented, will not eliminate the significant risk to the Company's operations from a natural disaster or system failure at its principal site. From time to time the Company has suffered failure of its system which has resulted in delays in the delivery of its services to some customers or, on two occasions (most recently in October 1994), in a one-day interruption in production of its services. In addition, the Company's operations are dependent upon receipt of timely feeds and computer downloads from its information providers, and any failure or delay in the transmission or receipt of such feeds and downloads, whether on account of system failure of the information providers, the public network or otherwise, could disrupt the Company's operations. In addition, growth of the Company's customer base may strain the capacity of its computer and telecommunications systems and lead to degradations in performance or system failure. Any damage, failure or delay that causes interruptions in the Company's operations could have a material adverse effect on the Company's business, results of operations, and financial condition. The Company's property and business interruption insurance may not be adequate to compensate the Company for all losses that may occur. See "Business -- Editorial, Operations, and Product Development."

DEPENDENCE ON PROPRIETARY TECHNOLOGY; RISK OF THIRD PARTY CLAIMS FOR INFRINGEMENT; POSSIBLE TRADEMARK INFRINGEMENT CLAIMS

  The Company's success is dependent to a significant degree on its proprietary technology. The Company relies on a combination of trade secret, copyright and trademark laws, non-disclosure agreements with its employees and with third parties, and contractual provisions to establish and protect its proprietary rights. The Company has filed two patent applications, and has not to date registered any of its copyrights or trademarks. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's services or to obtain and use information that the Company regards as proprietary. There can be no assurance that the steps taken by the Company to protect its proprietary rights will be adequate or that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's technologies or services.

  The Company has licensed the proprietary SMART filtering software, which is used as the filtering engine for all of its products and services, from Cornell Research Foundation, Inc. ("Cornell University"). Under the terms of the license agreement with Cornell University, the Company has exclusive worldwide rights until February 1999 to design, develop, market, and sell systems and services based on the SMART software for the retrieval and dissemination of data from recent and continually changing data sources. Provided that the Company is not then in default of the license agreement, at the end of the initial term of the agreement the Company will retain a continuing worldwide, non-exclusive, perpetual royalty-free right to use the SMART software; and in addition, the Company owns, and will continue to own, all enhancements to the SMART software that it has developed. There can be no assurance, however, that Cornell University will not license the SMART software to a third party, including a competitor of the Company, once the Company's exclusive rights have lapsed. In addition, Cornell University may terminate the license agreement if the Company has materially breached the agreement and such breach remains uncured 60 days after written notice of such breach has been given. If the license agreement were to terminate, the Company would be required to develop or acquire a replacement filtering technology, and there can be no assurance that such technology could be developed or acquired, on a timely basis or at all, and on favorable terms to the Company. Consequently, any termination of the Company's license agreement with Cornell University would have a material adverse effect on the Company's business, results of operations, and financial condition.

  The Company has received correspondence from legal counsel for the owner of a registered trademark, "Newspager," alleging that the Company's use of the name "NewsPage" infringes on its mark. The other owner advised the Company that the Company may continue to use the name "NewsPage" through the first quarter of 1996 in order to afford it time to re-brand its Internet service with a new mark. Although the Company is presently considering alternative trademarks for NewsPage, the Company has not re-branded NewsPage. As a result, there can be no assurance that the other owner will not commence legal action against the Company for infringement of its registered trademark. Although the Company believes that "NewsPage" does not infringe upon the rights of the other party, an infringement action, if commenced, could result in an injunction against the Company's further use of the "NewsPage" name, as well as monetary damages, which could have a material adverse effect upon the Company. The Company has also received correspondence from legal counsel for the owner of a registered trademark entitled "Enhancing the Power of Knowledge" alleging that the Company's use of the phrase "Spreading the Power of Knowledge" in connection with advertising or marketing of healthcare or medical-related information services was likely to confuse the public and result in irreparable damage to the other owner's mark. The other owner insists that the Company refrain from such use of "Spreading the Power of Knowledge." There can be no assurance that the other owner will not commence legal action against the Company for infringement of its registered trademark. Although the Company has been using the mark since 1989 and believes that "Spreading the Power of Knowledge" does not infringe upon the rights of the other party, an infringement action, if commenced, could result in an injunction against the Company's further use of "Spreading the Power of Knowledge," as well as monetary damages, which could have a material adverse effect upon the Company.

  There has been substantial litigation in the information services industry involving intellectual property rights. Although the Company does not believe that it is infringing the intellectual property rights of others, there can be no assurance that such claims, if asserted, would not have a material adverse effect on the Company's business, results of operations, and financial condition. In addition, inasmuch as the Company licenses the informational content that is included in its services from third parties, its exposure to copyright infringement actions may increase because the Company must rely upon such third parties for information as to the origin and ownership of such licensed content. Although the Company generally obtains representations as to the origins and ownership of such licensed informational content and generally obtains indemnification to cover any breach of any such representations, there can be no assurance that such representations will be accurate or that such indemnification will provide adequate compensation for any breach of such representations. In the future, litigation may be necessary to enforce and protect trade secrets, copyrights and other intellectual property rights of the Company. The Company may also be subject to litigation to defend against claimed infringement of the rights of others or to determine the scope and validity of the intellectual property rights of others. Any such litigation would be costly and divert management's attention, either of which would have a material adverse effect on the Company's business, results of operations, and financial condition. Adverse determinations in such litigation could result in the loss of the Company's proprietary rights, subject the Company to significant liabilities, require the Company to seek licenses from third parties, and prevent the Company from selling its services, any one of which could have a material adverse effect on the Company's business, results of operations, and financial condition. See "Business -- Licenses and Intellectual Property."

DEPENDENCE ON STRATEGIC RELATIONSHIPS

  The Company has entered into certain agreements and informal relationships with software vendors and operators of online networks, such as Microsoft, Lotus, and Prodigy. The business relationships with these companies consist of cooperative marketing programs and sponsorships on online networks and Web pages. At the present time, the companies with which the Company jointly markets products and services do not market services that compete with those of the Company. If the Company's marketing arrangements and activities with such companies were lessened, curtailed, or otherwise modified, the Company may not be able to replace or supplement such marketing efforts alone or with other companies. If these companies were to reduce their joint marketing activities with the Company, develop and market their own business information services, market business information services developed by competitors of the Company, or cease to jointly market the Company's services, the Company's business, results of operations, and financial condition would be materially and adversely affected. See "Business -- Sales and Marketing," "--
 Microsoft Relationship," and "-- Knight-Ridder and Other Strategic Relationships."

RISKS ASSOCIATED WITH INTERNATIONAL EXPANSION

  A key component of the Company's strategy is its planned expansion into international markets. To date, the Company has only limited experience in marketing, selling, and delivering its products and services internationally. There can be no assurance that the Company will be able to successfully market, sell, and deliver its products and services in international markets. In addition to the uncertainty as to the Company's ability to expand its international presence, there are certain risks inherent in doing business on an international level, such as unexpected changes in regulatory requirements, export restrictions, tariffs and other trade barriers, difficulties in staffing and managing foreign operations, difficulties in protecting intellectual property rights, longer payment cycles, problems in collecting accounts receivable, political instability, fluctuations in currency exchange rates, and potentially adverse tax consequences, which could adversely impact the success of the Company's international operations. There can be no assurance that one or more of such factors will not have a material adverse effect on the Company's future international operations and, consequently, on the Company's business, results of operation, and financial condition. See "Business -- Sales and Marketing."

GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES

  The Company is not currently subject to direct regulation by any government agency, other than regulations applicable to businesses generally, and there are currently few laws or regulations directly applicable to access to or commerce on the Internet. However, due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted with respect to the Internet, covering issues such as user privacy, pricing, and characteristics and quality of products and services. Recent legislative proposals aimed at limiting the use of the Internet to transmit certain content and materials could, if enacted, result in significant potential liability to providers of Internet information services including the Company. The adoption of any such laws or regulations may decrease the growth of the Internet, which could in turn decrease the demand for the Company's services and increase the Company's cost of doing business or otherwise have an adverse effect on the Company's business, results of operations, and financial condition. Moreover, the applicability to the Internet of existing laws governing issues such as property ownership, libel, and personal privacy is uncertain.

POSSIBLE VOLATILITY OF STOCK PRICE

  The trading price of the Company's Common Stock could be subject to fluctuations in response to quarterly variations in results of operations, announcements of technological innovations or new products and services by the Company or its competitors, changes in financial estimates by securities analysts, changes in management, and other events or factors. In addition, the stock market has experienced volatility that has particularly affected the market prices of equity securities of many high technology companies and often that has been unrelated to the operating performance of such companies. These broad market fluctuations may adversely affect the market price of the Company's Common Stock. Evidencing the potential volatility of the trading price of the Company's Common Stock, between March 15, 1996, when the Company's Common Stock began trading on the Nasdaq National Market, and August 30, 1996, the closing sale price for the Company's Common Stock has ranged from a high of $24.50 to a low of $5.75. See "Price Range of Common Stock."

CONTROL BY EXISTING STOCKHOLDERS

  As of June 30, 1996, directors and officers and their affiliated entities together beneficially owned approximately 45% of the outstanding shares of Common Stock. As a result, such stockholders may be able to control or otherwise significantly influence all matters requiring stockholder approval, including the election of directors and approval of significant transactions. Such control or influence may have the effect of delaying or preventing a change in control of the Company. In addition, pursuant to agreements with the Company, each of Knight-Ridder (until August 31, 1996), and Microsoft (from September 1, 1996 until September 1, 1999) has a right of first negotiation with respect to any proposed sale of control of the Company, which gives them the right to negotiate for the purchase of the Company for 60 days before a letter of intent or binding agreement for such sale is entered into with any other party. This right of first negotiation may have the effect of delaying or preventing a change in control of the Company. See "Description of Capital Stock -- Delaware Law and Certain Charter and By-Law Provisions," "Certain Transactions" and "Principal Stockholders."

EFFECT OF CERTAIN CHARTER PROVISIONS; ANTI-TAKEOVER EFFECTS OF CERTIFICATE OF INCORPORATION,BY-LAWS AND DELAWARE LAW

  The Board of Directors has the authority to issue up to 1,000,000 shares of Preferred Stock and to determine the price, rights, preferences, privileges, and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. The Company has no present plans to issue shares of Preferred Stock. Further, certain provisions of the Company's Certificate of Incorporation and By-laws and of Delaware law could delay or make more difficult a merger, tender offer or proxy contest involving the Company. In addition, the right of first negotiation held by Knight-Ridder until August 31, 1996 and by Microsoft from September 1, 1996 until September 1, 1999, may have the effect of delaying or preventing a change in control of the Company. See "Certain Transactions," "Description of Capital Stock --
 Preferred Stock" and "-- Delaware Law and Certain Charter and By-Law
Provisions."

SHARES ELIGIBLE FOR FUTURE SALE

  The Company issued approximately 1,514,309 shares of Common Stock in the FreeLoader Acquisition. In addition, approximately 360,180 shares of Common Stock are reserved for issuance pursuant to exercise of outstanding FreeLoader stock options assumed by Individual in the FreeLoader Acquisition. Sales of a substantial number of shares of Common Stock in the public market or the perception that such sales could occur, could adversely affect the market price for the Common Stock.

                                USE OF PROCEEDS

  The Company will not receive any proceeds from the resale of shares of Common Stock by the Selling Stockholders hereunder. See "Selling Stockholders and Plan of Distributions."

                          PRICE RANGE OF COMMON STOCK

  The Company's Common Stock is traded on the Nasdaq National Market under the symbol "INDV." Public trading of the Common Stock commenced on March 15, 1996. Prior to that time, there was no public market for the Company's Common Stock. The following table sets forth the high and low sale prices for the Common Stock as reported by the Nasdaq National Market for the periods indicted:

                                                                  HIGH    LOW
                                                                 ------- ------
   1996:
   First quarter (from March 15, 1996).......................... $16.625 $14.00
   Second quarter............................................... $24.50  $14.00
   Third quarter (through August 30, 1996)...................... $17.75  $ 5.75

  On August 30, 1996, the last reported sale price of the Common Stock on the Nasdaq National Market was $6.00 per share. As of June 30, 1996, there were approximately 120 holders of record of the Common Stock.

                                DIVIDEND POLICY

  The Company has never paid any cash dividends on its Common Stock and does not anticipate paying any cash dividends in the foreseeable future. The Company currently intends to retain future earnings to fund the development and growth of its business. In addition, the Company's bank line of credit contains covenants that prohibit the Company from paying dividends without prior bank consent.

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company at June 30, 1996 on an actual basis. This table should be read in conjunction with the Consolidated Financial Statements and Notes and the Interim Condensed Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus.

                                                               JUNE 30, 1996
                                                                (UNAUDITED)
                                                             ------------------
                                                                   ACTUAL
                                                             ------------------
                                                               (IN THOUSANDS,
                                                             EXCEPT SHARE DATA)
Long-term capital lease obligations.........................      $     37
Long-term bank loans........................................           924
Long-term deferred compensation.............................           167
Stockholders' equity(1):
  Common Stock, $0.01 par value; 25,000,000 shares
   authorized; 14,106,476 shares issued.....................           141
  Additional paid-in capital................................        88,681
  Accumulated deficit.......................................       (59,393)
                                                                  --------
                                                                    29,429
  Less 80,405 shares of Common Stock in treasury (at cost)..           (31)
                                                                  --------
    Total stockholders' equity..............................        29,398
                                                                  --------
      Total capitalization..................................      $ 30,526
                                                                  ========

- --------

(1) Excludes 2,735,424 shares of Common Stock issuable pursuant to stock options outstanding at June 30, 1996 (of which options to purchase 772,535 shares were exercisable) with a weighted average exercise price of $6.93 per share. See "Management -- Stock Plans."

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The selected consolidated financial data presented below at December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995 have been derived from, and are qualified by reference to, the Company's Consolidated Financial Statements that have been audited by Coopers & Lybrand L.L.P., independent accountants whose report thereon is included elsewhere in this Prospectus. The selected consolidated financial data presented below at December 31, 1991, 1992, and 1993 and for each of the two years ended in the period December 31, 1992 have been derived from, and are qualified by reference to, the Company's financial statements that have been audited by Coopers & Lybrand L.L.P., independent accountants, which are not included in this Prospectus. The interim consolidated financial data set forth below at June 30, 1996 and for the six-month periods ended June 30, 1995 and 1996 have been derived from unaudited condensed interim consolidated financial statements included elsewhere in this Prospectus. The unaudited condensed interim consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, that the Company considers necessary for a fair presentation of the financial position and results of operations for those periods. Operating results for the six-month period ended June 30, 1996 are not necessarily indicative of the results that may be expected for the entire fiscal year ending December 31, 1996. The unaudited pro forma combined consolidated financial data set forth below for the six-month period ended June 30, 1996 have been presented as if the acquisition of FreeLoader had occurred at the beginning of the six-month period ended June 30, 1996 for the consolidated statement of operations data. The pro forma results of operations are not necessarily indicative of future operations or the actual results that would have occurred had the acquisition of FreeLoader been consummated at the beginning of the six-month period ended June 30, 1996. The operating results of FreeLoader for the year ended December 31, 1995 were not material to the results of operations of Individual and therefore, the pro forma combined consolidated statement of operations data for the year ended December 31, 1995 has not been presented. In addition, the acquisition of FreeLoader was completed on June 28, 1996, and accordingly has been reflected in the Company's June 30, 1996 balance sheet. Therefore, pro forma combined consolidated balance sheet data as of June 30, 1996 has not been presented. Selected Consolidated Financial Data presented below should be read in conjunction with, and are qualified by reference to, "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Consolidated Financial Statements and Notes thereto and other financial information appearing elsewhere in this Prospectus.

                                                                                           PRO FORMA
                                                                                           COMBINED
                                                                                          (UNAUDITED)
                                                                                          -----------
                                                                          SIX MONTHS
                                                                            ENDED
                                                                           JUNE 30,       SIX MONTHS
                                  YEAR ENDED DECEMBER 31,                (UNAUDITED)         ENDED
                          -------------------------------------------  -----------------   JUNE 30,
                           1991     1992     1993     1994     1995     1995      1996       1996
                          -------  -------  -------  -------  -------  -------  --------  -----------
                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENTS
 OF OPERATIONS DATA:
Revenue.................  $   845  $ 1,901  $ 4,105  $ 9,127  $16,733  $ 7,601  $ 10,677   $ 10,677
Cost of revenue.........      545    1,083    2,169    4,077    7,783    3,383     4,895      4,895
                          -------  -------  -------  -------  -------  -------  --------   --------
 Gross margin...........      300      818    1,936    5,050    8,950    4,218     5,782      5,782
Operating expenses:
 Sales and marketing....      266      367      867    1,183    2,785      986     2,407      2,725
 New subscriber
  acquisition...........      787    1,063    2,666    5,953    7,387    4,004     4,179      4,179
 Product development....      347      359      772    1,153    2,587    1,049     1,892      2,806
 General and
  administrative........      583      758      815      923    2,423    1,214     2,286      4,718
 Purchased incomplete
  technology............      --       --       --       --       --       --     35,564     35,564
                          -------  -------  -------  -------  -------  -------  --------   --------
   Total operating
    expenses............    1,983    2,547    5,120    9,212   15,182    7,253    46,328     49,992
                          -------  -------  -------  -------  -------  -------  --------   --------
Loss from operations....   (1,683)  (1,729)  (3,184)  (4,162)  (6,232)  (3,035)  (40,546)   (44,210)
Interest and other
 income (expense), net..       73      (11)     164      (94)    (211)      (5)     (302)      (275)
                          -------  -------  -------  -------  -------  -------  --------   --------
Net loss................  $(1,610) $(1,740) $(3,020) $(4,256) $(6,443) $(3,040) $(40,848)  $(44,485)
                          =======  =======  =======  =======  =======  =======  ========   ========
Unaudited supplemental
 net loss per common
 share..................                                      $ (0.67)          $  (3.67)  $  (3.52)
                                                              =======           ========   ========
Unaudited supplemental
 weighted average common
 shares outstanding.....                                        9,619             11,134     12,632
                                                              =======           ========   ========

                                       DECEMBER 31,
                                                                         JUNE 30,
                                                                           1996
                          1991     1992     1993      1994      1995    (UNAUDITED)
                         -------  -------  -------  --------  --------  -----------
                                              (IN THOUSANDS)
CONSOLIDATED BALANCE
 SHEET DATA:
Cash and cash
 equivalents............ $ 1,090  $ 3,695  $ 4,461  $  1,640  $ 17,518    $34,118
Working capital
 (deficit)..............     539    2,733    2,347    (2,751)    9,869     26,009
Total assets............   1,670    4,813    7,115     7,289    26,803     49,103
Other long-term
 obligations............     137      176      377       565       986      1,128
Senior subordinated
 notes..................     --       --       --        --     10,000        --
Redeemable preferred
 stock..................   4,408    9,272   10,759    12,246    23,999        --
Stockholders' equity
 (deficit)..............  (3,726)  (6,369)  (7,876)  (13,618)  (21,688)    29,398

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors."

OVERVIEW

  Individual offers a suite of customized information services that provide knowledge workers with relevant current awareness reports each day while offering information providers and advertisers new ways to reach targeted audiences. The Company commenced delivery of its initial service in the quarter ended March 31, 1990, and has subsequently introduced additional services targeted at multiple market segments.

  The Company's revenue is derived from two classes of services: enterprise services and single-user services. Revenue for the Company's enterprise service, First! (introduced in the first quarter of 1990), consists of subscription fees from organizations. Single-user services include HeadsUp (introduced in the second quarter of 1993), Physician's NewScan (introduced in the fourth quarter of 1994), NewsPage (introduced in the second quarter of
1995), and BookWire (acquired by the Company in the third quarter of 1995). Revenue for single-user services consists of both subscription fees and fees for the fulfillment of certain user requests for additional information, as well as advertising fees from companies placing advertisements through these services.

  On June 28, 1996, the Company acquired FreeLoader, a developer of agent-based software for the offline delivery of World Wide Web multi-media content. The FreeLoader Acquisition was effected through the merger of FL Merger Corp., a wholly-owned subsidiary of the Company, with and into FreeLoader, with FreeLoader continuing as the surviving corporation and a wholly-owned subsidiary of the Company. The Company issued approximately 1,874,489 shares of its Common Stock in the FreeLoader Acquisition in exchange for the outstanding securities of FreeLoader, which includes approximately 360,180 shares of Individual Common Stock which are reserved for issuance upon exercise of outstanding FreeLoader stock options assumed by Individual in the FreeLoader Acquisition. The aggregate estimated purchase price of approximately $34,931,000 is based on the fair market value of Individual, Inc. Common Stock and options as of May 30, 1996 and includes estimated accrued transaction costs of approximately $950,000. The FreeLoader Acquisition was accounted for as a purchase. Approximately $633,000 of the purchase price has been allocated to the fair value of the net identifiable liabilities assumed and approximately $35,564,000 has been allocated to the fair value of purchased technology determined to be in-process and accordingly, expensed at consummation.

  The Company recognizes subscription revenue ratably over the subscription period. The Company's subscription contracts are typically billed in advance, and amounts attributable to services not yet delivered are recorded in deferred revenue. Customers of the Company's services may terminate their subscriptions at any time and receive a credit in the form of a cash refund for the unused portion. Historically, the level of subscription cancellations prior to the termination of the subscription period has not been material and has had no impact on revenue previously recognized. Fulfillment fees are recognized as revenue at the time stories are provided. Advertising revenue is recognized ratably over the advertisement period.

  Since the Company introduced its initial service, revenue has increased each quarter. These increases resulted from the introduction of new services by the Company, increased market acceptance of the Company's services, and growth in the overall market for customized news and information. The Company's enterprise services have generated increases in revenue primarily due to the addition of new accounts and broader deployment by existing customers. Factors contributing to the increases include expansion of sales efforts, expansion of information sources and topics offered, and an expansion in the number of delivery platforms that are supported. In the quarter ended June 30, 1993, the Company released HeadsUp, its first service targeted at individual subscribers. Revenue from HeadsUp and other single-user services has grown significantly since that time due to increases in the number of subscribers obtained primarily through direct mail and telesales campaigns. The Company has recently introduced services directed towards generating revenue from advertising sponsors in addition to subscription and fulfillment fees. In view of the Company's significant revenue growth in recent years, management believes that period-to-period comparisons of its financial results should not be relied upon as an indication of future performance. The limited operating history of the Company makes the prediction of future operating results difficult or impossible and therefore there can be no assurance that the Company will sustain revenue growth or achieve profitability.

  The Company employed 204 full-time employees at June 30, 1996, up from 157 at December 31, 1995, and up from 96 and 66 at December 31, 1994 and 1993, respectively. The largest portion of the Company's expenses consists of salaries and related costs. The Company incurs significant expenses to acquire new customers, reported as new subscriber acquisition expenses. The Company may also incur expenses in the process of soliciting a subscription renewal, which are included in sales and marketing expenses. The cost of soliciting subscription renewals is substantially less than the cost of acquiring new subscriptions.

RESULTS OF OPERATIONS

  The following table sets forth, for the periods indicated, certain financial data as a percentage of total revenue:

                                                              SIX MONTHS
                                                                ENDED
                                                               JUNE 30,
                             YEAR ENDED DECEMBER 31,         (UNAUDITED)
                             ---------------------------   --------------
                              1993      1994      1995     1995     1996
                             -------   -------   -------   -----   ------
Revenue.....................   100.0%    100.0%    100.0%  100.0%   100.0%
Cost of revenue.............    52.8      44.7      46.5    44.5     45.9
                             -------   -------   -------   -----   ------
Gross margin................    47.2      55.3      53.5    55.5     54.1
Operating expenses:
  Sales and marketing.......    21.1      13.0      16.6    12.9     22.5
  New subscriber
   acquisition..............    64.9      65.2      44.1    52.7     39.2
  Product development.......    18.8      12.6      15.5    13.8     17.7
  General and
   administrative...........    19.9      10.1      14.5    16.0     21.4
  Purchased incomplete
   technology...............     --        --        --      --     333.1
                             -------   -------   -------   -----   ------
    Total operating
     expenses...............   124.7     100.9      90.7    95.4    433.9
                             -------   -------   -------   -----   ------
Loss from operations........   (77.5)    (45.6)    (37.2)  (39.9)  (379.8)
Interest and other income
 (expense), net.............     4.0      (1.0)     (1.3)   (0.1)    (2.8)
                             -------   -------   -------   -----   ------
Net loss....................   (73.5)%   (46.6)%   (38.5)% (40.0)% (382.6)%
                             =======   =======   =======   =====   ======

Three months and six months ended June 30, 1996 and 1995.

  Revenue. Revenue increased 36%, from $4,145,000 for the three months ended June 30, 1995 to $5,648,000 for the three months ended June 30, 1996. Revenues increased 40%, from $7,601,000 to $10,677,000 in the six months ended June 30, 1995 and 1996 respectively. The number of registered users increased to more than 280,000 at June 30, 1996 (including 32,000 users of the FreeLoader service), over five times the number of users at June 30, 1995. In the second quarter of fiscal 1996, revenue from enterprise services was $3,712,000, up from $2,649,000 for the same period in 1995. This increase of 40% resulted primarily from new and upgrade sales of First! for intranet and groupware platforms. The percentage increase for the six months ended June 30, 1996 was approximately 41% as revenue from enterprise services grew to $7,177,000, up from $5,101,000 for the same period in 1995.

  In the second quarter of fiscal 1996, revenue from single user services grew by 29% to $1,935,000, up from $1,496,000 for the same period in 1995. For the six months ended June 30,1996, single user services revenue grew by 40% to $3,500,000, up from $2,500,000 for the same period in 1995. The growth was attributable to the Company's NewsPage service on the World Wide Web, which was introduced in the second quarter of 1995. The increase in revenue from Web single-user services was partially offset by the declining revenues from Physician's NewScan, a sponsored news service, which has not been heavily promoted in 1996. The acquisition of FreeLoader did not contribute any revenue in the second quarter, nor is it expected to have a material impact on revenues in the second half of 1996.

  Cost of revenue. Cost of revenue was $2,637,000 for the three months ended June 30, 1996 as compared to $1,791,000 for the same period in 1995, or an increase of 47%. Cost of revenue was $4,895,000 for the six months ended June 30, 1996, as compared to $3,383,000 for the same period in 1995, or an increase of 45%. The slight decrease in gross margin as a percentage of revenue from 55% to 54% for the six months ended June 30, 1996 and 1995 respectively was mainly the result of higher information provider costs. The number of information providers increased to over 700 at June 30, 1996, up from 500 at June 30, 1995. In addition, the royalties paid to information providers on NewsPage revenue as a percentage of sales is higher than the enterprise percentage, as this is a new service and revenue is still ramping up.

  FreeLoader expenses. The acquisition of FreeLoader was completed on June 28, 1996 and as a result, no material expenses of FreeLoader were reflected in the operating expenses of the quarter ended June 30, 1996. In future periods however, FreeLoader's sales and marketing, new subscriber acquisition expenses, product development, and general and administrative expenses are expected to have a material impact on the Company's results. The one-time non-cash charge of $35,564,000 incurred in June 1996 was based on the fair value assessment of purchased FreeLoader incomplete technology.

  Sales and Marketing. Sales and marketing expenses increased 163% to $1,346,000 for the three months ended June 30, 1996, up from $512,000 for the same period of 1995. Sales and marketing expenses increased by 144% to $2,407,000 for the six months ended June 30, 1996, up from $986,000 for the same period of 1995. These increases were primarily due to hiring additional personnel in marketing and selling of advertising for NewsPage, which was launched in the second quarter of 1995. Additionally, there was an increased in expenses related to renewal subscription sales, due to the larger customer base.

  New subscriber acquisition. New subscriber acquisition expenses declined 11% from $2,178,000 to $1,949,000 for the three months ended June 30, 1995 and June 30, 1996 respectively. New subscriber acquisition expenses increased 4% from $4,004,000 to $4,180,000 for the six months ended June 30, 1995 and June 30, 1996 respectively. The decrease in the new subscriber acquisition expenses in the second quarter of 1996 was the result of a reduction on non-Web single user services promotion expenses which were partially offset by the continued expansion of the enterprise sales staff and NewsPage advertising expenses. The decrease is believed to be temporary, as the Company intends to continue efforts to expand the subscription base for Web and enterprise services.

  Product development. Product development increased 62% to $1,053,000 for the three months ended June 30, 1996, up from $649,000 for the same period in 1995. Product development increased 80% to $1,892,000 for the six months ended June 30, 1996, up from $1,049,000 for the same period in 1995. This increase was primarily the result of the continued development of new enhancements and new delivery platforms for both the NewsPage and First! services.

  General and administrative. General and administrative expenses increased 268% to $1,630,000 for the three months ended June 30, 1996, up from $443,000 for the same period of 1995. General and administrative expenses increased 88% to $2,286,000 for the six months ended June 30, 1996, up from $1,214,000 for the same period of 1995. The reasons for this increase included hiring of additional management and administrative personnel and deferred compensation charges related to the FreeLoader acquisition.

  Interest and other income (expense), net. Interest and other income (expense), net, increased to $194,000 for the three months ended June 30, 1996, up from $(4,000) for the same period of 1995. Interest and other income (expense), net, for the six months ended June 30, 1996 was $(302,000), as compared to $(5,000) for the same period in 1995. The second quarter 1996 increase was primarily attributable to interest revenue on proceeds from the IPO in March 1996, as partially offset by losses incurred by the Japanese joint venture with Toshiba Corp. and Mitsui & Co., Ltd. The Company expects that results from the joint venture will continue to negatively impact other income in the foreseeable future. The year to date changes over last year's levels are a function of the factors noted above and interest charges on senior subordinated notes incurred in the first quarter of 1996.


Years ended December 31, 1995, 1994, and 1993

  Revenue. Revenue was $16.7 million in 1995, $9.1 million in 1994, and $4.1 million in 1993, representing an increase of 83.5% in 1995 and 122.0% in 1994. The Company's enterprise services and single-user services both contributed to these increases.

  Revenue from enterprise services was $11.1 million in 1995, $7.0 million in 1994, and $3.9 million in 1993, representing an increase of 58.6% in 1995 and 79.5% in 1994. Revenue from enterprise customers consists of subscription fees for First!. These revenue increases were primarily due to the addition of new accounts in established vertical markets addressed by the Company's services, penetration of new vertical markets, expansion in the number of delivery platforms supported by the Company, and increases in subscription fees due to broader deployment by existing customers.

  Revenue from single-user services was $5.6 million in 1995, $2.1 million in 1994, and $160,000 in 1993. Revenue increased by 166.7% in 1995 from 1994. The increases in revenue in 1995 and 1994 were primarily attributable to increases in the number of HeadsUp subscribers. Revenue in 1995 was also favorably impacted by revenue from a contract signed in the quarter ended December 31, 1994 with a pharmaceutical company for advertising sponsorship of the Company's Physician's NewScan service, as well as by subscription and advertising fees from the introduction of its Internet-based NewsPage service in the quarter ended June 30, 1995. The increase in revenue from single-user services in 1994 was due to the introduction of HeadsUp, the Company's first single-user service, in the second quarter of 1993.

  Cost of revenue. Cost of revenue was $7.8 million, $4.1 million, and $2.2 million, and gross margins were 53.5%, 55.3%, and 47.2%, in 1995, 1994, and 1993, respectively. The increase in the cost of revenue for each period primarily reflects costs incurred to provide service to an increased number of users, including costs relating to expanding the number of information sources available to users. Cost of revenue in 1995 also increased as a result of certain non-recurring expenditures related to improving the scalability and reliability of the Company's production systems. The decrease in gross margin in 1995 was attributable to the higher proportion of revenue derived from its HeadsUp single-user service which is delivered at a lower gross margin than the Company's enterprise services. The increase in gross margin in 1994 was a result of operating leverage from growth of the Company's enterprise services revenue. The Company believes that gross margins will be favorably impacted by any future increases in advertising fees for its single-user products. The Company currently has available inventory of advertising space on its NewsPage service. As those advertising spaces are sold, the fixed costs attributable to establishing and maintaining the NewsPage service will be spread over a broader advertising revenue base, which the Company believes will result in increased gross margins. There can be no assurance, however, that advertising revenues will increase in future periods. See "Risk
Factors -- Fluctuations in Quarterly Results of Operations," "-- Emerging Market for Customized Information Services" and "-- Dependence on the Internet."

  Sales and marketing. Sales and marketing expenses were $2.8 million, $1.2 million, and $867,000, and as a percentage of revenue were 16.6%, 13.0%, and 21.1%, in 1995, 1994, and 1993, respectively. The principal reasons for the dollar increases in sales and marketing expenses in all periods were increases in the number of sales and marketing personnel, the increased level of activity necessary to renew subscriptions from a larger customer base, and increases in general promotional activity. In addition, sales and marketing expenses increased substantially in 1995 due to the creation and expansion of a direct sales force to sell advertising, and these increased expenses contributed to the overall increase of sales and marketing expenses as a percentage of revenue.

  New subscriber acquisition. New subscriber acquisition expenses were $7.4 million, $6.0 million, and $2.7 million, and as a percentage of revenue were 44.1%, 65.2%, and 64.9%, in 1995, 1994, and 1993, respectively. Management considers these expenses to be investments by the Company to increase its user base and to acquire a recurring subscription revenue stream. The Company expenses these costs as incurred. The dollar increases in new subscriber acquisition expenses in 1995 and 1994 were primarily attributable to increases in the number of sales personnel for the Company's enterprise services, and increases in direct mail, telesales, advertising, and other costs incurred to expand the number of customers for its single-user services. In addition, 1995 costs increased as a result of advertising and other efforts to acquire subscribers for NewsPage. New subscriber acquisition expenses decreased as a percentage of revenue in 1995 because a larger portion of revenue in 1995 was attributable to subscribers acquired in prior years.

  Product development. Product development expenses were $2.6 million, $1.2 million, and $773,000, and as a percentage of revenue were 15.5%, 12.6%, and 18.8% in 1995, 1994, and 1993, respectively. The dollar increases in 1995 and 1994 were primarily related to expanding the number of delivery platforms supported by the Company, as well as the development of new single-user services. In addition, in 1995 expenses associated with the development of NewsPage, as well as certain non-recurring projects to enhance the scalability and reliability of the Company's production system (consisting of costs of approximately $700,000 attributable principally to employee salaries), contributed to the increase in product development expenses, both in dollar amount and as a percentage of revenue.

  General and administrative. General and administrative expenses were $2.4 million, $923,000, and $815,000, and as a percentage of revenue were 14.5%, 10.1%, and 19.9% in 1995, 1994, and 1993, respectively. The dollar increases in 1995 and 1994 primarily relate to costs incurred to support the general growth of the Company's business. The increase as a percentage of revenue in 1995 was primarily due to increased administrative costs associated with the growth of the Company's single-user services, which generate higher transaction volumes than the Company's enterprise services. The Company anticipates that it will incur additional general and administrative expenses as a result of becoming a publicly-held company.

SELECTED QUARTERLY RESULTS OF OPERATIONS

  The following table sets forth certain unaudited quarterly consolidated statement of operations data for each of the nine quarters in the period ended June 30, 1996 and the percentage of the Company's total revenue represented by each item in the respective quarter. In the opinion of management, this information has been presented on the same basis as the Consolidated Financial Statements appearing elsewhere in this Prospectus, and all necessary adjustments, consisting only of normal recurring adjustments, have been included in the amounts stated below to present fairly the unaudited quarterly results when read in conjunction with the Consolidated Financial Statements of the Company and related Notes thereto. The operating results for any quarter are not necessarily indicative of results for any future period.

                                                            QUARTER ENDED
                          ------------------------------------------------------------------------------------------------
                          JUNE 30,   SEPT. 30,  DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,  DEC. 31,   MAR. 31,   JUNE 30,
                            1994       1994       1994       1995       1995       1995       1995       1996       1996
                          --------   ---------  --------   --------   --------   ---------  --------   --------   --------
                                                (IN THOUSANDS, EXCEPT PERCENTAGE DATA)
Revenue.................  $ 1,994     $ 2,444   $ 3,039    $ 3,456    $ 4,145     $ 4,424   $ 4,707    $ 5,029    $  5,648
Cost of revenue.........      932       1,149     1,232      1,592      1,791       2,087     2,312      2,257       2,637
                          -------     -------   -------    -------    -------     -------   -------    -------    --------
Gross margin............    1,062       1,295     1,807      1,864      2,354       2,337     2,395      2,772       3,011
Operating expense:
 Sales and marketing....      264         265       374        475        512         762     1,036      1,060       1,346
 New subscriber
  acquisition...........    1,386       1,475     1,943      1,826      2,178       1,853     1,531      2,231       1,949
 Product development....      246         337       366        399        649         716       822        839       1,054
 General and
  administrative........      175         245       313        772        443         639       569        655       1,630
 Purchased incomplete
  technology............      --          --        --         --         --          --        --         --       35,564
                          -------     -------   -------    -------    -------     -------   -------    -------    --------
 Total operating
  expenses..............    2,071       2,322     2,996      3,472      3,782       3,970     3,958      4,785      41,543
                          -------     -------   -------    -------    -------     -------   -------    -------    --------
Loss from operations....   (1,009)     (1,027)   (1,189)    (1,608)    (1,428)     (1,633)   (1,563)    (2,013)    (38,532)
Interest and other
 income (expense), net..      (47)         27       (21)        (1)        (3)        (49)     (157)      (497)        194
                          -------     -------   -------    -------    -------     -------   -------    -------    --------
Net loss................  $(1,056)    $(1,000)  $(1,210)   $(1,609)   $(1,431)    $(1,682)  $(1,720)   $(2,510)   $(38,338)
                          =======     =======   =======    =======    =======     =======   =======    =======    ========
                                                      AS A PERCENTAGE OF REVENUE
                          ------------------------------------------------------------------------------------------------
Revenue.................    100.0%      100.0%    100.0%     100.0%     100.0%      100.0%    100.0%     100.0%      100.0%
Cost of revenue.........     46.7        47.0      40.5       46.1       43.2        47.2      49.1       44.9        46.7
                          -------     -------   -------    -------    -------     -------   -------    -------    --------
Gross margin............     53.3        53.0      59.5       53.9       56.8        52.8      50.9       55.1        53.3
Operating expenses:
 Sales and marketing....     13.2        10.8      12.3       13.7       12.3        17.2      22.0       21.1        23.8
 New subscriber
  acquisition...........     69.5        60.4      63.9       52.8       52.5        41.9      32.5       44.4        34.5
 Product development....     12.3        13.8      12.1       11.6       15.7        16.2      17.5       16.6        18.6
 General and
  administrative........      8.8        10.0      10.3       22.3       10.7        14.4      12.1       13.0        28.9
 Purchased incomplete
  technology............      --          --        --         --         --          --        --         --        629.7
                          -------     -------   -------    -------    -------     -------   -------    -------    --------
 Total operating
  expenses..............    103.8        95.0      98.6      100.4       91.2        89.7      84.1       95.1       735.5
                          -------     -------   -------    -------    -------     -------   -------    -------    --------
Loss from operations....    (50.6)      (42.0)    (39.1)     (46.5)     (34.4)      (36.9)    (33.2)     (40.0)     (682.2)
Interest and other
 income (expense), net..     (2.4)        1.1      (0.7)       0.0       (0.1)       (1.1)     (3.3)      (9.9)        3.4
                          -------     -------   -------    -------    -------     -------   -------    -------    --------
Net loss................    (53.0)%     (40.9)%   (39.8)%    (46.5)%    (34.5)%     (38.0)%   (36.5)%    (49.9)%    (678.8)%
                          =======     =======   =======    =======    =======     =======   =======    =======    ========

  The Company's quarterly revenue and results of operations have fluctuated significantly in the past and will likely fluctuate in the future. Causes of such significant fluctuations have included and may include, among other factors, demand for the Company's services, the size and timing of both new and renewal subscriptions from corporate customers, the number, timing and significance of new service announcements by the Company and its competitors, the ability of the Company to develop, market and introduce new and enhanced versions of its services on a timely basis, the level of product and price competition, changes in operating expenses, changes in service mix, changes in the Company's sales incentive strategy, and general economic factors. In addition, revenue attributable to the Company's NewsPage and FreeLoader Internet services will depend upon the success of the

Internet, and, to a significant extent upon the sale of advertising space on those services. There can be no assurance that the Company will be successful in attracting advertisers to those services or in selling advertising space at favorable rates. Any one or more of these factors could have a material adverse effect on the Company's business, results of operations and financial condition, and makes the prediction of results of operations on a quarterly basis unreliable. As a result, the Company believes that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as any indication of future performance.

  The Company's revenue has increased in each of the quarters presented above. These increases have resulted primarily from the introduction of new services, increased market acceptance of the Company's services, and growth in the overall market for customized news. Most of the Company's revenue is from subscription fees for its services, with a substantial portion derived from annual contracts. The Company recognizes subscription fees as revenue ratably over the subscription period and has also experienced a high subscription renewal rate, although there can be no assurance that it will maintain these high renewal rates in the future.

  Generally, the various expenses of the Company have increased in each quarter compared to the previous quarter, reflecting increases in the cost of developing, delivering, supporting, and selling the Company's services as its business has grown. In 1995, costs incurred in connection with the development and introduction of NewsPage contributed to increases in product development expenses throughout the year and to increases in sales and marketing expenses in the second half of the year. New subscriber acquisition expense declined as a percentage of revenue in the last two quarters of 1995 because a larger portion of revenue in those quarters was attributable to subscriptions acquired in previous quarters. General and administrative expenses in the first quarter of 1995 included non-recurring provisions for certain state sales tax obligations and for the retirement of certain assets in connection with the relocation of the Company's offices. Interest and other income (expense), net, in the first quarter of 1996 included interest expense of $697,000 on $10.0 million of senior subordinated notes issued in November 1995 and repaid in March 1996 with the proceeds of the Company's initial public offering.

  Due to all of the foregoing factors, it is possible that in some future quarter the Company's results of operations will be below the expectations of public market analysts and investors. In such event, the price of the Company's Common Stock would likely be materially adversely affected.

LIQUIDITY AND CAPITAL RESOURCES

  From inception through the end of 1995, the Company financed its operations primarily through private sales of Common Stock and Preferred Stock which through December 31, 1995 totaled approximately $20.9 million. Approximately $13.1 million of this amount was raised by the Company in the three years ended December 31, 1995. Also, in the quarter ended December 31, 1995, the Company issued $10.0 million of senior subordinated notes in a private transaction. On March 20, 1996, the Company completed an initial public offering of Common Stock, raising approximately $29.1 million after underwriting discounts and offering expenses. The Company has also used equipment leases and debt instruments to finance the majority of its purchases of capital equipment. At June 30, 1996 the Company had approximately $1,886,000 outstanding in connection with these obligations and had an additional $81,000 available under established credit arrangements. In addition, the Company has a revolving line of credit with a commercial bank providing for a maximum credit of $3,500,000, subject to certain covenants. At June 30, 1996, no amounts were outstanding under this line.

  A portion of the Company's subscription contracts are billed annually in advance. Amounts billed for services not yet delivered are recorded in deferred revenue as a current liability and, as the subscription services are performed by the Company, the corresponding revenue is recognized and the resulting net income or loss is credited to stockholder's equity. The Company's deferred revenue was $6.5 million at December 31, 1994, $8.9 million at December 31, 1995 and $9.0 million at June 30, 1996. As a result of the accounting for subscription revenues, the Company's working capital is reduced by the amount of deferred revenue. At December 31, 1994, deferred revenue of $6.5 million contributed to negative working capital of $2.8 million.

  The Company's operations used $2.8 million, $1.8 million, and $1.8 million in cash in 1995, 1994, and 1993, respectively. The use of cash in operations resulted primarily from the Company's increasing investment in new subscriber acquisition. Before incurring these costs, cash from operations was positive in each of the last three years. Capital expenditures, primarily for the Company's production facilities, were $1.7 million, $1.4 million, and $309,000 in 1995, 1994, and 1993, respectively. The Company expects any future growth in capital additions and working capital requirements to be commensurate with the growth of its business, if any.

  The Company's cash and cash equivalents balance at June 30, 1996 was $34,118,000, as compared to $34,222,000 at March 31, 1996 and $17,518,000 at
December 31, 1995. Net cash provided by operations was $144,000 for the six months ended June 30, 1996, as compared with net cash used in operations of $368,000 for the same period in 1995. The change was mainly attributable to fluctuations in working capital as accounts receivable decreased and accounts payable and accrued expenses increased. Net cash used in investing activities was $7,741,000 in the six months ended June 30, 1996 as compared with $243,000 provided by investing activities for the same period of 1995. In the first two quarters of 1996, $5,992,000 was used to purchase marketable securities, primarily from U.S. Government Agencies, whereas the cash flow from investing activities in 1995 was positive due to redemption of marketable securities. In the second quarter of 1996, $1,010,000 of cash was acquired in the FreeLoader acquisition. Net cash provided by financing activities was $24,200,000 in the six months ended June 30, 1996, as compared to $203,000 in the same period of 1995. This increase resulted from the completion of the Company's IPO in March of 1996 and the exercise of the over-allotment option in the second quarter of 1996, which together generated net proceed of approximately $33,839,000. In addition, the Company used $10,000,000 of the offering proceeds for repayment of the principal on the senior subordinated notes.

                                   BUSINESS

  This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors."

  Individual develops and markets a suite of customized information services that provide knowledge workers with daily personalized current awareness reports, while offering information providers and advertisers new ways to reach targeted audiences. Leveraging its knowledge processing systems, editorial knowledge bases, and an exclusive license to Cornell University's SMART technology, the Company's intelligent software agents search each day through approximately 10,000 to 20,000 stories drawn from more than 730 broad (e.g., Reuters) and specialized (e.g., PC Week) information sources. The Company's proprietary systems filter incoming information, prepare for each user a highly relevant daily news briefing, and deliver its services across a range of delivery platforms, including facsimile, electronic mail, groupware, intranets, and the Internet. The Company's services enable its more than 280,000 users to track industry developments in a cost-effective, timely and user-friendly manner.

  On June 28, 1996, Individual acquired FreeLoader, a developer of intelligent- agent software for the offline delivery of World Wide Web multi-media content. The FreeLoader software is designed to conduct autonomous Web searches based on user-defined search criteria and retrieves targeted multi-media content for automatic, offline delivery directly to the user's desktop, without the need for online intervention by the user. Web content is then stored on the hard-drive for access by the user at any time. FreeLoader was incorporated in October 1995. As of March 31, 1996, FreeLoader was a development-stage enterprise with no revenue since inception. The Company intends to integrate and modify the in-process technology acquired in the FreeLoader Acquisition into future products which have not yet achieved technological feasibility. With its acquisition of FreeLoader, Individual believes that it has the opportunity to be a leading provider of customized news and information services delivered proactively in graphically-rich, multi-media format via the Internet and World Wide Web.

INDUSTRY BACKGROUND

  An increasingly competitive global market environment is forcing organizations to accelerate the rate at which they identify and respond to changing business conditions. Many organizations have addressed this challenge by decentralizing decision-making, creating a growing number of knowledge workers -- individuals whose job productivity and effectiveness depend on the ability to access and analyze current information to make effective decisions. At the same time, the amount of information available on competitors, customers, and new technologies across multiple continents and industries has been growing rapidly. To assimilate this information effectively, knowledge workers seek cost-effective, timely, and user-friendly methods to increase their awareness of current developments and to identify changes and opportunities in their competitive markets.

  The overall market for information produced for the business and the professional audience exceeded $25 billion in 1994, according to a leading industry source. In recent years, the proliferation of personal computers, desktop publishing software, and LANs has resulted in a rapid growth in sources of news and other information distributed electronically. As a result, electronically available information accounts for a significant and growing share of the total market.

  Methods of accessing information have also increased dramatically over the past decade, as technological advances and the mass adoption of computers have created a flexible and far-reaching set of delivery platforms. Knowledge workers now access information through a combination of hardcopy documents, facsimile transmissions, electronic mail, groupware, and online technologies.

Many large enterprises rely on a mix of these platforms to disseminate information across the organization.

  More recently, the increasing popularity of the Internet has introduced a structural change in the way information is produced, distributed, and consumed, thereby dramatically lowering the cost of publishing information and significantly increasing its reach. Much of the recent growth in Internet use has been driven by the emergence of the Web -- a network of servers and information available on the Internet. Web servers have also been implemented on intranets -- private networks based on Internet technology that disseminate internal information throughout an organization. An industry source estimates that there were approximately 90,000 Web sites as of January 1996, compared to approximately 2,700 Web sites as of June 1994. With this rapid infrastructure deployment, the number of individuals with access to the Internet is projected by an industry source to reach 199 million users in 1999, of which 125 million users are estimated to be accessing the Web. By facilitating the publishing and consumption of information, the Internet and intranets are dramatically increasing the amount of information, both relevant and irrelevant, readily available to knowledge workers.

  Faced with this proliferation of information, knowledge workers must maintain current awareness of relevant information in a manner that contributes to, rather than detracts from, effective decision-making. These professionals must contend with information overload -- more information crossing their desks than can possibly be assimilated. But they are also concerned about information underload -- the daily possibility of missing a news item of significant consequence to their organization. In this environment, knowledge workers seek effective ways to track a comprehensive set of information sources and identify items of highest relevance.

  Traditional methods of maintaining current awareness are proving increasingly inadequate. Subscribing to and reviewing a full set of potentially relevant information sources, such as newspapers and trade publications, may provide comprehensive coverage, but are no longer practical from both a cost and time perspective. Proprietary online electronic databases, such as Dialog, Dow Jones News Retrieval, Lexis-Nexis, and Reuters, contain extensive information, but generally require specialized search languages to query the database. Such search languages typically require specialized training to be utilized effectively, and, as a result, are not readily accessible to a broad range of knowledge workers. Although direct access to the Internet or consumer online services, such as America Online, CompuServe, and Prodigy, offer inexpensive access to information in a user-friendly environment, they generally do not employ sophisticated filtering systems, sources are limited and lack depth, and few professionals have the inclination or time to maintain current awareness by exploring the myriad of available sites each day in order to locate relevant news and information. Other, more specialized information services have been designed to meet specific business needs in a real-time environment; however, these services are often expensive and inflexible because they require dedicated hardware and software systems and direct contracting with information providers. Consequently, traditional information service alternatives do not adequately address the information needs of today's knowledge workers.

  The rapid growth of information sources and delivery platforms also creates both challenges and opportunities for information providers. As it becomes increasingly difficult to gain and retain customers, information providers struggle to find effective means of adding customers and incremental revenues. New electronic information delivery platforms offer information providers the potential to establish additional distribution channels to reach a broader audience, thereby realizing incremental revenues without incurring significant additional costs.

  The continual introduction of new information sources, both printed and electronic, also impacts advertisers, who face a bewildering array of alternatives for reaching an audience that often lacks the time or attention to derive useful information from advertisements. The emergence of highly customized news sources provides advertisers with a means of cost-effectively reaching a micro-targeted audience. In addition, the deployment of online technologies provides advertisers with the ability to establish interactive relationships with potential customers.

  Advertisers, information providers, and knowledge workers share a common need for the timely delivery of targeted, relevant information. Advertisers need to reach micro-targeted audiences and exploit interactive technologies to offer customers additional information or the option to effect electronic transactions. Information providers need new channels to leverage their fixed editorial investments with additional customers and revenues. Knowledge workers need a cost-effective, timely, and user-friendly information service that filters the abundance of information sources and delivers concise intelligence over appropriate delivery platforms.

THE INDIVIDUAL SOLUTION

  The Individual solution offers a suite of customized information services that provide knowledge workers with relevant current awareness reports while offering information providers and advertisers new ways to reach targeted audiences. The Company's intelligent software agents filter information from more than 730 sources, prepare a customized report of highly-relevant information, and proactively deliver a user's personal report by 8:00 a.m. Eastern Time each business day. These reports are delivered via platforms convenient to the user, including facsimile, electronic mail, groupware, intranets, and the Internet.

  The Company's extensive suite of services is tailored to address the news and information needs of multiple market segments ranging from individuals to enterprises. The Company's principal services include First!, targeted to corporate workgroups and enterprises, and a series of single-user services, including HeadsUp, targeted for the individual business executive or knowledge worker, Physician's NewScan, a sponsored briefing service targeted to medical professionals, and NewsPage, a Web-based news site that offers information and targeted advertising to knowledge workers with Internet access. With its acquisition of FreeLoader, the Company plans to offer agent-based retrieval of multi-media Web content for offline delivery directly to the user's hard drive, including the use of advertising-based screen savers. The Company believes that these services offer prospective customers a range of information solutions according to their desired breadth and depth of content, delivery platform, and level of customization.

  The Company believes that its solution provides the following benefits to knowledge workers, information providers and advertisers:

 Key Benefits to Knowledge Workers

  High Relevance. The Company's services are customized to the unique interests of each customer. Profiles of customer preferences are calibrated initially and refined continually according to usage patterns and direct customer feedback. Once a customer's profile is established, the Company, through its proprietary filtering software, editorial expertise, and industry-segment knowledge bases, provides those news items of highest relevance to the specific interests of the customer, while eliminating redundant and irrelevant items. The Company believes that its knowledge processing capabilities used to generate its services result in higher information relevancy for users than alternative information filtering approaches.

  Ease of Use. The Company's services are designed to provide customers with exceptional ease of use. To initiate use of one of the Company's services, a customer is only required to spend a short amount of time to configure the initial profile of interests. Once the profile of interests has been established, the Company proactively delivers to the user a customized report each business day which can be read at the user's convenience. In addition, there is no need for specialized hardware, software, or search languages. As a result, users maintain current awareness without the need to take special steps each day to search for items of interest.

  Single Point of Access to Broad Set of Sources. The Company's customized and pre-packaged solutions offer a convenient, single point of access to a global array of information. The Company offers users more than 730 information sources, including both broad horizontal sources (e.g., Knight-Ridder, Kyodo News International, and Reuters) and specialized vertical industry sources (e.g., Communications Week, ComputerWorld, and PC Week in the computer industry).

  Predictable Pricing. The Company's subscription fee and fulfillment pricing model allow customers to access content from a range of information providers at a predictable cost, which is significantly lower than through direct sourcing. The Company's pricing model provides its users with a constantly growing set of information sources at no incremental cost. Unlike conventional online information services with connect-time-based pricing, the Company's subscription fee structure allows companies to more accurately budget for their information needs. Certain of the Company's services (NewsPage, FreeLoader and Physician's NewScan) derive revenue from advertising fees, which enable the Company to offer these services to customers for no charge or at a reduced subscription rate.

  Multiple Delivery Platforms. The Company delivers its services across an extensive set of platforms, including, in the case of the Company's enterprise services, facsimile, electronic mail, groupware, and intranets, and, in the case of the Company's single-user services, facsimile (HeadsUp and Physician's NewScan), electronic mail (HeadsUp and NewsPage), and the Internet (NewsPage and FreeLoader). These capabilities allow the Company to address a broad audience and to meet the requirements of large enterprises with heterogeneous delivery needs. This platform flexibility allows the Company to meet the evolving infrastructure requirements of its customers.

 Enhanced Offline Web Delivery

  The Company's FreeLoader software facilitates the offline delivery of Web content in a graphically-rich, multimedia format. Working in conjunction with Internet browsers such as Netscape Navigator, FreeLoader automatically searches for and retrieves news and information from user-specified Web sites and automatically downloads relevant content directly to the user's hard drive at regular intervals specified by the user. Once the user has established the desired Web site retrieval and downloading criteria, no further user intervention is required, enabling timely information retrieval without the need for inefficient and time consuming Web "surfing."

 Key Benefits to Information Providers

  Incremental Revenues. Information providers receive fees for certain of the Company's products for content delivered to the Company's customers. These fees provide information providers with additional revenues, leveraging the fixed editorial investment in their published information.

  Alternative Distribution Channels. The Company's services offer information providers access to alternative distribution channels, such as electronic mail, groupware, intranets and the Internet, that might otherwise be difficult for them to establish. These channels give information providers the opportunity to explore and benefit from alternative media in a rapidly changing publishing environment.

  Brand Name Awareness. When users of the Company's services read an abstract or full text of a story, they see a clear citation specifying the source of the item. This source citation promotes awareness of the information provider's brand name, in many cases to users previously unfamiliar with the source.

  Source of New Subscribers. Information providers who license the use of their content to the Company reach an interested audience of non-subscribers, and promote their brand name to this audience. Users who repeatedly receive stories from a particular source are potential new subscribers for the information provider.

 Key Benefits to Advertisers

  Targeted Audience. The Company's NewsPage Web site is organized in a topic-based menu system, featuring current awareness information on more than 25 different industries. This structure allows advertisers to promote their services in a defined and relevant segment of NewsPage, reaching highly qualified customers with a micro-targeted message. The Company's Physician's NewScan service also provides its sponsors with a highly qualified subscriber base.

  New Interactive Media. The Company's Web-based NewsPage and FreeLoader services provide interactive advertising platforms that offer advertisers greater flexibility and functionality than traditional broadcast and print media. An interested reader can link directly to the appropriate page on the advertiser's Web site, allowing the advertiser to provide an unlimited amount of information in a rich multimedia format; also, advertisers can modify their advertising in real time and collect data on audience responses. The Company's FreeLoader service is intended to provide interactive advertising in an innovative screen saver format which displays the advertisement (linked to the advertiser's Web site) on the user's desktop screen saver, enabling the advertiser to reach the knowledge worker even while the computer is idle.

  Potential for Online Commerce. Web-based advertising with links to the advertiser's Web site can provide readers with the opportunity to learn more about products, request further information, and complete transactions online. The Company's Web-based information exchange capability not only introduces efficiencies into the product awareness process, but also has the potential to significantly compress the advertiser's sales cycle. Notwithstanding these benefits, the potential for completing commercial transactions online depends to a significant extent on the successful resolution of issues relating to the security of Internet transactions. See "Risk Factors -- Dependence on the Internet."

  The Company believes its business model creates a mutually reinforcing relationship among knowledge workers, information providers and advertisers. The Company believes that the value of the Company's information franchise to all participants will increase as it enhances its core knowledge processing technology and as it increases its base of knowledge workers, information providers and advertisers. Expanding the number of information sources increases the depth and breadth of information content available to knowledge workers and attracts new users. Growing the user base enhances the ability of information providers to leverage their editorial investments for incremental readership and revenue. A larger user base also attracts additional advertisers, whose increased participation leads to lower subscription costs, thereby further expanding the Company's user base.

STRATEGY

  The Company's objective is to be the industry's leading "open information exchange" through a strategy that links a growing user base of knowledge workers to relevant information providers and advertisers. By executing this strategy, the Company believes that it is establishing a brand name identified with high relevance, breadth and depth of information content, and ease of use. The Company's strategy to aggressively build its information exchange includes the following key elements:

  Maintain Knowledge Processing and Relevance Leadership. The Company believes that it has the most advanced systems for proactively delivering highly relevant information matched to a user's customized profile. The Company has invested considerable resources to develop and refine the SMART filtering technology and its proprietary knowledge bases of more than 2,400 distinct editorial topics in a range of vertical markets and more than 13,000 company tracking profiles. The Company believes that its knowledge processing capabilities enable it to achieve much higher relevancy than generic filtering or search-and-retrieval technologies. The Company intends to continue to refine and enhance its technology and knowledge processing capabilities, including expanding the scope of its proprietary knowledge bases, editorial topics, and thesauri.

  Expand the Breadth and Depth of Information Content. The Company believes that its users value the breadth and depth of information coverage offered by the Company's services. As of June 30, 1996, the Company had established contractual license agreements that enable it to offer its users access to information from more than 730 sources, up from 630 sources at December 31, 1995. These information sources include both broad horizontal sources (e.g., Associated Press, The Economist, Financial Times) and specialized vertical industry sources (e.g., BioWorld Today, Health News Daily, and Medline in the healthcare industry). The Company intends to continue to add information sources in current categories, as well as to expand coverage to new vertical markets.

  Expand Sales Channels. The Company has developed sales expertise in multiple, complementary channels, including direct and indirect sales and strategic relationships. The Company intends to continue to build its direct sales capability for its enterprise services and advertising sponsorships. Through its telesales force, the Company focuses on expanding the user base for its single-user services, which in turn can generate leads for enterprise sales. The Company places priority on developing and leveraging strategic relationships that enable it to reach a wider base of users. At March 31, 1996, the Company had sales and marketing relationships established with Gartner Group, Lotus/IBM, Knight-Ridder, Microsoft, Netscape, Prodigy, Toshiba and Yahoo!, among others. The Company intends to continue to build its direct and indirect sales channels to reach broader domestic and international markets.

  Continue to Capitalize on the Internet Opportunity. The Company's NewsPage Internet site has generated significant traffic since its introduction in April 1995, and currently receives approximately two million Web page requests ("hits") per week. The Company believes that it is well positioned to continue to capitalize on the opportunities presented by the widespread use of the Internet. These opportunities include reduced costs of acquiring new users, reduced costs of delivering information, access to additional information sources, affordable access to international markets, increased interactivity with the Company's user base, the potential to generate advertising revenue by targeting a well-defined user base, and more direct linkages among knowledge workers, information providers, and advertisers. The Company intends to continue to invest significant resources to capitalize on these Internet opportunities.

  Grow Advertising Revenue. The Company believes that the growing user base for its Internet-based and vertical market services presents the Company with significant opportunities to attract advertisers. The Company offers "relevance-based" advertising positions, enabling advertisers to reach a micro-targeted audience of potential customers. For example, NewsPage offers advertising banners that are positioned on the same screen as related news topics. In addition to expanding the Company's revenue sources, advertising enables the Company to lower the cost of information access to users, thus making the Company's services affordable to a broader market. The Company intends to continue to invest resources to grow advertising revenue.

  Support and Define Open Industry Standards. The Company is committed to providing an open independent information exchange. The Company delivers its services over a range of platforms, including facsimile, electronic mail, groupware, intranets and the Internet. The Company has also invested resources in defining open industry standards and to facilitate the seamless exchange of information. For example, the Company is a founding member of the Open Content Publishers Standard ("OCPS") committee, which is comprised of information publishers, distributors, and information technology companies such as Gartner Group, Netscape, and Ziff-Davis Interactive. The OCPS committee is in the process of defining standards for integrating text, multimedia graphics and sound, video, hypermedia links, multimedia advertising, and universal resource locating. The Company intends to continue to take advantage of emerging standards to offer richer content in its services and to meet the evolving infrastructure needs of its customers.

PRODUCTS AND SERVICES

  The Company offers a suite of customized information services targeted to distinct market segments. The Company addresses two broad classes of users: enterprises and single users. The Company's enterprise service, First!, is offered in a variety of configurations. Its single-user services include HeadsUp, Physician's NewScan, NewsPage and FreeLoader. To deliver these services, the Company utilizes the proprietary SMART text retrieval and filtering technology, scaleable internal processing systems, editorial knowledge bases and specialists, and quality assurance tools and analysts. The Company provides each customer with a concise daily information report which consists of relevant and timely articles drawn from an extensive set of worldwide information sources. Information provided to the Company's users is drawn from general news sources, including regional, national, and international newswires, newspapers and periodicals, as well as from targeted vertical sources specific to high technology, healthcare, energy, finance, and other industry segments. The Company delivers its services over a broad range of delivery platforms, including facsimile, electronic mail, enterprise groupware platforms such as Lotus Notes and intranets, and the Internet.


                                                             DELIVERY PLATFORMS
     SERVICES            DESCRIPTION        TARGET USERS     (INTRODUCTION DATE)       PRICING
- ----------------------------------------------------------------------------------------------------
ENTERPRISE
- ----------------------------------------------------------------------------------------------------
First!               Daily,              Management teams,   Fax (Q1 1990)       Subscription-based
                     comprehensive full- corporate           E-mail (Q1 1990)    pricing ranging
                     text news service   workgroups, sales   Lotus Notes (Q3     from $5,000 to more
                                         teams, and/or       1992)               than $200,000
                                         enterprise-wide     SGML/HTML (Q4 1994) annually, depending
                                         distribution within Intranet (Q3 1995)  on customer
                                         large organizations                     requirements
- ----------------------------------------------------------------------------------------------------

SINGLE-USER
- ----------------------------------------------------------------------------------------------------
HeadsUp              Daily news reports  Individual          Fax (Q2 1993)       Subscription-based
                     including story     executives and      E-mail (Q4 1993)    pricing of $360 and
                     briefs and full-    managers within                         up annually, based
                     text fulfillment    large and small                         upon fulfillment
                     options             organizations                           options*
Physician's NewScan  A version of        Physicians and      Fax (Q4 1994)       Sponsored by
                     HeadsUp targeted to other medical                           pharmaceutical
                     the healthcare      professionals                           companies;
                     market                                                      delivered free to
                                                                                 qualifying medical
                                                                                 professionals
NewsPage             Internet news site  Knowledge workers   Internet (Q2 1995)  Advertiser
                     updated daily,      with access to the  E-mail (Q1 1996)    supported; with
                     including story     Internet                                variable
                     briefs, full-text                                           subscription fees
                     fulfillment, and                                            and fulfillment
                     targeted                                                    costs*
                     advertising with
                     links to
                     advertisers' Web
                     sites
FreeLoader           Offline Web content All Web users       Internet/Web (v1.0  Free for users;
                     delivery service                        Q2 1996)            intended to be
                     with editorial                                              advertiser
                     programming                                                 supported
- ----------------------------------------------------------------------------------------------------

OTHER INTERNET
- ----------------------------------------------------------------------------------------------------
BookWire             Internet site       Book readers and    Internet            Advertiser
                     featuring book      the publishing      (acquired Q3 1995)  supported; free of
                     reviews, discussion industry                                charge to users
                     forums and the
                     ability to purchase
                     books online


* These services provide headlines and abstracts of news items; depending on subscription plan, user requests for the full text of an article may be subject to additional fulfillment charges.

 Enterprise Services

  First! provides comprehensive, full-text news and information delivered each day to enterprises and workgroups that seek daily business intelligence regarding their industry environment for use in areas such as sales, marketing, product management, finance, purchasing, advertising, public relations, and competitive analysis. First! offers customization at the enterprise, workgroup, and single-user levels. The service is generally delivered to enterprises through a two-tiered filtering process, with a broader set of stories relevant to the enterprise delivered to a shared groupware platform. Personalized profiles can then be defined to select the subset of stories of highest relevance to each individual user.

  First! articles are delivered each business day in full-text via facsimile, electronic mail, or as an enterprise-wide feed to groupware platforms such as Lotus Notes, Folio VIEWS, and Collabra Share, or to internal intranet Web servers. To encourage readership and knowledge-sharing across the workgroup, First! is structured to facilitate workgroup-wide redistribution and integration with comments from users. These features enable First! to serve as a backbone for organization-wide knowledge development. In 1992, First! received the Information Industry Association award for "Best New Information Product."

  Historically, the Company has generated a significant portion of its revenue for First! from enterprises deploying the Lotus Notes platform. The Company's First! for Notes product, introduced in 1992, has been marketed in conjunction with Lotus as well as through Lotus Notes value-added resellers and system integrators. The Company recently introduced its First! for the Web service, targeted for integration into an organization's internal intranet Web server. The intranet delivery platform allows individual knowledge workers within these organizations to create personalized Web pages of relevant news which are updated on a daily basis. The Company has also recently introduced First! Alert, an intra-day financial news service which draws stories from major newswires, matches them to client profiles and delivers them by e-mail to First! Alert customers as news becomes available throughout the business day.

 Single-User Services

  HeadsUp is a personalized, interactive daily business intelligence report designed to meet the information needs of individual business professionals, such as executives in small businesses, mobile business professionals, or individual knowledge workers within larger organizations. HeadsUp is delivered each business day by facsimile or electronic mail. News items are presented as briefs, with full text available through the Company's interactive fulfillment system. Each brief is tagged with an identifying number, which enables users to easily request the full-text version either by electronic mail or through the Company's telephone interactive voice response system. Subscribers create their profiles by selecting topics from the Company's Topic Selector, a library of more than 2,400 topic categories and company names. Subscribers specify their targeted mix of topics and prioritize their choices, and can update this profile over time to better meet their changing information requirements. The Company has recently introduced HeadsUp Alert, an intra-day financial news service which draws stories from major newswires, matches them to client profiles and delivers them by e-mail to HeadsUp Alert customers as news becomes available throughout the business day.

  Physician's NewScan is a single-user service modeled after HeadsUp, but targeted specifically to the healthcare sector. Physicians and other medical professionals who are enrolled in the service receive a free news briefing, delivered each business day by facsimile, drawing from medical and other information sources. Physician's NewScan is sponsored by leading pharmaceutical companies, which assist in enrolling users, underwrite the program's cost, and place advertisements in each daily report. Although this service is early in its development, the Company believes that Physician's NewScan may prove to be a model for delivering single-user information services on an advertiser-sponsored basis to a range of targeted vertical markets.

  NewsPage is the Company's interactive news and information site on the Web that provides timely and relevant information, updated each business day and organized in a topic-based menu system. Users can navigate through menus, explore news relating to more than 25 industry areas, and link directly to pre-specified topics of interest. NewsPage leverages the Web's document-linking structure by allowing users to view articles in brief or full-text format and to connect directly to the Web sites of advertisers to obtain additional product information or potentially to complete transactions online. NewsPage was selected by Internet World as the "Best Online News Service" for 1995 and has been cited by industry sources as one of the most frequently visited Web sites. NewsPage currently receives approximately 2 million hits per week.

  NewsPage includes advertising from leading companies seeking to participate in "relevance-based advertising," the Company's model for linking sponsors to micro-targeted readers. In contrast to traditional advertising, which is challenged to attract the attention of appropriate readers in a mass-media environment, the relevance-based model ensures a qualified audience through reader-driven content selection. Users, while reading a news item on a subject of interest to them, are presented with an advertising banner from a related sponsoring company. The user can then immediately link to the Web site of the advertiser to get detailed product information or potentially to conduct business transactions directly over the Internet. Current and recent advertisers from a range of industries include Bank of America, Bay Networks, Cisco Systems, Digital Equipment, Hewlett-Packard, MGM/United Artists, Millipore, and Nynex. NewsPage can be found on the Web at "http://www.newspage.com".

  In June 1996 the company acquired FreeLoader, the developer of an offline Web content delivery service. Working in conjunction with Web browsers such as Netscape Navigator, FreeLoader is intended to enable the user to specify multimedia Web content to be retrieved and downloaded to the user's hard drive at pre-determined intervals. Once downloaded, the information is accessible to the user at any time. FreeLoader is designed to provide editorial direction and programming to users of the software through its editorial staff which creates and maintains a "suggested subscription" selection of relevant and high-quality Web sites. Users will be able to select pre-loaded suggestions or subscribe to any desired Web site for automatic downloading. The FreeLoader screen saver is designed to notify the user of downloaded content and provide access to that content through hot-linked objects.

  FreeLoader is distributed primarily through its own Web site and other Web sites which have entered into distribution agreements with FreeLoader. Over 25 distributors have entered into agreements with FreeLoader to date, including ZDNet, USA Today, Yahoo!, NewsPage, Excite, InfoSeek, and Hotwired. These distributors provide hot-links on their Web sites to the FreeLoader service. In return, a distributor may have the opportunity to turn casual Web surfers into repeat users of the distributor's Web site through repeated downloading via FreeLoader and may be showcased as featured content on the FreeLoader Web site.

 Other Internet Services

  As part of its strategy to expand its Internet-based information services, the Company intends to acquire or develop other complementary Internet-based information services. In 1995, the Company acquired BookWire, a leading Internet resource for book readers and the publishing industry. BookWire features book reviews, discussion forums, electronic editions of the best seller list from Publisher's Weekly, and the ability to purchase books of interest over the Internet. Although it has not yet introduced such a capability, the Company believes that its filtering and knowledge processing technologies could be used to make users aware of newly published books that match their profile of interests. An industry source has cited BookWire as one of the top professional sites in the literature category on the Internet. BookWire can be found on the Web at "http://www.bookwire.com".

 Knowledge Processing Architecture

  Each of the Company's daily news and information services utilizes proprietary technology and production systems which have been designed and enhanced to enable the automated retrieval, compiling and distribution of news items most relevant to each user. The Company continuously receives news and information from its information providers via electronic news feeds. The Company maintains a database of profiles characterizing the interests of each of its customers. The Company's filtering and editorial systems match each customer's profile with the most relevant set of incoming stories. The Company's internal systems are designed to deliver its services by 8:00 a.m. Eastern Time each business day to each of its customers over a conveniently accessible delivery platform.

INFORMATION SOURCES

  The Company has directed substantial resources to develop relationships with an extensive range of domestic and international information providers, allowing it to access content from general news and vertical industry sources. A partial listing of information providers that had contractual agreements with the Company as of June 30, 1996, includes:

- ------------------------------------------------------------------------------------------------
                           BROAD HORIZONTAL INFORMATION SOURCES
- ------------------------------------------------------------------------------------------------
 NEWSWIRES                        NEWSPAPERS AND MAGAZINES        INTERNATIONAL

 Associated Press Online          Baltimore Sun                   Agence France Press
 BusinessWire                     Chicago Tribune                 Asian Review of Business and
 Knight-Ridder/Tribune            Christian Science Monitor         Technology
 Business News                    The Economist                   Business Europa
 Kyodo News International         Financial Post                  Business Times (Signapore)
 Nikkei English News              Financial Times                 Financial Times
 PR Newswire                      Journal of Commerce             FT McCarthy files
 Reuters                          Los Angeles Times               Jakarta Post
                                  San Francisco Chronicle         Japan Chemical Week
                                  San Jose Mercury                Korea Economic Daily
                                  Traffic World                   New Straits Times (Malaysia)
                                                                  South China Morning Post

- ------------------------------------------------------------------------------------------------
                      VERTICAL INDUSTRY INFORMATION SOURCES
- ------------------------------------------------------------------------------------------------
 HIGH TECHNOLOGY                  TELECOMMUNICATIONS              ENERGY

 Computerworld                    Broadcasting & Cable            Energy Daily
 Cowles/SIMBA Media Daily         Cablevision                     Energy Economist
 Datamation                       Communications Daily            International Petroleum Finance
 EDN                              Mobile Communications           Petroleum Finance Week
 Electronics Business Today       Multichannel News               Petroleum Intelligence Weekly
 Electronic Engineering Times     Telephony                       Power Asia
 Information Week                 Warren's Cable Regulation       Power Europe
 Interactive Video News                                           21st Century Fuels
 Interactive Week                 DEFENSE                         UK Gas Report
 Optical Memory News                                              World Gas Intelligence
 PC Week                          C4I News
 Semiconductor International      Defense Daily                   FINANCE
                                  DOD News Release
 HEALTHCARE                       Inside the Air Force            American Banker/Bond Buyer
                                  International Defense Review    A.M. Best News
 Bio World Today                  Jane's Despatches               Bank Automation News
 Embase                           Navy News & Undersea Technology Bank Automation Corporate EFT
 Health News Daily                Tactical Technology             CFO Alert
 Infectious Disease Weekly                                        INVEST/NET Insider Trading
 Journal of the AMA               OTHER BUSINESS                  Lloyd's List
 Medline                                                          OTC Derivatives Analyst
 New England Journal of Medicine  Advertising Age                 Pensions & Investments
 PHARMA Japan                     Chemicalweek                    Private Placement Report
 Pharma Marketletter              Euromarketing                   The Banker
 Scrip                            Micropatent
                                  Technology Transfer Week
                                  VARBusiness
                                  Variety


  The Company has focused on expanding its portfolio of information sources in selected vertical markets. The Company initially focused on information providers in the high technology sector and has subsequently added information sources in several other vertical markets, including telecommunications, healthcare, finance, energy, and defense. More recently, the Company has created an extensive set of more than 13,000 company profiles, allowing news relating to a specific company to be filtered and delivered to users. This company tracking capability is especially valuable for sales personnel who often call on key accounts across a wide spectrum of vertical markets. The Company intends to continue expanding its coverage of vertical markets and companies.

  The Company's agreements with its information providers generally grant the Company the non-exclusive worldwide right to distribute through the Company's services the content published by the information provider. These agreements typically have an initial term of either two or three years, are automatically renewable unless terminated by one of the parties upon prior notice, and provide for termination upon a breach by a party which is not remedied within the applicable cure period after notice from the other party. Each information provider warrants that it has ownership of, or other sufficient rights in, the content licensed to the Company but disclaims responsibility for any errors in that content as well as other warranties. The Company typically pays its information providers a fee which is either based upon the Company's revenue attributable to the licensed content or a fixed monthly amount.

MARKETS AND CUSTOMERS

  The Company believes that the market for business information services is large and growing. According to SIMBA Information, Inc., business information revenues increased in 1994 to $25.4 billion, up 9.4% from $23.1 billion in 1993. Furthermore, the Company believes that electronic business information services represent an increasing percentage of this market. SIMBA forecasts that electronic services in 1999 will account for approximately 50% of business information revenues, up from 37% in 1994.

  Although the market for Internet-related information services and advertising is only a small portion of today's information services and advertising market, industry sources project rapid growth for this sector. The Company believes that content applications on the Internet, and customized news in particular, will be a rapidly growing segment and will be supported, at least in part, by advertising. Forrester Research Group projects that the market for advertising on the Internet will exceed $2.5 billion by the year 2000, up from $33.0 million in the first six months of 1995.

  At June 30, 1996, the Company had approximately 280,000 users of its enterprise and single-user services. At that date, the Company had approximately 880 enterprise customers deploying the First! service to users within their organizations. No customer accounted for more than 5% of the Company's revenue in the year ended December 31, 1995 or in the first and second quarters of 1996. Representative enterprise customers, each of which generated at least $10,000 in revenue for the Company in fiscal 1995, include:

HIGH TECHNOLOGY            HEALTHCARE                 TELECOMMUNICATIONS

3Com                       Allergan                   Ameritech
Advanced Micro Devices     Astra USA                  AT&T
Apple Computer             Baxter Healthcare          Bell Atlantic
Cisco Systems              Becton Dickinson           BellSouth
Dell Computer              Blue Cross & Blue Shield   Cellular One
Digital Equipment          Chiron                     Hughes Communications
Hewlett-Packard            Johnson & Johnson          MCI
IBM                        Kaiser Permanente          Nokia Mobile Phones
Intel                      Merck                      SBC Communications
LSI Logic                  SmithKline Beecham         Sprint
Microsoft                                             US West
Motorola                                              OTHER CORPORATIONS
NEC
Oracle                     ENERGY                     Allen-Bradley
Sharp Electronics                                     Corning
Sybase                     Amoco Corporation          Eastman Kodak
Tandem Computer            Atlantic Richfield         Hitachi
Unisys                     Mobil                      Mercedes-Benz of North
                           Saudi Aramco                America
                                                      NEC Technologies
FINANCE                                               Polaroid
                                                      Rockwell International
Coopers & Lybrand                                     Sony
Chase Manhattan Bank                                  Toshiba
Ernst & Young                                         Xerox
ITT Hartford

  The following are representative examples of the use of the Company's services by its enterprise, single-user and advertising customers:

  Hewlett-Packard Co. Hewlett-Packard has been a subscriber to First! since 1993, utilizing the service to maintain current awareness for over 100 users, including managers, directors, and executives. The First! service for Hewlett-Packard is based on eight distinct information profiles, reflecting the interests of several business areas within the company, including the workstation, semiconductor, and software groups. Hewlett-Packard's daily news includes relevant industry and market topics, as well as company trackers to monitor competitors, partners and customers. First! is delivered to Hewlett-Packard via electronic mail.

  Coopers & Lybrand L.L.P. Coopers & Lybrand, a customer since 1993, subscribes to First! for Notes. More than 150 employees of the Financial Advisory Services practice have access to First!'s daily customized delivery of news and information relating to corporate mergers and acquisitions, financial transactions, bankruptcy filings and other financial news. The personal profiling software available with First! is used to further customize the news feed to the special interests of individual managers, allowing a user to receive in his or her electronic mail box a daily customized set of news briefs. Each brief is linked to the full text version, which is stored in a central database. Team members also use First!'s company tracker to monitor more than 40 public companies.

  Lotus Development Corporation. A customer since January 1991, Lotus Development Corporation subscribes to Individual's First! for Notes. Each day, the Company delivers a database of high technology news comprising industry and market news across Lotus' business lines. This customized news feed is accessible by over 1500 Lotus employees, including the executive staff and the 500 representatives comprising the North American sales team. From the central news database, employees can elect to use First!'s personal profiling option. Once the personal profile is set, a customized set of news briefs is delivered to each user's electronic mail box, and each brief is programmatically document-linked to the full text of the news story in the central database. Sales representatives can take advantage of the company tracker feature to monitor over 600 companies including business partners, customers and competitors.

  OEM Account Manager, Hitachi. This account manager of Hitachi, responsible for OEM video displays, accesses NewsPage on the Web to follow industry news and to identify new business opportunities. His news interests include the "Semiconductors in Graphic Devices" and "Computer and Visual Displays" topics, which he has bookmarked on his Web browser for easier access. In addition to reading the news briefs and full text of articles included with his subscription, he also orders the full text of certain articles from specialty sources available on NewsPage for an additional charge.

  Market Manager, AT&T Professional Services. This manager for a small, focused team within AT&T relies on HeadsUp to monitor competitors, track emerging broadband multimedia and networking technologies, and identify new sales opportunities. By 8:00 a.m. each business day, her customized HeadsUp issue is delivered by fax with twenty news briefs, organized by topic and company, that have been selected by the Company's filtering software to best match her profile of interests. Individual's interactive voice response system allows her to retrieve the full text of articles of particular interest and she generally orders 25 to 30 stories each week.

  Bay Networks. Bay Networks, a leader in the networking industry, is a NewsPage advertiser for several of the high-technology topic pages including "Bridges, Routers, and Gateways" and "Ethernet and Token Ring." NewsPage readers visiting these topic pages can read the news on that subject for the day and can also automatically link to Bay Networks' Web site to access detailed information on its products and services related to those specific technology categories as well as other networking categories. This relevance-based advertising delivers to Bay Networks a highly qualified reader in an interactive medium, based on that reader's editorial interest areas.

SALES AND MARKETING

  The Company targets its sales and marketing programs to reach knowledge workers within large enterprises, within small organizations, or who work independently. The Company markets and sells its services in the United States and internationally through multiple sales channels, including the Company's direct sales force, telesales and direct mail, direct sales to advertisers, strategic relationships with leading firms in the United States and abroad, value added resellers (VARs), and system integrators (SIs). The Company's sales and marketing staff consisted of 68 full-time employees at June 30, 1996, located in the Company's headquarters in Burlington, Massachusetts, and in Burlingame, California, New York City, Los Angeles, Tokyo and Washington D.C. (FreeLoader staff). Principal elements of the Company's sales and marketing strategy include:

  Direct Sales. To date, the Company has utilized its direct sales force primarily to pursue sales of its enterprise service, First!, in the United States. The Company generally targets its direct sales efforts to enterprises with revenues of more than $50 million annually. In addition, leads are generated from users of the Company's single-user services and by the Company's telesales personnel. Members of the direct sales force also assist enterprise customers in integrating the Company's services into their ongoing information programs as part of the selling and account management process.

  Telesales and Direct Mail. The Company's telesales force focuses principally on sales of HeadsUp. The Company's telesales efforts are complemented by a direct mail program designed to generate prospects. Qualified prospects are typically given a free 30-day trial to HeadsUp. The telesales force is also trained to recognize enterprise prospects where the Company's First! service would be an appropriate solution and to forward these leads to the Company's direct sales force. The Company believes that its single-user services are an effective means of seeding the market for the Company's enterprise service.

  Direct Sales to Advertisers. In 1995, the Company established a separate direct sales force to sell advertising for its NewsPage Web site and for Physician's NewScan. This sales force was created because the Company believes that the skills required to sell advertising differ from those required to sell its information services.

  Strategic Relationships. The Company has established strategic alliances with leading firms to promote and sell its services. The Company has relationships with companies including Lotus/IBM, NETCOM, Netscape, and Prodigy involving cooperative marketing of the Company's services through online and Internet-based services and, in the case of Lotus/IBM, through Lotus Notes VARs and SIs. In addition, the Company has relationships with Gartner Group, Knight-Ridder and Microsoft for joint product development and marketing. See "Business -- Microsoft Relationship" and "-- Knight-Ridder and Other Strategic Relationships."

  Value Added Resellers and System Integrators. The Company obtains referrals for potential sales to enterprise-level accounts from VARs and SIs that specialize in providing integrated turnkey solutions for the enterprise in conjunction with groupware platforms such as Lotus Notes or intranet-based solutions.

  International Sales. The Company has begun to establish the direct and indirect channels and the strategic relationships which it believes are required to expand its international business. The Company has established a dedicated exclusive agency relationship with a reseller in the United Kingdom. In the fourth quarter of 1995, the Company incorporated a wholly-owned subsidiary in Japan in order to expand its international business in the Far East. In April 1996, the Company entered into a joint venture with Toshiba Corporation to provide customized news and information from Japanese language sources to corporate managers and executives across a variety of industries in Japan. The Company also utilizes sales agents in several other countries. In each of the three years ended December 31, 1995, and in the first and second quarters of 1996, less than 10% of the Company's revenue was generated from international customers.

  The Company's marketing activities are designed to build market awareness and identify prospective users of its services. These marketing efforts include participation in tradeshows, seminars, conference speaking engagements, direct mail campaigns, print and online advertising, and efforts to generate exposure in trade magazines and general interest magazines and newspapers. The Company has received numerous industry awards, including the 1995 Information Industry Association's "Breakout Company of the Year" award, Internet World's "Best Online News Service" award in 1995 for NewsPage, and the Information Industry Association's "Best New Information Product" award in 1992 for First!.

  A substantial portion of the Company's revenue to date has been generated by the sale of subscriptions to individual users or corporate customers. The Company incurs up-front customer acquisition expenses in identifying, approaching, and securing subscribers for its services. The revenue from a subscription is recognized ratably over the period of the subscription; customer acquisition costs are expensed as incurred. At the close of the subscription period, the customer either renews the subscription or the subscription expires. The Company may incur additional expense in the process of soliciting a subscription renewal. The cost of soliciting a subscription renewal is significantly lower than the cost of acquiring a new customer.

  The Company's First! service is generally sold to large enterprises on an annual subscription basis. New enterprise customers typically make full subscription commitments after a several-month paid service trial and one or more visits from the Company's direct sales force. During the three years ended December 31, 1995, annual renewal rates for First! have averaged 89% on a dollar-weighted basis.

  The Company's HeadsUp single-user service is offered through both monthly and annual subscriptions. The Company's Physician's NewScan and NewsPage services are supported by advertising-related revenue. Physician's NewScan is sponsored by pharmaceutical companies which assist in marketing the product to physicians and other medical professionals. Users receive a free customized daily news report that includes advertising from the sponsor. NewsPage is primarily advertising supported, offering a basic level of service to users at no charge, and a higher level of service, including full text of stories from a broader set of sources, to users paying a monthly subscription fee. Advertising revenue is recognized ratably over the advertisement period.

CUSTOMER SERVICE AND SUPPORT

  The Company believes that customer service and support are critical to the value of its services and in retaining and expanding its customer base. The Company's customer support staff, which consisted of eight people at June 30, 1996, provides toll free telephone support, response to customer requests to modify or update their profiles, pro-active calls to customer accounts as appropriate, and support for questions with respect to billing charges for a given period. The customer service and support organization also provides feedback to other functions of the Company regarding customer requirements and priorities for new features or new information sources. The Company's editorial specialists also contribute to the Company's customer support capability by assisting customers in the definition and modification of their profiles. The Company does not charge its customers for service and support.

EDITORIAL, OPERATIONS, AND PRODUCT DEVELOPMENT

  The Company's knowledge processing systems have been designed and enhanced to enable the automated retrieval of the news items most relevant to each user's personal interest profile, while eliminating duplicative and irrelevant items. The Company's proprietary systems and technology are built around the SMART (System for Manipulation and Retrieval of Text) filtering technology. The Company, since its inception, has directed substantial resources to developing and enhancing its internal production systems, editorial capabilities, quality assurance function, and product development expertise. The Company believes that these integrated capabilities allow it to deliver highly relevant, concise news reports to its users.

  The SMART technology is an information filtering system developed through 20 years of research at Cornell University, for which the Company has an exclusive license. See "Business -- Licenses and Intellectual Property." The SMART software analyzes incoming electronic information sources, including electronic feeds from information providers' databases, to identify items matching each subscriber's customized profile. In this respect, SMART functions as an intelligent personal agent, understanding a particular user's information needs, proactively retrieving stories of highest relevance and delivering a news report to the user each business day. In contrast to earlier-generation keyword search algorithms, the SMART software relies on a complex, multi-dimensional representation of each user's profile and employs advanced techniques to retrieve items with the highest degree of relevance.

Since a major news item might be carried by a number of sources, the Company's filtering engine eliminates redundant stories and identifies the particular article that best covers the topic. The Company believes that its SMART technology enables it to deliver services to its users with significantly higher relevance than those generated by alternative approaches. Relevance in print media, for example, is generally quite low, since content is created once for large circulation bases. With Boolean keyword search technology, relevance is somewhat improved, although relevant information is often buried within duplicate and repetitive stories. With the SMART technology, customers surveyed by the Company have consistently reported that the content they receive is highly relevant.

  The Company's internal production systems are automated and scaleable, allowing the Company to service a growing base of users and to process an increasing volume of incoming information items. The Company's internal systems are deployed across a client-server network of PCs and Unix workstations which can be expanded to meet increases in production requirements. The Company believes that the components of its production systems can be purchased from external vendors with minimal lead times.

  To support its production systems and to enhance the performance of the SMART filtering engine, the Company employs a staff of editorial specialists and domain experts. The role of these specialists is to refine, on an ongoing basis, the knowledge base that defines the topics and filtering parameters in each information domain. Through their in-depth vertical industry knowledge and experience with the SMART codification techniques, the editorial specialists build and refine a set of domain knowledge bases and thesauri of industry terminology that enable SMART to identify the relevant news stories for individual profiles and industry topics. The Company has also developed a set of software tools that facilitate the creation and maintenance of these domain knowledge bases. The Company believes that this editorial function is a critical component of its ability to provide its users with extensive, yet highly targeted, coverage of news items of interest. As of June 30, 1996, the Company employed 20 people in its editorial department.

  The Company's quality assurance function monitors the quality and consistency of each night's delivered service. The quality assurance function also investigates transmission problems, which can occur as a result of internal system difficulties or problems on the receiving end (e.g., a user's fax machine is out of paper). To provide its large enterprise customers with a high level of customer service, the Company has developed internal systems and procedures to identify potential delivery problems as early as possible in the overall daily production cycle. The Company has also developed a set of automated tools used by the Company in its internal production process, which operate together with the SMART filtering systems, to improve the efficiency and effectiveness of the Company's quality assurance function.

  The Company's product development efforts are focused on expanding and enhancing the Company's suite of services, further developing the Company's core retrieval and filtering technology, further developing the Company's knowledge processing and delivery systems, and developing service capabilities that leverage the interactive capabilities of the Internet. The Company's product development efforts to expand and enhance the delivery of its services include efforts to enhance the interactive capabilities of the Company's Internet and intranet-based services, enhancing First! to operate on Lotus Notes 4.0, developing the FreeLoader functionality and multi-media capabilities and integrating FreeLoader with Individual's products and services, and general ongoing enhancements to its delivery capabilities. For the six months ended June 30, 1996, and for the years ended December 31, 1995, 1994, and 1993, the Company had $1.9 million , $2.6 million, $1.2 million, and $773,000 of product development expenses, constituting 17.7%, 15.5%, 12.6%, and 18.8% of revenue, respectively. The Company expects that it will continue to commit substantial resources to research and development for the foreseeable future.

MICROSOFT RELATIONSHIP

  In October 1995, the Company and Microsoft entered into a business relationship for the development and marketing of customized information services to be offered in conjunction with Microsoft products or services. Currently, the two companies are working together to develop a capability for users of the Microsoft Network ("MSN") online service to obtain customized information based on Individual's NewsPage Web site technology. Once developed, this capability will be offered to Microsoft's MSN user base, will specifically highlight the Company's corporate name and service brand, and will link MSN users to the Company's Web site. This jointly developed service is scheduled to be released in 1996. There can be no assurance that such service will be successfully developed or introduced, on a timely basis or at all, or that significant revenue, if any, will be generated by this service.

  The Company and Microsoft are also jointly defining and developing a customized information service, based on Individual's enterprise-related services and technology, to be integrated with Microsoft's Exchange, a client/server electronic mail-based groupware product. A release date has not been established for this service. There can be no assurance that such product will be successfully developed or introduced, on a timely basis or at all, or that significant revenue will be generated through these efforts. The two companies are also considering additional joint product development activities but there can be no assurance that such activities will be undertaken or, if undertaken, will generate significant revenue.

  As part of its business relationship with the Company, in September 1995 Microsoft purchased shares of the Company's Series G Preferred Stock (all of which were converted into shares of Common Stock upon the closing of the Company's initial public offering). Daniel Rosen, Senior Director of Microsoft, is a member of the Company's Board of Directors. See "Certain Transactions" and "Principal Stockholders."

KNIGHT-RIDDER AND OTHER STRATEGIC RELATIONSHIPS

  The Company has established strategic relationships with several other leading corporations, including Knight-Ridder. These relationships are designed to enable the Company to acquire new users more cost-effectively, to offer additional capabilities to its existing users, expand its information sources, or to leverage its systems expertise in conjunction with another party to offer new services.

  The Company is licensing content from Knight-Ridder. Also, Knight-Ridder markets a service under the name Dialog Direct that utilizes proprietary technology of the Company, for which the Company receives license fees. In 1993, Knight-Ridder purchased shares of the Company's Series F Preferred Stock. Melinda E. Keirnan, Assistant Vice President and Assistant to the Chairman and Chief Executive Officer of Knight-Ridder, is a member of the Company's Board of Directors. See "Certain Transactions" and "Principal Stockholders."

  In March 1996, Individual entered into an agreement with the Internet service provider NETCOM to provide NETCOM subscribers with a daily customized news service called Personal NewsPage Direct. In April 1996, the Company and Toshiba Corporation entered into a joint venture to form a Japanese corporation to provide customized news and information services targeted to the Japanese business information market.

  The Company has established a relationship with Gartner Group, which offers its clients a service, marketed as Gartner First! Daily, that draws on the Company's proprietary systems and uses content from Gartner Group's research and from information providers of the Company.

  The Company also has in place marketing alliances with Lotus/IBM, Netscape Communications, Prodigy, and Verity, among others. Many of these companies offer the potential for broader distribution and reduced subscriber acquisition costs for the Company. See "Business -- Sales and Marketing."

COMPETITION

  The market for information services is intensely competitive and rapidly changing. The Company competes, or may in the future compete, directly or indirectly for users, information providers and/or advertisers with the following categories of companies: (i) large, well-established news and information providers such as Dow Jones, Knight-Ridder, Lexis/Nexis, Pearson, Reuters and Thomson; (ii) traditional print media companies that are increasingly searching for opportunities for online provision of news, including through the establishment of Web sites on the Internet; (iii) providers of network-based software systems such as Lotus and Microsoft, which could, in the future, ally with competing news and information providers; (iv) third party providers of software that allows customers to aggregate and filter a variety of news feeds, such as Desktop Data; (v) consumer online services such as CompuServe, America Online and Prodigy; (vi) Internet-based news distributors such as ClariNet and search engine providers such as Digital Equipment, Infoseek, Lycos, Verity, and Yahoo!; and (vii) Companies that offer space for advertising on the Web, including content sites such as c|net, ESPNet, GNN, HotWired, Pathfinder, and USA Today. FreeLoader competes with other Web offline delivery software vendors such as Pointcast, Web Whacker and OM Express. The Company presently has strategic relationships with certain of its competitors or potential competitors (including Knight-Ridder and Microsoft) and licenses content from others.

  The Company believes that the principal competitive factors in selling its products and services to knowledge workers include information relevance, depth and breadth of information sources, ease of use, timeliness, delivery platform capabilities, service quality, and cost. The Company believes that the principal competitive factors in attracting information providers include the ability to generate incremental fees, the ability to promote brand name recognition, the potential to acquire new subscribers, and the degree of delivery differentiation. The Company believes that the principal competitive factors in attracting advertisers include the number of users or audience size, demographics of user base or audience, the ability to micro-target advertising, the capability to interact with customers, and overall cost-effectiveness of advertising. The Company believes that it competes favorably with respect to these factors, but there can be no assurance that it will continue to do so.

  Many of the Company's current and potential competitors have longer operating histories, significantly greater financial, technical and marketing resources, greater name recognition, and a larger installed customer base than the Company. In addition, any of these competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements, and to devote greater resources to the development, promotion and sale of their services than the Company. There can be no assurance that the Company's current or potential competitors will not develop products and services comparable or superior to those developed by the Company or adapt more quickly than the Company to new technologies, evolving industry trends or changing customer requirements. Increased competition could result in price reductions, reduced margins, or loss of market share, any of which would materially and adversely affect the Company's business, results of operations, or financial condition. There can be no assurance that the Company will be able to compete successfully against current and future competitors, or that competitive pressures faced by the Company will not have a material adverse effect on its business, results of operations, and financial condition. If the Company is unable to compete successfully against current and future competitors, the Company's business, results of operations, and financial condition will be materially adversely affected. See "Risk Factors -- Competition."

LICENSES AND INTELLECTUAL PROPERTY

  The Company's success is dependent to a significant degree on its proprietary technology. The Company relies on a combination of trade secret, copyright, and trademark laws and on non-disclosure agreements and contractual provisions to establish and protect its proprietary rights. The Company has applied for two patents and has not to date registered any of its copyrights or trademarks. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's services or to obtain and use information that the Company regards as proprietary. There can be no assurance that the steps taken by the Company to protect its proprietary rights will be adequate or that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's technologies or services.

  The Company has licensed the proprietary SMART filtering software, which is used as the filtering engine for all of its products and services, from Cornell University. Under the terms of the license agreement with Cornell University, the Company has exclusive worldwide rights until February 1999 to design, develop, market, and sell systems and services based on the SMART software for the retrieval and dissemination of data from recent and continually changing data sources. Under the terms of this agreement, the Company also has the rights to sublicense SMART and its modifications to third parties. Provided that the Company is not then in default of the license agreement, at the end of the initial term of the agreement the Company will retain a continuing worldwide, non-exclusive, perpetual royalty-free right to use the SMART software, as well as the exclusive rights to all enhancements it has made to the software. There can be no assurance, however, that Cornell University will not license the SMART software to a third party, including a competitor of the Company, once the Company's exclusive rights have lapsed. In addition, Cornell University may terminate the license agreement if the Company has materially breached the agreement and such breach remains uncured 60 days after written notice of such breach has been given. If the license agreement were to terminate, the Company would be required to develop or acquire a replacement filtering technology, and there can be no assurance that such technology could be developed or acquired, on a timely basis or at all, and on favorable terms to the Company. Consequently, any termination of the Company's license agreement with Cornell University would have a material adverse effect on the Company's business, results of operations, and financial condition.

  The Company has received correspondence from legal counsel for the owner of a registered trademark, "Newspager," alleging that the Company's use of the name "NewsPage" infringes on its mark. The other owner advised the Company that the Company may continue to use the name "NewsPage" through the first quarter of 1996 in order to afford it time to re-brand its Internet service with a new mark. Although the Company is presently considering alternative trademarks for NewsPage, it has not re-branded NewsPage. As a result, there can be no assurance that the other owner will not commence legal action against the Company for infringement of its registered trademark. Although the Company believes that "NewsPage" does not infringe the rights of the other party, an infringement action, if commenced, could result in an injunction against the Company's further use of the "NewsPage" name, as well as monetary damages, which could have a material adverse effect upon the Company. The Company has also received correspondence from legal counsel for the owner of a registered trademark entitled "Enhancing the Power of Knowledge" alleging that the Company's use of the phrase "Spreading the Power of Knowledge" in connection with advertising or marketing of healthcare or medical-related information services was likely to confuse the public and result in irreparable damage to the other owner's mark. The other owner insists that the Company refrain from such use of "Spreading the Power of Knowledge." There can be no assurance that the other owner will not commence legal action against the Company for infringement of its registered trademark. Although the Company has been using the mark since 1989 and believes that "Spreading the Power of Knowledge" does not infringe upon the rights of the other party, an infringement action, if commenced, could result in an injunction against the Company's further use of

"Spreading the Power of Knowledge," as well as monetary damages, which could have a material adverse effect upon the Company.

  There has been substantial litigation in the information services industry involving intellectual property rights. Although the Company does not believe that it is infringing the intellectual property rights of others, there can be no assurance that such claims, if asserted, would not have a material adverse effect on the Company's business, results of operations, and financial condition. In addition, inasmuch as the Company licenses the informational content that is included in its services from third parties, its exposure to copyright infringement actions may increase because the Company must rely upon such third parties for information as to the origin and ownership of such or licensed content. Although the Company obtains representations as to the origins and ownership of such licensed informational content and obtains indemnification to cover any breach of any such representations, there can be no assurance that such representations will be accurate or that such indemnification will provide adequate compensation for any breach of such representations. In the future, litigation may be necessary to enforce and protect trade secrets, copyrights and other intellectual property rights of the Company. The Company may also be subject to litigation to defend against claimed infringement of the rights of others or to determine the scope and validity of the intellectual property rights of others. Any such litigation would be costly and divert management's attention, either of which would have a material adverse effect on the Company's business, results of operations, and financial condition. Adverse determinations in such litigation could result in the loss of the Company's proprietary rights, subject the Company to significant liabilities, require the Company to seek licenses from third parties, and prevent the Company from selling its services, any one of which could have a material adverse effect on the Company's business, financial condition, and results of operations. See "Risk Factors --Dependence on Proprietary Technology; Risk of Third Party Claims for Infringement."

EMPLOYEES

  The Company had 204 full-time employees at June 30, 1996, of which 65 were in editorial and operations, 68 were in sales and marketing, 51 were in product development, and 20 were in finance and administration. The Company's future success depends in significant part, upon the continued service of its key technical, editorial, sales, product development and senior management personnel and on its ability to attract and retain highly qualified employees. There is no assurance that the Company will continue to attract and retain high-caliber employees, as competition for such personnel is intense. The Company's employees are not represented by any collective bargaining organization, and the Company has never experienced a work stoppage and considers its relations with its employees to be good.

FACILITIES

  The Company's corporate headquarters are located in Burlington, Massachusetts. The Company leases approximately 32,100 square feet under a lease expiring December 31, 1999, with options to expand into adjacent space on or before the termination of the lease. The Company leases additional facilities and offices for sales and support personnel in Burlingame, California, New York, and Tokyo. The Company believes that its existing facilities are adequate for its current requirements and that additional space can be obtained to meet its future requirements.

LEGAL PROCEEDINGS

  From time to time, the Company may be involved in litigation relating to claims arising out of its operations in the normal course of business. The Company is not currently a party to any legal proceedings, the adverse outcome of which, individually or in the aggregate, would have a material adverse effect on the Company's results of operations or financial position.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  The executive officers and directors of the Company are as follows:

        NAME                    AGE                  POSITION
        ----                    ---                  --------
Michael E. Kolowich............  44 President and Chief Executive Officer and a
                                     Director
Bruce D. Glabe.................  47 Executive Vice President
Jacques Bouvard................  60 Vice President, Engineering
Janesse T. Bruce...............  39 Senior Vice President and General Manager,
                                     Internet and Single-User Services
Robert L. Lentz................  45 Vice President, Finance, Chief Financial
                                     Officer and Treasurer
Annette E. Lissauer............  50 Senior Vice President and General Manager,
                                     Enterprise Services
Robert E. McWalter.............  35 Vice President, Enterprise News Sales
Jeffrey Miller.................  40 Vice President, NewsPage Advertising Sales
Robin B. Streit................  34 Vice President, Consumer Marketing
Majed G. Tomeh.................  36 Vice President, Editorial & Operations
Richard C. Vancil..............  35 Vice President, Marketing
P. Russell Williams, Jr. ......  34 Vice President, New Internet Ventures
Harry C. Wu....................  44 Director of Systems Development
John S. Zahner.................  44 Vice President, Business Development,
                                     Secretary
Joseph A. Amram................  39 Director
William A. Devereaux(2)........  49 Director
Melinda E. Keirnan(1)..........  40 Director
Elon Kohlberg..................  50 Director
Marino R. Polestra(2)..........  38 Director
Daniel Rosen(1)................  46 Director

- --------
(1) Member of Compensation Committee.
(2) Member of Audit Committee.

  MICHAEL E. KOLOWICH joined the Company in September 1996 as President and Chief Executive Officer and a director of the Company. Prior to joining the Company, Mr. Kolowich served from June 1996 until September 1996 as Vice President/Business Operations of Nets, Inc., an internet content provider formed in June 1996 when AT&T New Media Services, a provider of interactive online information services for business professionals, merged with Industry.Net. Mr. Kolowich served as President of AT&T New Media Services from December 1994 until its merger with Industry.Net in June 1996. From April 1991 until December 1994, Mr. Kolowich was President of Ziff-Davis Interactive, an online publishing division of Ziff-Davis Publishing Company. Mr. Kolowich holds an AB degree in Engineering and Applied Physics from Harvard College and an M.B.A. from Harvard Business School.

  BRUCE D. GLABE joined the Company in May 1994. Mr. Glabe has served as Executive Vice President since May 1996. Prior to that, Mr. Glabe served as Executive Vice President, Chief Financial Officer and Treasurer from October 1994 to May 1996, and served as Chief Financial Officer and Treasurer from May 1994 to October 1994. Prior to joining the Company, Mr. Glabe served from 1975 to 1993 at Bolt Beranek and Newman, Inc., ("BBN") a high technology company specializing in communications, software and advanced computer systems, most recently as President and General Manager of BBN Communications Division. From 1975 to 1990, Mr. Glabe served in several senior finance positions at BBN, including Senior Vice President for Finance and Administration (Chief Financial Officer). Mr. Glabe holds a B.S. degree in Engineering Systems Analysis from the Massachusetts Institute of Technology and an M.B.A. from Harvard Business School.

  JACQUES BOUVARD, a founder of the Company, has served as Vice President, Engineering, since April 1989. Prior to forming the Company, Mr. Bouvard served from 1959 to 1988 in engineering and technology groups at Honeywell Bull, Inc., a computer manufacturing company, most recently as Director, Advanced Systems Technology from 1982 to 1988. Mr. Bouvard holds an M.A. degree in Applied Mathematics from Harvard University, an M.S.E.E. degree from the University of Paris, and a B.S. degree in mathematics from the University of Paris.

  JANESSE T. BRUCE joined the Company in January 1996 as Senior Vice President and General Manager, Internet and Single-User Services. Prior to joining the Company, Ms. Bruce served with Cowles Media Company as Managing Director of Walking Inc., publisher of Walking Magazine and other fitness/health-related books and newsletters. Ms. Bruce founded Walking Inc. in July 1990 and served as its CEO and Publisher until August 1994, when the corporation was sold to Cowles Media Company. Prior to founding Walking Inc., Ms. Bruce also held positions at Newsweek and Rolling Stone magazines and at Hearst Magazine Company. Ms. Bruce earned a B.A. from Smith College.

  ROBERT L. LENTZ joined the Company in March 1996 as Vice President, Finance. Mr. Lentz has served as Vice President, Finance, Chief Financial Officer and Treasurer since May 1996. Prior to joining the Company, Mr. Lentz served since 1993 as Vice President, Finance and Operations of Teloquent Communications Corporation, a telecommunications software company. Prior to that, Mr. Lentz served from 1990 to 1993 as Senior Vice President and General Manager, Information Systems Division, in the Personal Communications Division of Electronic Data Systems Corporation, a provider of software and information technology services to the personal communications industry. Mr. Lentz holds a B.S. degree from Northeastern University and an M.B.A. from Babson College.

  ANNETTE E. LISSAUER joined the Company in December 1990, and has served as Senior Vice President, General Manager, Enterprise Business since January 1996. From 1992 to 1995, Ms. Lissauer served as Vice President, Corporate Sales, and from 1990 to 1991 served as Vice President, Marketing. Prior to joining the Company, Ms. Lissauer served from 1987 to 1990 as Chief Operating Officer of IDD Information Services, a financial information services company. Ms. Lissauer holds a Baccalaureat degree from Amsterdam Lyceum in Amsterdam, Holland, and a Certificat de Commerces from Ecole Lemania, at the Universite de Lausanne in Switzerland.

  ROBERT E. MCWALTER joined the Company in February 1990 as Regional Sales Manager and has served as Vice President of Enterprise News Sales since April 1996. From June 1995 through March 1996, Mr. McWalter served as Director of North American Sales. Mr. McWalter holds a B.A. in Economics from the University of New Hampshire.

  JEFFREY MILLER joined the Company in April 1996 as Vice President, NewsPage Advertising Sales. Prior to joining the Company, Mr. Miller founded Miller Communications Group in 1994, a communications company that provided sales training, marketing management and specialized consulting services to businesses. From 1990 to 1993, Mr Miller served as the founding Associate Publisher of Windows Magazine for CMP Publishing. Prior to that, Mr. Miller served at Ziff-Davis Publishing Company as Publisher of Mac User magazine from 1989 to 1990. Mr. Miller holds a B.A. in Political Science from City University of New York, Brooklyn College, and an M.B.A. from Pace University.

  ROBIN B. STREIT joined the Company in August 1996 as Vice President, Consumer Marketing. Prior to joining the Company, Ms. Streit served from August 1994 to August 1996 with Cowles Media Company as Director of New Business Development for Walking Inc., a division of Cowles Enthusiast Media and publisher of Walking Magazine and other fitness/health-related books and newsletters. Prior to that, Ms. Streit served as Circulation Director for Walking Inc. from July 1990 until August 1994, where she was responsible for circulation, consumer marketing and financial strategies for Walking Magazine. Ms. Streit earned a B.A. from St. Lawrence University.

  MAJED G. TOMEH joined the Company in November 1989, and has served as Vice President, Editorial & Operations since November 1991. From 1989 to 1991, Mr. Tomeh served as the Company's Director of Product Management. Prior to joining the Company, from 1987 to 1989, Mr. Tomeh served as President of Executive Briefing Services, an information services company which he founded and later sold to a publisher. Mr. Tomeh has also worked as Product Manager at Analog Devices, and as an Analyst at McKinsey & Co. Mr. Tomeh holds a B.S.E. degree in Mechanical & Aerospace Engineering from Princeton University, an M.S. degree in Microprocessor-Based Product Design from Stanford University and an M.B.A. from Harvard Business School.

  RICHARD C. VANCIL has served as Vice President, Marketing, since joining the Company in January 1993. Prior to joining the Company, Mr. Vancil served from 1990 to January 1993 at Dataquest, Inc., a research and consulting firm for the information technology industry. Mr. Vancil served as Vice President of Marketing at Dataquest from 1992 to January 1993, and as Director of Sales, Eastern Operations from 1991 to 1992. Prior to that, Mr. Vancil served at The Ledgeway Group, a marketing research and consulting firm, from 1987 to 1990, most recently as Market Development Director. Mr. Vancil holds a B.A. in English from Connecticut College and an M.B.A. from Harvard Business School.

  P. RUSSELL WILLIAMS, JR. has served as Vice President, New Internet Ventures since joining the Company in July 1995. Prior to joining the Company, Mr. Williams served from 1986 to February 1995 at Delphi Internet Services Corporation, an online service and Internet access provider, most recently as Vice President and General Manager from 1992 to February 1995, and as Vice President of Sales and Marketing from 1990 to 1992. Mr. Williams holds a B.A. degree in Economics from Trinity College.

  HARRY C. WU, a founder of the Company, has served as Director of Systems Development since 1989. Prior to forming the Company, Dr. Wu served from 1984 to 1988 as Principal Staff Engineer at Honeywell Bull Information Systems. Dr. Wu holds a B.A. in Mathematics and an M.S. in Mathematics from the University of California, Berkeley, as well as an M.S. in Computer Science and a Ph.D. in Computer Science from Cornell University. Dr. Wu's Ph.D. dissertation related to algorithmic advances of the SMART technology.

  JOHN S. ZAHNER, a founder of the Company, served as Vice President of Business Development since 1989. Prior to forming the Company, Mr. Zahner served most recently as an independent business consultant to the publishing industry during 1988. Prior to that, Mr. Zahner served from 1985 to 1987 at Raben Publishing Company, most recently as Director of Special Sections. Mr. Zahner attended Westminster College and the University of Paris (Sorbonne).

  JOSEPH A. AMRAM, a founder and director of the Company, was terminated as an employee of the Company in August 1996. Mr. Amram served as President and Chief Executive Officer of the Company from its inception in January 1989 to July 1996. Prior to forming the Company, Mr. Amram was an associate at Aegis Venture Funds, a venture capital partnership, from 1987 to 1988. From 1984 to 1987, Mr. Amram served first as Product Manager and then as Manager, Product Marketing, at Rational, a manufacturer of productivity systems for software engineers. Mr. Amram also served for three years in the Israeli Air Force, receiving five promotions before ending his tour of duty in 1978 as a Sergeant-Major. Mr. Amram holds B.S. and M.S. degrees in Electrical Engineering and Computer Science, both from the Massachusetts Institute of Technology, as well as an M.B.A. from Harvard Business School.

  WILLIAM A. DEVEREAUX has served as a director of the Company since 1989, and was elected Chairman of the Board of Directors in July 1996. Mr. Devereaux has been Managing Director, American Capital Company, a venture capital and merchant banking company, from 1987 to 1992 and since 1995. From 1993 to 1994, Mr. Devereaux was Vice President, Strategic Planning at the Communications Division of General Instrument Corp. Prior to that, from 1979 to 1987, Mr. Devereaux was Executive Vice President at American Cable Systems, a national provider of cable television services.

  MELINDA E. KEIRNAN has served as a director of the Company since May 1996. Ms. Keirnan has been Assistant Vice President and Assistant to the Chairman and Chief Executive Officer of Knight-Ridder, Inc. since April 1995. From March 1994 to April 1995, Ms. Keirnan was Assistant to the President of Knight-Ridder, Inc. Prior to that, Ms. Keirnan served from 1990 to 1994 as Managing Editor of News at St. Paul Pioneer Press, a publishing company.

  ELON KOHLBERG has served as a director of the Company since August 1995. Mr. Kohlberg has been a Professor of Business Administration at the Harvard Business School since 1976. Mr. Kohlberg also serves as a director of TEVA Industries and the Lemmon Company.

  MARINO R. POLESTRA has served as a director of the Company since January 1991. Since February 1989, Mr. Polestra has been a Vice President of Burr, Egan, Deleage & Co., a venture capital firm. Mr. Polestra also serves as a director of IBIS Technology Corp., Security Dynamics Technologies, Inc., and Premisys Communications, Inc.

  DANIEL ROSEN has served as a director of the Company since October 1995. Mr. Rosen has been Senior Director at Microsoft Corporation since 1994. From 1980 to 1994, Mr. Rosen served in a variety of positions at AT&T Corporation; his last position at AT&T was Vice President and General Manager-PersonaLink Services. Mr. Rosen also serves as a director of UUNET Technologies, Inc., an Internet access provider.

  The Company's Board of Directors is divided into three staggered classes. The Board is comprised of two Class I Directors, Marino R. Polestra and Melinda E. Keirnan, two Class II Directors, Elon Kohlberg and Daniel Rosen, and three Class III Directors, Joseph A. Amram, William A. Devereaux and Michael E. Kolowich. At each Annual Meeting of Stockholders, directors will be elected (or reelected) for a three-year term to succeed the directors of the same class whose terms are then to expire. The initial terms of the Class I Directors, Class II Directors and Class III Directors will expire upon the election and qualification of directors at the Annual Meeting of Stockholders held following the fiscal years ending in December 1996, 1997 and 1998, respectively.

  Directors of the Company do not receive any cash compensation for their services as directors, but directors who are not employees of the Company are reimbursed for their reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors and Board committees.

  During 1995 and 1996, the Company granted options to purchase an aggregate of 114,000 and 1,080,000 shares, respectively of Common Stock under its 1989 Stock Option Plan, as amended, to certain of the Company's non-employee directors. In August 1995, the Company granted to Elon Kohlberg options to purchase 18,000 shares of Common Stock at an exercise price of $0.83 per share and in October 1995, the Company granted to William A. Deveraux options to purchase 21,000 shares of Common Stock at an exercise price of $5.33 per share. In January 1996, the Company granted options to purchase 20,000 shares of Common Stock at an exercise price of $10.80 per share to each of Marino R. Polestra and Daniel Rosen, and granted options to purchase 10,000 shares of Common Stock at an exercise price of $10.80 per share to each of William A. Devereaux and Elon Kohlberg. In September 1996, the Company granted to Michael
E. Kolowich options to purchase an aggregate of 1,000,000 shares of Common Stock at an exercise price of $6.00 per share. See "Certain Transactions." Non-employee directors are also eligible to receive stock options under the Company's 1996 Non-Employee Director Stock Option Plan. See "Management --
 Stock Plans -- 1996 Non-Employee Director Stock Option Plan."

  Executive officers of the Company are elected by the Board of Directors on an annual basis and serve until the next annual meeting of stockholders and until their successors have been duly elected and qualified. There are no family relationships among any of the executive officers or directors of the Company.

COMMITTEES OF THE BOARD OF DIRECTORS

  The Company's Board of Directors has an Audit Committee and a Compensation Committee. The Audit Committee is responsible for reviewing audit functions, including accounting and financial reporting practices of the Company, the adequacy of the Company's system of internal accounting control, the quality and integrity of the Company's financial statements and relations with independent auditors. The current members of the Audit Committee are William
A. Devereaux and Marino R. Polestra. The Compensation Committee is responsible for establishing the compensation of the Company's directors, officers and employees, including salaries, bonuses, commission, and benefit plans, administering the Company's Amended and Restated 1989 Stock Option Plan, 1996 Employee Stock Purchase Plan and 1996 Non-Employee Director Stock Option Plan, as well as the FreeLoader 1996 Stock Option Plan which was assumed by the Company in connection with its acquisition of FreeLoader, and other forms of or matters relating to compensation. Daniel Rosen and Melinda E. Keirnan are the directors currently serving on the Compensation Committee.

EXECUTIVE COMPENSATION

 Summary Compensation

  The following table sets forth all compensation awarded to, earned by or paid for services rendered to the Company in all capacities during 1995 by the Company's Chief Executive Officer and the four other most highly compensated executive officers who received compensation in excess of $100,000 during 1995 (collectively, the "Named Executive Officers"):

                          SUMMARY COMPENSATION TABLE

                                                    LONG-TERM
                                                   COMPENSATION
                                                    AWARDS(2)
                                                   ------------
                                      ANNUAL
                                 COMPENSATION(1)    SECURITIES
                                ------------------  UNDERLYING     ALL OTHER
  NAME AND PRINCIPAL POSITION   SALARY($) BONUS($) OPTIONS (#)  COMPENSATION($)
  ---------------------------   --------- -------- ------------ ---------------
Joseph A. Amram(3)............. $108,733  $20,000    181,667           --
Bruce D. Glabe.................  118,750   19,100     41,250           --
 Executive Vice President
Annette E. Lissauer............   91,003   21,760     37,500           --
 Senior Vice President and
 General Manager, Enterprise
 Services
Richard C. Vancil..............  100,583   10,815     22,500           --
 Vice President, Marketing
John S. Zahner.................   91,083   17,018     22,500           --
 Vice President, Business
 Development, Secretary

- --------
(1) In accordance with the rules of the Securities and Exchange Commission (the "Commission"), the compensation described in this table does not include medical, group life insurance or other benefits received by the Named Executive Officers which are available generally to all salaried employees of the Company, and certain perquisites and other personal benefits, securities or property received by the Named Executive Officers which do not exceed the lesser of $50,000 or 10% of any such officer's salary and bonus disclosed in this table.
(2) Represents stock options granted during 1995 under the Company's 1989 Stock Option Plan. The Company did not make any restricted stock awards, grant any stock appreciation rights or make any long-term incentive plan payouts during 1995.

(3) Mr. Amram was terminated as an employee of the Company in August 1996. Mr. Amram served as President and Chief Executive Officer from the Company's inception in January 1989 until July 1996, and is currently a director of the Company.

 Option Grants

  The following table sets forth certain information concerning grants of stock options made during 1995 to each of the Named Executive Officers. In accordance with the rules of the Commission, the potential realizable values for such options shown in the table are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. These assumed rates of appreciation do not represent the Company's estimate or projection of the appreciation of shares of Common Stock of the Company.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                  INDIVIDUAL GRANTS
                         ------------------------------------
                                                                               POTENTIAL
                                       PERCENT OF                          REALIZABLE VALUE
                                         TOTAL                             AT ASSUMED ANNUAL
                           NUMBER OF    OPTIONS                             RATES OF STOCK
                          SECURITIES   GRANTED TO EXERCISE OR             PRICE APPRECIATION
                          UNDERLYING   EMPLOYEES  BASE PRICE                FOR OPTION TERM
                            OPTIONS    IN FISCAL      PER     EXPIRATION ---------------------
          NAME           GRANTED(#)(1)    YEAR    SHARE($)(2)  DATE(1)     5%($)      10%($)
          ----           ------------- ---------- ----------- ---------- ---------- ----------
Joseph A. Amram.........     15,000        2.2%     $ 8.00     11/30/05  $   75,467 $  191,249
                            166,667       24.8       13.33      4/30/05   1,397,197  3,540,772
Bruce D. Glabe..........     15,000        2.2        5.33      9/30/05      50,280    127,420
                             11,250        1.7        8.00     11/30/05      56,601    143,437
                             15,000        2.2       12.00      4/30/05     113,201    286,874
Annette E. Lissauer.....     30,000        4.5        8.00     11/30/05     150,935    382,498
                              7,500        1.1       12.00      4/30/05      56,601    143,437
Richard C. Vancil.......     15,000        2.2        8.00     11/30/05      75,467    191,249
                              7,500        1.1       12.00      4/30/05      56,601    143,437
John S. Zahner..........     15,000        2.2        8.00     11/30/05      75,467    191,249
                              7,500        1.1       12.00      4/30/05      56,601    143,437

- --------
(1) The options, which were granted under the Company's 1989 Stock Option Plan, have a term of ten years, subject to earlier termination in certain events related to termination of employment. Such options become exercisable over a four year period, 1/48th of such options vesting each month commencing on the last day of the first full month after the date of grant.
(2) All options were granted at an exercise price equal to or greater than fair market value as determined by the Board of Directors of the Company on the date of grant.

  The following table sets forth certain information concerning stock options exercised during 1995 and the number and value of unexercised stock options held as of December 31, 1995 by each of the Named Executive Officers.

  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                    VALUES

                                                      NUMBER OF SECURITIES
                                                     UNDERLYING UNEXERCISED      VALUE OF UNEXERCISED
                                                           OPTIONS AT            IN-THE-MONEY OPTIONS
                           SHARES                       DECEMBER 31, 1995     AT DECEMBER 31, 1995($)(1)
                         ACQUIRED ON     VALUE      ------------------------- -----------------------------
  NAME                   EXERCISE(#) REALIZED($)(1) EXERCISABLE UNEXERCISABLE EXERCISABLE    UNEXERCISABLE
  ----                   ----------- -------------- ----------- ------------- -------------  --------------
Joseph A. Amram.........      --            --        198,242      338,925       $1,636,414   $   1,326,904
Bruce D. Glabe..........      --            --         28,437      125,313          357,433       1,396,316
Annette E. Lissauer.....    2,550       $35,360       107,997       54,453        1,480,621         438,269
Richard C. Vancil.......      --            --         65,156       62,345          797,321         572,430
John S. Zahner..........      --            --         12,032       40,469          150,580         361,422

- --------
(1) There was no public trading market for the Common Stock as of December 31, 1995. Accordingly, these values have been calculated on the basis of the initial public offering price of $14.00 per share, minus the applicable per share exercise price.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Compensation Committee was established in November 1994, and currently consists of Mr. Daniel Rosen and Ms. Melinda E. Keirnan.

STOCK PLANS

 Amended and Restated 1989 Stock Option Plan

  The Company's 1989 Stock Option Plan was adopted by the Board of Directors on April 1, 1989 and approved by the Company's stockholders in September 1989. The Amended and Restated 1989 Stock Option Plan was adopted by the Board of Directors on January 30, 1996, and approved by the Company's stockholders on March 4, 1996. The Amended and Restated 1989 Stock Option Plan provides for the grant of (i) "incentive stock options," within the meaning of the Internal Revenue Code, to employees and officers of the Company, and (ii) non-qualified stock options to employees, consultants, directors and officers of the Company. Up to 3,500,000 shares of Common Stock are authorized for issuance under the Amended and Restated 1989 Stock Option Plan.

  The Amended and Restated 1989 Stock Option Plan is administered by the Compensation Committee of the Board of Directors, which has the authority to select the optionees and determine the terms of the options granted, including
(i) the number of shares subject to each option, (ii) option exercise terms,
(iii) the exercise price of the option (which in the case of an incentive stock option cannot be less than the fair market value of the Common Stock as of the date of grant), (iv) the duration of the option, and (v) the time, manner and form of payment upon exercise of an option. An option is not transferable by the optionholder except by will or by the laws of descent and distribution. Generally, no incentive stock option may be exercised more than 3 months following termination of employment, unless the termination is due to death or disability, in which case the option is exercisable for a maximum of 180 days after such termination.

  As of June 30, 1996, options to purchase a total of 2,375,252 shares of Common Stock at a weighted average exercise price of $7.61 were outstanding under the Amended and Restated 1989 Stock Option Plan (of which options to purchase 702,514 shares were then exercisable), and options to purchase 440,586 shares had been exercised at a weighted average exercise price of $.32 per share.

 1996 Employee Stock Purchase Plan

  On January 30, 1996, the Company's Board of Directors adopted, and on March 4, 1996, the Company's stockholders approved, the 1996 Employee Stock Purchase Plan (the "Purchase Plan"), which provides for the issuance of a maximum of 500,000 shares of Common Stock pursuant to the exercise of nontransferable options granted to participating employees. The Purchase Plan is administered by the Compensation Committee of the Board of Directors. All employees of the Company, except employees who own five percent or more of the Company's stock, whose customary employment is more than 10 hours per week are eligible to participate in the Purchase Plan. To participate in the Purchase Plan, an employee must authorize the Company to deduct an amount (not less than one percent or more than ten percent of a participant's regular pay) from his or her pay during six-month periods commencing on April 1 and October 1 of each year (each a "Payment Period"). The initial Payment Period under the Purchase Plan commenced on March 14, 1996, the effective date of the Company's initial public offering, and will end on September 30, 1996. The maximum number of shares of Common Stock that an employee may purchase in any Payment Period is the lesser of (i) a certain number of shares determined by applying the formula stated in the Purchase Plan or (ii) 1,000 shares. The exercise price for the option for each Payment Period is 85% of the lesser of the average market price of the Company's Common Stock on the first or last business day of the Payment Period. If an employee is not a participant on the last day of the Payment Period, such employee is not entitled to exercise his or her option, and the amount of his or her accumulated payroll deductions will be refunded. An employee's rights under the Purchase Plan terminate upon his or her voluntary withdrawal from the Purchase Plan at any time or upon termination of employment. To date, no options have been granted under the Purchase Plan.

 1996 Non-Employee Director Stock Option Plan

  On January 30, 1996, the Company's Board of Directors adopted, and on March 4, 1996, the Company's stockholders approved, the 1996 Non-Employee Director Stock Option Plan (the "Director Plan"), which provides for the grant of options to purchase a maximum of 500,000 shares of Common Stock of the Company to non-employee directors of the Company. The Director Plan is administered by the Compensation Committee of the Board of Directors.

  Under the Director Plan, each director of the Company who is not also an employee or officer of the Company and who is first elected as a director on or after the date of the Company's initial public offering will automatically receive an option to purchase 20,000 shares of Common Stock on the date such person is first elected to the Board of Directors. In addition, each such director, as well as any other director on the date of the offering who is not also an employee or officer of the Company will automatically receive an option to purchase an additional 10,000 shares at the time of each annual meeting of stockholders after the first anniversary of their initial award, provided, however, that such person has continuously served as a non-employee director during such period. The exercise price per share for all options granted under the Director Plan will be equal to the fair market value of the Common Stock on the date of grant. The options granted upon a director's initial election to the Board are exercisable in 36 equal monthly installments, and each annual option award is exercisable in 12 monthly installments, in each case provided that the optionee remains a director at such time. The term of each option will be for a period of ten years from the date of grant. In addition, the Director Plan authorizes the Compensation Committee to grant additional options to non-employee directors and to determine the terms applicable to such options, subject to compliance with
Section 16 of the Securities and Exchange Act. Options may not be assigned or transferred except by will or by the laws of descent and distribution and are exercisable to the extent vested only while the optionee is serving as a director of the Company or within 90 days after the optionee ceases to serve as a director of the Company. However, if a director dies or becomes disabled while he or she is serving as a director of the Company, the option will immediately become fully vested and will be exercisable until the expiration of the ten-year term. Under certain circumstances following an acquisition of the Company, the option may be exercisable for an additional period of time. No options have been granted to date under the Director Plan.

 Amended and Restated 1996 Stock Plan

  In connection with the FreeLoader Acquisition in June 1996, the Company assumed FreeLoader's Amended and Restated 1996 Stock Plan (the "FreeLoader Plan") and all of the options outstanding under the FreeLoader Plan. The FreeLoader Plan provides for the grant of (i) options which qualify as "incentive stock options" under the Internal Revenue Code to employees of the Company and (ii) non-qualified options to employees, consultants, directors and officers. The FreeLoader Plan is administered by the Compensation Committee of the Board of Directors.

  Options to purchase approximately 360,180 shares of Common Stock were outstanding under the FreeLoader Plan and assumed by the Company in the FreeLoader Acquisition (after giving effect to the conversion of FreeLoader Common Stock reserved for issuance under the FreeLoader Plan into Company Common Stock in accordance with the exchange ratio established in connection with the FreeLoader Acquisition). No additional options may be granted under the FreeLoader Plan.

401(K) PLAN

  The Company maintains a 401(k) retirement savings plan (the "401(k) Plan"). All employees of the Company are eligible to participate in the 401(k) Plan. The 401(k) Plan provides that each participant may contribute up to 15% of his or her pre-tax gross compensation (but not greater than a statutorily prescribed annual limit). The percentage elected by certain highly compensated participants may be required to be lower. The 401(k) Plan permits, but does not require, additional contributions to the 401(k) Plan by the Company. All amounts contributed by employee participants in conformance with plan requirements and earnings on such contributions are fully vested at all times.

                             CERTAIN TRANSACTIONS

  On September 13, 1993, the Company issued and sold to Knight-Ridder 600,000 shares of Series F Preferred Stock of the Company at a price of $5.00 per share, for total consideration of $3,000,000 (which were converted into 900,000 shares of Common Stock pursuant to the 3-for-2 stock split and the conversion of all outstanding shares of Preferred Stock to Common Stock effected in March 1996 in connection with the Company's initial public offering). In connection with the sale of the Series F Preferred Stock, the Company, Messrs. Amram, Bouvard, Wu and Zahner ("Founders") and the holders of the Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock of the Company ("Preferred Investors") entered into a Stockholders' Agreement with Knight-Ridder ("Knight-Ridder Stockholders' Agreement"), pursuant to which, among other things, the Company agreed to cause the nomination of one person designated by Knight-Ridder for election as a director of the Company for so long as Knight-Ridder continued to own 70% of the shares of Series F Preferred Stock which it acquired on September 13, 1993. In addition, the Founders and the Preferred Investors agreed to vote all Company securities owned by them in favor of the election of the Knight-Ridder Board designee. The Company's obligation to nominate a Knight-Ridder designee to the Company's Board terminated upon the effectiveness of the Company's initial public offering in March 1996.

  The Knight-Ridder Stockholders' Agreement also provides Knight-Ridder with a right of first negotiation until August 31, 1996 with respect to any proposed sale of control of the Company by the Company or by any Founders or Preferred Investors holding a majority of the shares of the Company's outstanding voting securities ("Selling Persons"). Pursuant to its right of first negotiation, the Selling Persons must provide Knight-Ridder with the option of negotiating with the Selling Persons for the purchase of control of the Company for an initial period of 60 days, during which time the Selling Persons are prohibited from entering into a letter of intent or binding agreement for such sale with any other party. If the Selling Persons choose not to sell the Company to Knight-Ridder after negotiating in good faith for 60 days, the Selling Persons may negotiate for the sale of the Company with any other person on terms that are no more favorable to such other person than the terms that were initially offered to Knight-Ridder, subject to certain additional restrictions. See "Risk Factors -- Control by Existing Stockholders" and "--
 Effect of Certain Charter Provisions; Anti-takeover Effects of Certificate of Incorporation, By-laws and Delaware Law."

  In addition, the Knight-Ridder Stockholders' Agreement provides that, until August 30, 2000, neither Knight-Ridder nor any of the Preferred Investors will acquire any capital stock or other securities of the Company from any of the Company's stockholders without the prior approval of the Company's Board of Directors, except (i) to the extent permitted to do so pursuant to any agreement with the Company, (ii) for any acquisition which occurs as the result of the acquisition of the stock or business of another person, or (iii) in a public offering of Common Stock of the Company in an amount necessary for such stockholder to maintain its pro rata ownership of the Company.

  The Company also has established business relationships with Knight-Ridder. The Company has not recognized material revenue from such business arrangements. See "Business -- Knight-Ridder and Other Strategic
Relationships."

  On October 3, 1995, the Company issued and sold to Microsoft 700,000 shares of the Series G Preferred Stock of the Company at a price of $15.00 per share, for total consideration of $10,500,000 (which were converted into 1,050,000 shares of Common Stock pursuant to the 3-for-2 stock split and the conversion of the Preferred shares to Common shares in connection with the initial public offering). In connection with the sale of the Series G Preferred Stock, the Company, the Founders and the Preferred Investors entered into a Series G Stockholders' Agreement with Microsoft ("Microsoft Stockholders' Agreement"), pursuant to which, among other things, the Company agreed to cause the nomination of one person designated by Microsoft for election as a director of the Company. In addition, the Founders and the Preferred Investors agreed to vote all Company securities owned by them in favor of the election of the Microsoft Board designee. The Company's obligation to nominate a Microsoft designee to the Company's Board terminated upon the effectiveness of the Company's initial public offering.

  The Microsoft Stockholders' Agreement also provides Microsoft with a right of first negotiation during the period from September 1, 1996 to September 1, 1999, with respect to any proposed sale of control of the Company by any of the Selling Persons. Microsoft's right of first negotiation is substantially similar to the Knight-Ridder right of first negotiation described above in this section. Microsoft also has a right of first negotiation with respect to a proposed sale of control of the Company prior to September 1, 1996 if Knight-Ridder waives its right of first negotiation with respect to such sale. See "Risk Factors -- Control by Existing Stockholders" and "-- Effect of Certain Charter Provisions; Anti-takeover Effects of Certificate of Incorporation, By-laws and Delaware Law."

  In addition, the Microsoft Stockholders' Agreement provides that, until October 3, 2002, Microsoft will not acquire any capital stock or other securities of the Company from any of the Company's stockholders without the prior approval of the Company's Board of Directors, except that such approval is not required (i) if, after such acquisition, Microsoft's pro rata ownership of the Company on an as-converted, fully-diluted basis would not exceed 9.70%, its pro rata ownership of the Company on an as-converted, fully-diluted basis upon the closing of the Series G Preferred Stock financing on October 3, 1995,
(ii) to the extent such acquisition is authorized by an agreement between Microsoft and the Company, (iii) for any acquisition which occurs as the result of the acquisition of the stock or business of another person, or (iv) in a public offering of Common Stock of the Company in an amount necessary for Microsoft to maintain its pro rata ownership of the Company.

  The Company also has established business relationships with Microsoft. The Company has not recognized material revenue from such business arrangements. See "Business -- Microsoft Relationship."

  On September 3, 1996, the Company entered into an Employment Agreement with Michael E. Kolowich (the "Kolowich Employment Agreement") providing for Mr. Kolowich's employment as President and Chief Executive Officer of the Company. Pursuant to the Kolowich Employment Agreement, the Company agreed to pay Mr. Kolowich a minimum base annual salary of $170,000 plus a target incentive bonus of $80,000, in each case subject to adjustment annually. All such incentive bonus payments are payable in the form of Common Stock of the Company. In addition, under the Kolowich Employment Agreement, the Company agreed to sell to Mr. Kolowich, and Mr. Kolowich agreed to purchase from the Company, 100,000 shares of the Common Stock of the Company at the price of $6.00 per share, such purchase and sale to take place no later than September 18, 1996. The Company also granted Mr. Kolowich options to purchase 1,000,000 shares of Common Stock of the Company at an exercise price of $6.00 per share, pursuant to the Company's Amended and Restated 1989 Stock Option Plan. Of such options, 66,664 are incentive stock options and the remaining 933,336 are non-qualified stock options. All 1,000,000 options vest in 48 equal monthly installments, subject to acceleration of such vesting under certain circumstances. Both Mr. Kolowich and the Company can terminate Mr. Kolowich's employment with the Company without cause upon thirty days' advance written notice to the other party.

  The Company believes that all transactions set forth above were made on terms no less favorable to the Company than would have been obtained from unaffiliated third parties. The Company has adopted a policy whereby all future transactions between the Company and its officers, directors and affiliates will be on terms no less favorable to the Company than could be obtained from unrelated third parties and will be approved by a majority of the disinterested members of the Company's Board of Directors.

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of June 30, 1996 by (i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director and Named Executive Officer of the Company and (iii) all directors and executive officers of the Company as a group. Unless otherwise indicated below, to the knowledge of the Company, all persons listed below have sole voting and investment power with respect to their shares of Common Stock, except to the extent authority is shared by spouses under applicable law.

          NAME AND                            SHARES BENEFICIALLY
           ADDRESS                                 OWNED(1)       PERCENT(1)
          --------                            ------------------- ----------
Funds managed by Burr, Egan, Deleage &             1,289,399          9.2%
 Co.(2)......................................
 One Post Office Square
 Suite 3800
 Boston, MA 02109
The Venture Capital Fund
 of New England, II, L.P. ...................      1,077,186          7.7
 160 Federal Street
 Boston, MA 02110
Kleiner, Perkins, Caufield & Byers VI(3).....      1,064,515          7.6
 2750 Sand Hill Road
 Menlo Park, CA 94025
Microsoft Corporation(4).....................      1,050,000          7.5
 One Microsoft Way
 Redmond, WA 98052
Knight-Ridder Information, Inc.(5)...........        900,000          6.4
 3460 Hillview Ave.
 Palo Alto, CA 94304
Cupertino Ventures Partnership II, L.P.,
 (formerly known as                                  848,307          6.0
 Grace Ventures Partnership II, L.P.)........
 20300 Stevens Creek Blvd.
 Suite 330
 Cupertino, CA 95014
Joseph A. Amram(6)...........................      1,587,925         10.7
 c/o Individual, Inc.
 8 New England Executive Park West
 Burlington, MA 01803
Jacques Bouvard(7)...........................        614,765          4.3
 c/o Individual, Inc.
 8 New England Executive Park West
 Burlington, MA 01803
John S. Zahner(8)............................        513,706          3.6
William A. Devereaux(9)......................        287,735          2.0
Elon Kohlberg(10)............................          6,916          *
Melinda E. Keirnan(11).......................         --              *

         NAME AND                             SHARES BENEFICIALLY
         ADDRESS                                   OWNED(1)       PERCENT(1)
         --------                             ------------------- ----------
Marino R. Polestra(12).......................          3,333          *
Daniel Rosen(13).............................          3,333          *
Bruce D. Glabe(14)...........................         55,234          *
Annette E. Lissauer(15)......................        195,045          1.4
Richard C. Vancil(16)........................         96,383          *


All directors and executive officers as a
 group (19 persons)(17)......................      4,111,658         25.3

- --------
 *  Less than 1% of the outstanding Common Stock.

 (1) The number of shares of Common Stock deemed outstanding includes (i) 14,026,071 shares of Common Stock outstanding as of June 30, 1996, and
     (ii) shares issuable pursuant to options and warrants held by the respective person or group which may be exercised within 60 days after June 30, 1996 ("presently exercisable stock options" and "presently exercisable warrants," respectively), as set forth below. Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission that deem shares to be beneficially owned by any person who has or shares voting or investment power with respect to such shares. Presently exercisable options and presently exercisable warrants are deemed to be outstanding and to be beneficially owned by the person or group holding such options or warrants for the purpose of computing the percentage ownership of such person or group, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group.
 (2) Consists of 1,090,444 shares of Common Stock owned by Alta IV Limited Partnership and 198,955 shares of Common Stock owned by C.V. Sofinnova Partners Five. The respective general partners of Alta IV Limited Partnership and C.V. Sofinnova Partners Five exercise sole voting and investment powers with respect to the shares owned by such funds. The principals of Burr, Egan, Deleage & Co. are general partners of Alta IV Management Partners, L.P. (which is the general partner of Alta IV Limited Partnership). As general partners of the fund, they may be deemed to share voting and investment power for the shares held by the fund. Burr, Egan, Deleage & Co. serves as an advisor to C.V. Sofinnova Partners Five. The principals of Burr, Egan, Deleage & Co. disclaim beneficial ownership of all such shares, except to the extent of their proportionate pecuniary interests therein. Marino R. Polestra, a director of the Company, is a Vice President of Burr, Egan, Deleage & Company and a general partner of certain funds affiliated with Burr, Egan, Deleage & Co. Mr. Polestra disclaims beneficial ownership with respect to all shares held by Alta IV Limited Partnership and C.V. Sofinnova Partners Five. See "Management."
 (3) Consists of 922,935 shares of Common Stock owned by Kleiner, Perkins, Caufield & Byers VI and 141,580 shares of Common Stock owned by KPCB VI Founders Fund.
 (4) Daniel Rosen, Senior Director of Microsoft Corporation and a director of the Company, may be deemed to share voting and investment power with respect to the shares held by Microsoft. Mr. Rosen disclaims beneficial ownership with respect to such shares. The Company has established business arrangements with Microsoft. See "Business -- Microsoft Relationship," "Management" and "Certain Transactions."
 (5) Melinda E. Keirnan, the Assistant Vice President and Assistant to the Chairman and Chief Executive Officer of Knight-Ridder, Inc., the parent corporation of Knight-Ridder Information, Inc., and a director of the Company, may be deemed to share voting and investment power with respect to such shares. Ms. Keirnan disclaims beneficial ownership with respect to the shares held by Knight-Ridder. The Company has established business arrangements with Knight-Ridder. See "Business -- Knight-Ridder and Other Strategic Relationships," "Management" and "Certain Transactions."

 (6) Includes 150,663 shares of Common Stock issuable pursuant to presently exercisable stock options and 633,300 shares of Common Stock issuable pursuant to presently exercisable warrants. Also includes (i) 3,750 shares of Common Stock held in trust by Mr. Amram and his wife, as Trustees of the Knowledge = Freedom Foundation, a charitable trust, and
     (ii) 45,000
    shares of Common Stock and 46,200 shares issuable pursuant to presently exercisable warrants held in trust by an independent trustee for the benefit of Mr. Amram's two children. Mr. Amram disclaims beneficial ownership with respect to the 94,950 shares held in trust for the benefit of the Foundation and Mr. Amram's children. Mr. Amram is a director of the Company and was terminated as an employee of the Company in August 1996.

 (7) Includes 14,140 shares of Common Stock issuable pursuant to presently exercisable stock options and 315,000 shares of Common Stock issuable pursuant to presently exercisable warrants. Mr. Bouvard is the Company's Vice President, Engineering.

 (8) Includes 20,206 shares of Common Stock issuable pursuant to presently exercisable stock options and 268,750 shares of Common Stock issuable pursuant to presently exercisable warrants. Mr. Zahner is the Company's Vice President, Business Development, and Secretary.

 (9) Includes 17,603 shares of Common Stock issuable pursuant to presently exercisable stock options and 9,000 shares of Common Stock issuable pursuant to presently exercisable warrants.

(10) Includes 6,916 shares of Common Stock issuable pursuant to presently exercisable stock options.

(11) Excludes 900,000 shares of Common Stock held by Knight-Ridder Information, Inc., with respect to which Ms. Keirnan disclaims beneficial ownership. See footnote 5 above.

(12) Includes 3,333 shares of Common Stock issuable pursuant to presently exercisable stock options. Excludes 1,090,444 shares of Common Stock owned by Alta IV Limited Partnership and 198,955 shares of Common Stock owned by C.V. Sofinnova Partners Five, with respect to which Mr. Polestra disclaims beneficial ownership. See footnote 2 above.

(13) Includes 3,333 shares of Common Stock issuable pursuant to presently exercisable stock options. Excludes 1,050,000 shares of Common Stock held by Microsoft Corporation, with respect to which Mr. Rosen disclaims beneficial ownership. See footnote 4 above.

(14) Includes 55,234 shares of Common Stock issuable pursuant to presently exercisable stock options.

(15) Includes 103,820 shares of Common Stock issuable pursuant to presently exercisable stock options and 82,500 shares of Common Stock issuable pursuant to presently exercisable warrants. Ms. Lissauer is the Company's Senior Vice President and General Manager, Enterprise Services.

(16) Includes 67,758 shares of Common Stock issuable pursuant to presently exercisable stock options and 8,625 shares of Common Stock issuable pursuant to presently exercisable warrants. Mr. Vancil is the Company's Vice President, Marketing.

(17) Includes 525,976 shares of Common Stock issuable pursuant to presently exercisable stock options and 1,688,875 shares of Common Stock issuable pursuant to presently exercisable warrants. Excludes shares of Common Stock beneficially owned by funds managed by Burr, Egan, Deleage & Co., Microsoft Corporation, Kleiner Perkins, Caufield & Byers VI and KPCB VI Founders Fund, and Knight-Ridder Information, Inc. See footnotes 2,3,4 and 5 above.

                 SELLING STOCKHOLDERS AND PLAN OF DISTRIBUTION

  The Company is registering 1,514,309 shares of Common Stock that were issued to the stockholders of FreeLoader in connection with the FreeLoader Acquisition, (collectively, the "Registered Shares"). On July 9, 1996, the Company filed a Registration Statement on Form S-8 with the Securities and Exchange Commission registering the outstanding FreeLoader stock options that were assumed by Individual in connection with the FreeLoader Acquisition. The following table sets forth certain information as of the closing date of the FreeLoader Acquisition with respect to the Registered Shares owned by (a) former FreeLoader stockholders who may be deemed to be affiliates of FreeLoader (the "Majority Stockholders") and (b) former FreeLoader stockholders who are not affiliates of FreeLoader ("Other Stockholders") (collectively, the "Selling Stockholders"):

          SELLING STOCKHOLDERS
          --------------------
                                           NUMBER OF SHARES NUMBER OF REGISTERED
                                           OF COMMON STOCK    SHARES THAT MAY
                                            OWNED PRIOR TO       BE SOLD IN
MAJORITY STOCKHOLDERS:                     THIS OFFERING(1)   THIS OFFERING(1)
- ----------------------                     ---------------- --------------------
Sunil Paul...............................       391,500            391,500
Mark Pincus..............................       391,500            391,500
SOFTBANK Holdings Inc....................       391,500            391,500
Euclid Partners IV, L.P..................       298,291            298,291
OTHER STOCKHOLDERS:
- -------------------
David Mixer..............................        11,863             11,863
Jordan Levy..............................         5,931              5,931
Ronald Schreiber.........................         5,931              5,931
Harry Hopper.............................        11,863             11,863
VLG Investments 1996.....................         3,559              3,559
VLG Retirement Savings Plan Trust Account
 FBO
 Michael W. Hall.........................         1,660              1,660
Peter Cohn as Trustee, or the Successor
 Trustee or
 Trustees, U/A/D June 29, 1995, as amend-
 ed, creating the Peter Cohn Revocable
 Trust...................................           711                711
                                              ---------          ---------
Total....................................     1,514,309          1,514,309
                                              =========          =========

- --------
(1) Excludes outstanding FreeLoader stock options assumed by Individual in connection with the FreeLoader Acquisition.

  The Registered Shares may be sold by the Selling Stockholders or by pledges, donees, transferees or other successors in interest. Such sales may be made at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. The shares may be sold by one or more of the following: (a) one or more block trades in which a broker or dealer so engaged will attempt to sell all or a portion of the shares held by a Selling Stockholder as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; and (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. The Selling Stockholders may effect such transactions by selling shares to or through broker-dealers, and such broker-dealers will receive compensation in negotiated amounts in the form of discounts, concessions, commissions or fees from the Selling Stockholders and/or the purchasers of the shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commissions). Such brokers or dealers or other participating brokers or dealers and the Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, in connection with such sales.

  The Company intends to maintain the effectiveness of this registration statement until the earlier of (i) June 28, 1999 or (ii) the date on which each Selling Stockholder may sell all Registered Shares held by such Selling Stockholder without restriction by the volume restrictions of Rule 144(e); provided, however, that if at certain times the Company is in possession of material nonpublic information that it determines in good faith that it is not advisable to disclose in a registration statement but which information would otherwise be required by the Securities Act to be disclosed in a registration statement, then the Company may by written notice immediately suspend the right of stockholders to sell shares pursuant to this registration statement.

  The Registration Rights Agreement entered into by the Company and the Selling Stockholders provides that the Company will indemnify such Selling Stockholders for any losses incurred by them in connection with actions arising from any untrue statement of a material fact in the Registration Statement or any omission of a material fact required therein, unless such statement or omission was made in reliance on written information furnished to the Company by the Selling Stockholders. Similarly, such agreements provide that each Selling Stockholder will indemnify the Company and its officers and directors for any losses incurred by them in connection with any actions arising from any untrue statement of material fact in the Registration Statement or any omission of a material fact required therein, if such statement or omission was made in reliance on written information furnished to the Company by such Selling Stockholders.

  The Company has informed the Selling Stockholders that the antimanipulative rules under the Securities and Exchange Act of 1934 (Rules 10b-5 and 10b-6) may apply to sales in the market and will furnish upon request the Selling Stockholders with a copy of these Rules. The Company will also inform the Selling Stockholders of the need for delivery of copies of this Prospectus.

                         DESCRIPTION OF CAPITAL STOCK

  The authorized capital stock of the Company consists of 25,000,000 shares of Common Stock, $0.01 par value per share, and 1,000,000 shares of Preferred Stock, $0.01 par value per share (the "Preferred Stock").

COMMON STOCK

  As of June 30, 1996, there were 14,026,071 shares of Common Stock outstanding and held of record by approximately 120 stockholders.

  Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of outstanding Preferred Stock. Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding Preferred Stock. Holders of the Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are, and the shares offered by the Company in this offering will be, when issued and paid for, fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock which the Company may designate and issue in the future. There are no shares of Preferred Stock currently outstanding.

PREFERRED STOCK

  The Board of Directors is authorized, subject to certain limitations prescribed by law, without further stockholder approval, to issue from time to time up to an aggregate of 1,000,000 shares of Preferred Stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each such series thereof, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of such series. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change of control of the Company. The Company has no present plans to issue any shares of Preferred Stock.

DELAWARE LAW AND CERTAIN PROVISIONS OF THE COMPANY'S CHARTER AND BY-LAWS

  The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law (the "DGCL"). Subject to certain exceptions, Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained such status with the approval of the Board of Directors or unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock.

  The Company's Third Amended and Restated Certificate of Incorporation (the "Charter") provides for the division of the Board of Directors into three classes as nearly equal in size as possible with staggered three-year terms. See "Management -- Executive Officers and Directors." The classification of the Board of Directors could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of the Company. Any director may be removed without cause only by the vote of at least 75% of the shares entitled to vote for the election of directors, and with cause by a vote of at least a majority of such shares.

  The Company's Amended and Restated By-laws provide that for nominations for the Board of Directors or for other business to be properly brought by a stockholder before a meeting of stockholders, the stockholder must first have given timely notice thereof in writing to the Secretary of the Company. To be timely, a stockholder's notice generally must be delivered not less than 120 days nor more than 150 days prior to the first anniversary date of the proxy statement delivered to stockholders in connection with the preceding year's annual meeting or, if either the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary, or if no proxy statement was delivered to stockholders in connection with the preceding year's annual meeting, such notice must be delivered not earlier than 90 days prior to such annual meeting and not later than the later of (i) 60 days prior to the annual meeting or (ii) 10 days following the date on which public announcement of the date of such annual meeting is first made by the Company. With respect to special meetings, notice must generally be delivered not more than 90 days prior to such meeting and not later than the later of 60 days prior to such meeting or 10 days following the day on which public announcement of such meeting is first made by the Company. The notice must contain, among other things, certain information about the stockholder delivering the notice and, as applicable, background information about each nominee or a description of the proposed business to be brought before the meeting.

  The Charter empowers the Board of Directors, when considering a tender offer or merger or acquisition proposal, to take into account any factors that the Board of Directors determines to be relevant, including, without limitation,
(i) the interests of the Company's stockholders, including the possibility that these interests might be best served by the continued independence of the Company, (ii) whether the proposed transaction might violate federal or state laws, (iii) not only the consideration being offered in the proposed transaction, in relation to the then current market price for the outstanding capital stock of the Company, but also to the market price for the capital stock of the Company over a period of years, the estimated price that might be achieved in a negotiated sale of the Company as a whole or in part or through orderly liquidation, the premiums over market price for the securities of other corporations in similar transactions, current political, economic and other factors bearing on securities prices and the Company's financial condition and future prospects, and (iv) the social, legal and economic effects upon employees, suppliers, customers, creditors and others having similar relationships with the Company, upon the communities in which the Company conducts its business and upon the economy of the state, region and nation.

  The foregoing provisions could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of the Company.

  The Charter also provides that any action required or permitted to be taken by the stockholders of the Company may be taken only at a duly called annual or special meeting of the stockholders, and may not be taken by written consent, and that special meetings may be called only by the Chairman of the Board of Directors, a majority of the Board of Directors or the President of the Company. These provisions could have the effect of delaying until the next annual stockholders meeting stockholder actions which are favored by the holders of a majority of the outstanding voting securities of the Company. These provisions may also discourage another person or entity from making a tender offer for the Company's Common Stock, because such person or entity, even if it acquired a majority of the outstanding voting securities of the Company, would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called stockholders meeting, and not by written consent.

  The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or By-laws, unless a corporation's certificate of incorporation or By-laws, as the case may be, requires a greater percentage. The Charter requires the affirmative vote of the holders of at least 75% of the outstanding voting stock of the Company to amend or repeal any of the foregoing Charter provisions, and to reduce or eliminate the number of authorized shares of Common Stock and Preferred Stock. Such 75% vote is also required to amend or repeal the Company's By-laws. The By-laws may also be amended or repealed by a majority vote of the Board of Directors subject to any limitations set forth in the By-laws. Such 75% stockholder vote would be in addition to any separate class vote that might in the future be required pursuant to the terms of any Preferred Stock that might be outstanding at the time any such amendments are submitted to stockholders.

LIMITATION OF LIABILITY AND INDEMNIFICATION

  The Charter contains certain provisions permitted under the DGCL relating to the liability of directors. These provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, except in certain circumstances involving certain wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. The Charter also contains provisions indemnifying the directors and officers of the Company to the fullest extent permitted by the DGCL. The Company believes that these provisions will assist the Company in attracting and retaining qualified individuals to serve as directors and officers.

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Common Stock is The First National Bank of Boston.

REGISTRATION RIGHTS

  Certain securityholders of the Company (the "Rightsholders") are entitled to require the Company to register under the Securities Act shares of outstanding Common Stock held by them (the "Registrable Shares"), pursuant to the terms of
(i) the Second Amended and Restated Investors Rights Agreement dated as of October 3, 1995 and (ii) the Registration Rights Agreement dated as of June 28, 1996 (the "FreeLoader Registration Rights Agreement") (collectively, the "Registration Rights Agreements"). The Registration Rights Agreements generally provide that in the event the Company proposes to register any of its securities under the Securities Act at any time or times, the Rightsholders, subject to certain exceptions, shall be entitled to include Registrable Shares in such registration. However, the managing underwriter of any such offering may under certain circumstances exclude for marketing reasons some or all of such Registrable Shares from such registration. Certain Rightsholders, including Microsoft acting alone beginning December 31, 1996, have additional rights, subject to certain conditions and limitations, to require the Company to prepare and file a registration statement under the Securities Act with respect to their Registrable Shares. In addition, pursuant to the FreeLoader Registration Rights Agreement, the Company is obligated to register in a "shelf" registration on Form S-1 approximately 1,514,309 shares of Company Common Stock issued to the FreeLoader stockholders in connection with the FreeLoader Acquisition. On July 9, 1996, the Company filed a Registration Statement on Form S-8 to register the outstanding FreeLoader stock options assumed by Individual in the FreeLoader Acquisition. The Company is generally required to bear the expenses of all such registrations, except underwriting discounts and commissions.

  No prediction can be made as to the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price of the Common Stock prevailing from time to time. Nevertheless, sales of substantial amounts of Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock and could impair the Company's future ability to obtain capital through an offering of equity securities.

                                 LEGAL MATTERS

  The validity of the shares of Common Stock offered by this Prospectus will be passed upon for the Company by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts.

                                    EXPERTS

  The consolidated balance sheets as of December 31, 1994 and December 31, 1995 and the consolidated statements of operations, stockholders' deficit and cash flows for each of the three years in the period ended December 31, 1995 of Individual, Inc., and the balance sheet as of December 31, 1995 and the statements of operations, stockholders' deficit and cash flows for the period from November 13, 1995 (date of inception) to December 31, 1995 of FreeLoader, Inc., included in this Prospectus and the Registration Statement of which this Prospectus is part, have been included in reliance upon the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in auditing and accounting.

                            ADDITIONAL INFORMATION

  The Company is subject to the informational requirements of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). In addition, the Company has filed with the Securities and Exchange Commission, a Registration Statement on Form S-1 (together with all amendments, exhibits and schedules thereto, the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which constitutes part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement. Statements contained in this Prospectus as to the contents of any contract or other document filed as an exhibit to the Registration Statement are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. Copies of the Registration Statement, such reports, proxy statements, and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at The Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York, 10048. Copies of such material can also be obtained at prescribed rates by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding the Company. The address of such site on the Web is http: //www.sec.gov. The Company's Common Stock is listed on the Nasdaq National Market, and such reports, proxy statements and certain other information can also be inspected at the offices of Nasdaq Operations, 1735 K Street, NW, Washington, D.C. 20006.

                                INDIVIDUAL, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                        PAGE(S)
                                                                        -------
Report of Independent Accountants.....................................    F-2
Consolidated Balance Sheets as of December 31, 1994 and 1995, and
 December 31, 1995 unaudited pro forma................................    F-3
Consolidated Statements of Operations for the Years Ended December 31,
 1993, 1994, and 1995.................................................    F-4
Consolidated Statements of Stockholders' Deficit for the Years Ended
 December 31, 1993, 1994 and 1995.....................................    F-5
Consolidated Statements of Cash Flows for the Years Ended December 31,
 1993, 1994 and 1995..................................................    F-6
Notes to Consolidated Financial Statements............................    F-7

                                INDIVIDUAL, INC.

          INDEX TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Condensed Consolidated Balance Sheets as of June 30, 1996 (unaudited)
 and December 31, 1995................................................   F-16
Condensed Consolidated Statements of Operations for the Six Months
 Ended June 30, 1996 (unaudited) and 1995 (unaudited).................   F-17
Condensed Consolidated Statements of Cash Flows for the Six Months
 Ended June 30, 1996 (unaudited) and 1995 (unaudited).................   F-18
Notes to the Condensed Consolidated Financial Statements (unaudited)..   F-19

                                FREELOADER, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                         INDEX TO FINANCIAL STATEMENTS

Report of Independent Accountants.....................................   F-23
Balance Sheets at December 31, 1995 and March 31, 1996 (unaudited)....   F-24
Statements of Operations for the Period from November 13, 1995 (Date of Inception) to December 31, 1995, the Three Months Ended March 31,
 1996 (unaudited), and the Period from November 13, 1995 (Date of
 Inception) to March 31, 1996 (unaudited).............................   F-25
Statements of Stockholders' Equity (Deficit) for the Period from
 November 13, 1995 (Date of Inception) to December 31, 1995 and the
 Three Months Ended March 31, 1996 (unaudited)........................   F-26
Statements of Cash Flows for the Period from November 13, 1995 (Date of Inception) to December 31, 1995, the Three Months Ended March 31,
 1996 (unaudited), and the Period from November 13, 1995 (Date of
 Inception) to March 31, 1996 (unaudited).............................   F-27
Notes to Financial Statements.........................................   F-28

                     INDIVIDUAL, INC. AND FREELOADER, INC.
                     UNAUDITED PRO FORMA COMBINED CONDENSED
                       CONSOLIDATED FINANCIAL STATEMENTS

Summary Information...................................................   F-31
Individual, Inc. and FreeLoader, Inc. Pro Forma Combined Condensed
 Consolidated Statement of Operations for the Six Months Ended June
 30, 1996 (unaudited).................................................   F-32
Individual, Inc. and FreeLoader, Inc. Notes to Unaudited Pro Forma
 Combined Condensed Consolidated Financial Statements.................   F-33

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Individual, Inc.:

  We have audited the accompanying consolidated balance sheets of Individual, Inc. as of December 31, 1994 and 1995, and the related consolidated statements of operations, stockholders' deficit and cash flows for the each of the three years in the period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Individual, Inc. as of December 31, 1994 and 1995, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

                                                COOPERS & LYBRAND L.L.P.

Boston, Massachusetts
January 30, 1996,
 except as to the information in Note N,
 for which the date is March 4, 1996

                                INDIVIDUAL, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                   DECEMBER 31,
                                      ----------------------------------------
                                          1994          1995          1995
                                      ------------  ------------  ------------
                                                                   PRO FORMA
                                                                  (UNAUDITED)
                                                                  ------------
                            ASSETS
Current assets:
 Cash and cash equivalents........... $    639,870  $ 17,517,743  $ 17,517,743
 Investments in marketable
  securities.........................      999,974           --            --
 Accounts receivable, net............    3,698,520     5,741,694     5,741,694
 Prepaid expenses....................        7,162       115,094       115,094
                                      ------------  ------------  ------------
  Total current assets...............    5,345,526    23,374,531    23,374,531
Property and equipment, net..........    1,849,696     2,926,234     2,926,234
Other assets, net....................       93,846       501,740       501,740
                                      ------------  ------------  ------------
 Total assets........................ $  7,289,068  $ 26,802,505  $ 26,802,505
                                      ============  ============  ============
             LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable.................... $    555,952  $  1,382,797  $  1,382,797
 Accrued expenses....................      649,334     2,422,094     2,422,094
 Deferred revenue....................    6,517,543     8,924,309     8,924,309
 Bank loans..........................      179,615       638,067       638,067
 Current obligations under capital
  leases.............................      194,457       138,017       138,017
                                      ------------  ------------  ------------
  Total current liabilities..........    8,096,901    13,505,284    13,505,284
Capital lease obligations............      205,646        75,364        75,364
Bank loans...........................      359,231       910,374       910,374
Senior subordinated notes............          --     10,000,000    10,000,000
Commitments (see Notes)
Redeemable preferred stock, at
 liquidation value...................   12,245,520    23,999,013           --
Stockholders' (deficit) equity:
 Preferred stock, $0.01 par value....        6,113         6,113           --
 Common stock, $0.01 par value;
  25,000,000 shares authorized,
  1,823,502 and 1,870,596 shares
  issued in 1994 and 1995,
  respectively and 9,495,806 on a pro
  forma basis........................       18,235        18,706        94,958
 Additional paid-in capital..........    3,056,551     3,071,810    20,766,318
 Cumulative dividends on redeemable
  preferred stock....................   (4,592,144)   (6,234,366)          --
 Accumulated deficit.................  (12,101,900)  (18,544,708)  (18,544,708)
                                      ------------  ------------  ------------
                                       (13,613,145)  (21,682,445)    2,316,568
 Less 157,500 shares of common stock
  held in treasury (at cost).........       (5,085)       (5,085)       (5,085)
                                      ------------  ------------  ------------
  Total stockholders' (deficit)
   equity............................  (13,618,230)  (21,687,530)    2,311,483
                                      ------------  ------------  ------------
   Total liabilities and
    stockholders' (deficit) equity... $  7,289,068  $ 26,802,505  $ 26,802,505
                                      ============  ============  ============

    The accompanying notes are an integral part of the financial statements.

                                INDIVIDUAL, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                           FOR THE YEAR ENDED DECEMBER 31,
                                         -------------------------------------
                                            1993         1994         1995
                                         -----------  -----------  -----------
Revenue................................. $ 4,105,221  $ 9,126,641  $16,732,749
Cost of revenue.........................   2,169,414    4,076,230    7,782,945
                                         -----------  -----------  -----------
Gross margin............................   1,935,807    5,050,411    8,949,804
Operating expense:
 Sales and marketing....................     866,740    1,183,373    2,784,393
 New subscriber acquisition.............   2,665,712    5,953,139    7,387,187
 Product development....................     772,641    1,153,218    2,586,741
 General and administrative.............     815,144      922,527    2,423,132
                                         -----------  -----------  -----------
  Total operating expense...............   5,120,237    9,212,257   15,181,453
                                         -----------  -----------  -----------
  Loss from operations..................  (3,184,430)  (4,161,846)  (6,231,649)
Interest income and other income
 (expense), net.........................     222,762      (17,618)     230,742
Interest expense........................     (58,392)     (76,438)    (441,901)
                                         -----------  -----------  -----------
Net loss................................  (3,020,060)  (4,255,902)  (6,442,808)
Accretion of dividends on redeemable
 preferred stock........................  (1,486,880)  (1,486,880)  (1,642,222)
                                         -----------  -----------  -----------
Net loss available for common
 stockholders........................... $(4,506,940) $(5,742,782) $(8,085,030)
                                         ===========  ===========  ===========
Unaudited pro forma net loss per common
 share..................................                           $     (0.67)
                                                                   ===========
Unaudited pro forma weighted average
 common shares outstanding..............                             9,619,374
                                                                   ===========


    The accompanying notes are an integral part of the financial statements.

                               INDIVIDUAL, INC.

               CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT

              FOR THE YEAR ENDED DECEMBER 31, 1993, 1994 AND 1995

                  PREFERRED STOCK    COMMON STOCK                                             TREASURY STOCK
                  ---------------- -----------------              CUMULATIVE                  ---------------
                                                     ADDITIONAL  DIVIDENDS ON                 NUMBER               TOTAL
                  NUMBER OF  PAR   NUMBER OF   PAR    PAID-IN     REDEEMABLE    ACCUMULATED     OF             STOCKHOLDERS'
                   SHARES   VALUE   SHARES    VALUE   CAPITAL   PREFERRED STOCK   DEFICIT     SHARES   COST       DEFICIT
                  --------- ------ --------- ------- ---------- --------------- ------------  ------- -------  -------------
Balance at
 December 31,
 1992...........    11,335  $  113 1,820,225 $18,202 $   62,094   $(1,618,384)  $ (4,825,938) 157,500 $(5,085) $ (6,368,998)
Sale of Series F
 preferred
 stock..........   600,000   6,000                    2,994,000                                                   3,000,000
Accretion of
 redeemable
 preferred stock
 dividends......                                                   (1,486,880)                                   (1,486,880)
Net loss........                                                                  (3,020,060)                    (3,020,060)
                   -------  ------ --------- ------- ----------   -----------   ------------  ------- -------  ------------
Balance at
 December 31,
 1993...........   611,335   6,113 1,820,225  18,202  3,056,094    (3,105,264)    (7,845,998) 157,500  (5,085)   (7,875,938)
Exercise of
 options........                       3,277      33        457                                                         490
Accretion of
 redeemable
 preferred stock
 dividends......                                                   (1,486,880)                                   (1,486,880)
Net loss........                                                                  (4,255,902)                    (4,255,902)
                   -------  ------ --------- ------- ----------   -----------   ------------  ------- -------  ------------
Balance at
 December 31,
 1994...........   611,335   6,113 1,823,502  18,235  3,056,551    (4,592,144)   (12,101,900) 157,500  (5,085)  (13,618,230)
Exercise of
 options........                      47,094     471     15,259                                                      15,730
Accretion of
 redeemable
 preferred stock
 dividends......                                                   (1,642,222)                                   (1,642,222)
Net loss........                                                                  (6,442,808)                    (6,442,808)
                   -------  ------ --------- ------- ----------   -----------   ------------  ------- -------  ------------
Balance at
 December 31,
 1995...........   611,335  $6,113 1,870,596 $18,706 $3,071,810   $(6,234,366)  $(18,544,708) 157,500 $(5,085) $(21,687,530)
                   =======  ====== ========= ======= ==========   ===========   ============  ======= =======  ============

   The accompanying notes are an integral part of the financial statements.

                                INDIVIDUAL, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                          FOR THE YEAR ENDED DECEMBER 31,
                                        --------------------------------------
                                           1993         1994          1995
                                        -----------  -----------  ------------
Cash flows from operating activities:
 Net loss.............................. $(3,020,060) $(4,255,902) $ (6,442,808)
 Adjustments to reconcile net loss to
  net cash used in operating
  activities:
  Depreciation and amortization........     221,312      388,131       652,498
  Amortization of deferred financing
   costs...............................         --           --         94,438
  Provision for doubtful accounts......      10,000       33,678        24,382
  Loss on disposal of property and
   equipment...........................       1,246       32,090        29,857
  Changes in operating assets and lia-
   bilities:
   Increase in accounts receivable.....    (987,587)  (2,014,281)   (2,067,556)
   Increase in prepaid expenses........     (27,534)      (2,253)     (107,932)
   Increase in accounts payable and ac-
    crued expenses.....................     277,411      662,621     2,604,716
   Increase in deferred revenue........   1,743,915    3,404,565     2,406,766
   (Increase) decrease in other assets.       2,836       (9,658)      (14,505)
                                        -----------  -----------  ------------
Net cash used in operating activities..  (1,778,461)  (1,761,009)   (2,820,144)
                                        -----------  -----------  ------------
Cash flows from investing activities:
 Additions to property and equipment...    (308,642)  (1,410,864)   (1,737,394)
 Disposals of property and equipment...      32,684       12,000           --
 Investment in marketable securities...    (999,668)         --            --
 Proceeds from sale of marketable secu-
  rities...............................         --           --      1,000,000
 Acquisition of BookWire, Inc..........         --           --       (178,817)
                                        -----------  -----------  ------------
Net cash used in investing activities..  (1,275,626)  (1,398,864)     (916,211)
                                        -----------  -----------  ------------
Cash flows from financing activities:
 Proceeds from issuance of stock, net..   3,000,000          490    10,121,890
 Deferred financing costs..............         --           --       (330,535)
 Principal repayments under capital
  lease obligations....................    (179,668)    (200,804)     (186,722)
 Issuance of senior subordinated notes.         --           --     10,000,000
 Increase in bank loans................         --       538,846     1,009,595
                                        -----------  -----------  ------------
Net cash provided by financing activi-
 ties..................................   2,820,332      338,532    20,614,228
                                        -----------  -----------  ------------
Increase (decrease) in cash and cash
 equivalents...........................    (233,755)  (2,821,341)   16,877,873
Cash and cash equivalents at beginning
 of year...............................   3,694,966    3,461,211       639,870
                                        -----------  -----------  ------------
Cash and cash equivalents at end of
 year.................................. $ 3,461,211  $   639,870  $ 17,517,743
                                        ===========  ===========  ============
Supplemental cash flow information:
 Interest paid......................... $    60,253  $    74,823  $    153,361
                                        ===========  ===========  ============

    The accompanying notes are an integral part of the financial statements.

                               INDIVIDUAL, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A. NATURE OF THE BUSINESS:

  Individual, Inc. (the "Company") develops and markets a suite of customized information services that provide knowledge workers with daily personalized current awareness reports, while offering information providers and advertisers new ways to reach targeted audiences. Leveraging its knowledge processing systems, editorial knowledge bases, and an exclusive license to Cornell University's SMART technology, the Company's intelligent software agents search each business day through approximately 10,000 to 20,000 stories drawn from more than 630 broad (e.g., Reuters) and specialized (e.g., PC Week) sources. The Company's proprietary systems filter incoming information, prepare for each user a highly relevant daily news briefing, and deliver its services across a range of delivery platforms, including facsimile, electronic mail, groupware, intranets, and the Internet. The Company's services enable users to track industry developments in a cost-effective, timely and user-friendly manner.

B. SIGNIFICANT ACCOUNTING POLICIES:

 Revenue Recognition

  The Company's services are sold on a subscription basis which may vary in term from one month to a year. A subscription contract entitles the customer to a specified level of service for the subscription period. Proceeds from subscriptions are deferred at the time of sale and revenue is recognized ratably over the term of the subscription period. Revenue for story fulfillments in excess of the specified level of service is recognized as the stories are provided. Advertising revenue is recognized ratably over the advertising period.

 Basis of Consolidation

  The consolidated financial statements include the accounts of the Company and all majority-owned subsidiaries. All significant intercompany accounts have been eliminated.

 Subscriber Acquisition Costs

  New subscriber acquisition costs relate directly to new customer solicitations and include the Company's direct costs of acquiring new customers, including the cost of providing trial subscriptions free of charge. Costs associated with renewal of current customers are included in sales and marketing.

 Product Development

  Costs incurred in the plan, design or improvement of new or existing systems which support content and delivery of the Company's services are expensed as incurred and are included in product development. Such costs include the conceptual formulation, testing of alternatives, and development of working models. Development costs incurred subsequent to the establishment of technological feasibility, which would be eligible for capitalization, have been insignificant.

 Unaudited Pro Forma Balance Sheet

  In January 1996, the Board of Directors authorized management of the Company to file a Registration Statement with the Securities and Exchange Commission permitting the Company to sell shares of its common stock in an initial public offering ("IPO"). If the IPO is consummated as presently anticipated, 611,335 outstanding shares of Series A and Series F Preferred Stock and 4,370,123 outstanding shares of Series B, Series C, Series D, Series E, and Series G Redeemable Preferred Stock will automatically convert into a total of 7,625,210 shares of common stock on a basis as discussed in Notes G and H, based on the shares of Preferred Stock and Redeemable Preferred Stock outstanding at December 31, 1995. Unaudited pro forma stockholders' equity, reflecting the assumed conversion of the Preferred Stock and Redeemable Preferred Stock, is disclosed on the accompanying unaudited pro forma balance sheet.

                               INDIVIDUAL, INC.

 Cash and Cash Equivalents

  Included in cash and cash equivalents includes cash on deposit and investments in money market type mutual funds. The Company considers investments with maturities of 90 days or less at the time of acquisition or money market type investments to be cash equivalents.

 Investments in Marketable Securities

  The Company accounts for investments in marketable securities using the provisions of Financial Accounting Standard Statement No. 115 "Accounting for Certain Investment in Debt and Equity Securities." The securities held on December 31, 1994 consist of debt securities issued by the United States Treasury which have contractual maturity dates within one year and are classified as held to maturity. These securities are stated at amortized cost which approximates market value.

 Risks and Uncertainties

  Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of money market funds and accounts receivable. The Company maintains substantially all of its money market funds with one registered investment company. The Company believes the credit risk associated with accounts receivable is minimal due to the number of customers and their dispersion over different industries and geographical locations. The Company's foreign operations were not material to the Company's consolidated financial position or results of operations.

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

 Computation of Pro Forma Net Loss Per Common Share

  The pro forma net loss per common share is computed based upon the weighted average number of common shares outstanding. Common equivalent shares are not included in the per share calculations since the effect of their inclusion would be antidilutive. Common equivalent shares result from the assumed exercise of outstanding stock options and warrants. The computation of pro forma earnings per share gives effect to the conversion of all shares of Series B, C, D, E and G Redeemable Preferred Stock and Series A and F Preferred Stock upon closing of the offering and does not include the dividends on Redeemable Preferred Stock as an increase in net loss. Pursuant to the requirements of the Securities and Exchange Commission, common shares and common equivalent shares issued at prices below the estimated public offering price of $13.00 per share during the twelve months immediately preceding the date of the initial filing of the Registration Statement have been included in the calculation of common shares and common share equivalents, using the treasury stock method, as if they were outstanding for all periods presented.

 Historical Net Loss Per Common Share

  Net loss per common share on a historical basis is computed in the same manner as pro forma net loss per common share, except that Series B, C, D, E and G Redeemable Preferred Stock and Series A and F Preferred Stock are not assumed to be converted. In the computation of net loss per

                               INDIVIDUAL, INC.

common share, accretion of Redeemable Preferred Stock dividend amounts is included as an increase to net loss attributable to common stockholders. Net loss per common share on a historical basis is as follows:

                                                YEAR ENDED DECEMBER 31,
                                          -------------------------------------
                                             1993         1994         1995
                                          -----------  -----------  -----------
   Net loss to common stockholders......  $(4,506,940) $(5,742,782) $(8,085,030)
   Net loss per common share............  $     (2.28) $     (2.90) $     (4.05)
   Weighted average number of common and
    common equivalent shares outstand-
    ing.................................    1,978,589    1,981,301    1,994,164

  Fully diluted net loss per common share is the same as primary net loss per common share.

 Property and Equipment

  Property and equipment are stated at cost. Expenditures for maintenance and repairs are charged to operations. Depreciation is computed using the straight-line method over the estimated useful lives of 5 years for equipment, and 7 years for furniture and fixtures.

  The Company leases certain equipment, furniture and fixtures. The present value of lease payments for property and equipment leases meeting the requirements for capitalization are included as capitalized leased assets and are amortized on a straight-line basis over the shorter of the equipment's useful life or the term of the leases.

  Upon retirement or sale, the cost of the assets disposed and the related accumulated depreciation and amortization are removed from the accounts and any resulting gain or loss is included in the determination of net income.

 Income Taxes

  The Company follows the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). SFAS 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

 Accounts Receivable

  Accounts receivable are presented net of an allowance for doubtful accounts which were $10,000, $43,678, and $68,060 as of December 31, 1993, 1994 and
1995, respectively.

C. ACQUISITION OF BOOKWIRE, INC.:

  In August 1995, the Company acquired substantially all the net assets of BookWire, Inc. for a purchase price of $178,817. BookWire Inc. features book reviews, a calendar of events, discussion forums, and electronic editions of the best seller list from Publisher's Weekly. Substantially all of the purchase price was allocated to goodwill and amortized over five years.

  At December 31, 1995, goodwill is $166,896 net of accumulated amortization of $11,921. The pro forma results of operations of BookWire Inc. are not material to the Company's consolidated results.

                               INDIVIDUAL, INC.

D. PROPERTY AND EQUIPMENT:

  Property and equipment consisted of the following at December 31:

                                                           1994        1995
                                                        ----------  -----------
Equipment.............................................. $1,239,034  $ 2,777,280
Furniture and fixtures.................................    433,308      579,884
Leased equipment.......................................    849,012      639,577
                                                        ----------  -----------
                                                         2,521,354    3,996,741
Accumulated depreciation and amortization..............   (671,658)  (1,070,507)
                                                        ----------  -----------
                                                        $1,849,696  $ 2,926,234
                                                        ==========  ===========

  Depreciation and amortization expense amounted to $210,690, $378,225, and $630,949 for the years ended December 31, 1993, 1994, and 1995, respectively. Accumulated amortization on capital leases amounted to $474,590 and $444,493 as of December 31, 1994 and 1995, respectively.

E. FEDERAL AND STATE INCOME TAXES:

  Due principally to operating losses from inception, the Company has not incurred any income tax expense.

  The Company's deferred income taxes as of December 31, were as follows:

                                             1993         1994         1995
                                          -----------  -----------  -----------
Deferred income tax assets:
  Research tax credits................... $    61,000  $   115,000  $   200,000
  Net loss carryforwards.................   3,036,569    4,664,400    7,051,322
  Leases.................................      32,142       99,757          --
  Other..................................       3,094       31,440      153,574
                                          -----------  -----------  -----------
    Total deferred income tax assets.....   3,132,805    4,910,597    7,404,896
                                          -----------  -----------  -----------
Deferred income tax liabilities..........      78,958      131,498      330,502
                                          -----------  -----------  -----------
Net deferred income tax assets...........   3,053,847    4,779,099    7,074,394
Valuation allowance......................  (3,053,847)  (4,779,099)  (7,074,394)
                                          -----------  -----------  -----------
Net deferred income tax assets........... $       --   $       --   $       --
                                          ===========  ===========  ===========

  Deferred tax assets result from net operating loss carryforwards and estimated future tax effects attributable to differences between tax and financial reporting bases of certain assets and liabilities, including certain accruals, capital leases, reserves, and fixed assets. A full valuation allowance has been recognized due to the uncertainty of realizing the future benefit from net deferred tax assets.

  For federal income tax purposes, as of December 31, 1995, the Company has regular tax net operating loss carryforwards of $17,800,000 which may be used to offset future taxable income. The utilization of the net operating loss carryforwards and credit carryforwards for income tax purposes may be restricted due to limitations which arise because of a change of ownership which may be triggered by events or transactions such as the IPO. These net operating losses expire beginning in 2004.

                               INDIVIDUAL, INC.

F. COMMON STOCK:

  During 1996, the stockholders authorized an increase in the number of authorized shares of Common Stock from 12,500,000 to 25,000,000 (see Note N). Common stockholders are entitled to one vote for each share held.

  At December 31, 1995, the Company has reserved shares of Common Stock as follows:

   Conversion of Series B, C, D, E and G Redeemable Preferred
    Stock..........................................................  6,555,185
   Conversion of Series A and F Preferred Stock....................  1,070,025
   Exercise of Common Stock warrants...............................  2,668,200
   Exercise and Conversion of Preferred Stock Warrants.............     39,429
   Options under stock option plan (Note J)........................  3,500,000
                                                                    ----------
   Total shares reserved........................................... 13,832,839
                                                                    ==========

G. REDEEMABLE PREFERRED STOCK:

  At December 31, 1995, Redeemable Preferred stock consisted of the following:

                                                                                   AGGREGATE
                                                     SHARES ISSUED AND CUMULATIVE LIQUIDATION
SERIES                   PAR VALUE SHARES AUTHORIZED    OUTSTANDING    DIVIDENDS  PREFERENCE
- ------                   --------- ----------------- ----------------- ---------- -----------
 B......................   $0.01         866,003           866,003     $ 986,273  $ 2,025,477
 C......................    0.01       1,436,804         1,422,221     2,534,750    5,094,748
 D......................    0.01         226,666           222,222       381,368      881,368
 E......................    0.01       1,240,000         1,159,677     2,176,633    5,771,632
 G......................    0.01       1,050,000           700,000       155,342   10,655,342
                                                                                  -----------
                                                                                   24,428,567
 Less Unamortized Issuance Costs......................................               (429,554)
                                                                                  -----------
                                                                                  $23,999,013
                                                                                  ===========

  The holders of each share of Series B, C, D, E and G Redeemable Preferred Stock are entitled to cumulative dividends at an annual rate of $0.18, $0.36, $0.45, $0.62, and $0.90 per share, respectively. These dividends accumulate from the date of issue and are payable to the holders on dates fixed for such purposes by the Board of Directors or upon liquidation or redemption. Accumulated dividends increase the carrying value of redeemable preferred stock with an associated increase in stockholders' deficit. Upon conversion of the Preferred Stock to Common Stock at the closing of the initial public offering, all cumulative dividends associated with the Redeemable Preferred Stock will expire and no longer be payable by the Company. Upon the conversion, such cumulative dividends will be reclassified as additional paid-in capital.

  Series B, C, D, E and G Redeemable Preferred Stock have provisions which require the Company to redeem all or a portion of the outstanding shares of the above series upon the request of a majority of the respective series preferred holders, subject to certain restrictions. The redemption price for each share of Series B, C, D, E and G is $1.20, $1.80, $2.25, $3.10 and $15.00
respectively, plus accrued and unpaid dividends whether or not earned or declared.

  Each share of Series B, C, D, E, and G Redeemable Preferred Stock is convertible into 1.5 shares of Common Stock, all at the option of the stockholder. All outstanding shares of B, C, D, E and G

                               INDIVIDUAL, INC.

Redeemable Preferred Stock will automatically be converted into shares of Common Stock upon a public offering as contemplated by the accompanying prospectus. The holders of all classes of Preferred Stock are entitled to vote on all matters on an "as-converted" basis.

  In accordance with the Company's certificate of incorporation, as amended, the Company shall be entitled to redeem all, but not less than all, of the outstanding Series B beginning November 3, 1996 subject to certain restrictions.

  Series G Redeemable Preferred was issued in 1995, and all other Series were issued prior to 1994.

H. PREFERRED STOCK:

  At December 31, 1995, Preferred Stock consisted of the following:

                                            SHARES    SHARES ISSUED  LIQUIDATION
SERIES                                    AUTHORIZED AND OUTSTANDING PREFERENCE
- ------                                    ---------- --------------- -----------
 A.......................................   16,335        11,335      $  68,010
 F.......................................  700,000       600,000      3,000,000

  Each share of Series A and F Preferred Stock is convertible into 15 and 1.5 shares, respectively, of Common Stock. All outstanding shares of Series A Preferred Stock will automatically be converted into shares of Common Stock upon the IPO or when 6,534 shares of Series A Preferred Stock remain outstanding. Series F Preferred Stock will automatically convert into shares of Common Stock upon the IPO. The holders of the Preferred Stock are entitled to vote on all matters on an "as-converted" basis.

I. STOCK WARRANTS:


  Stock warrants outstanding at December 31, 1995 were as follows:

                                                         NUMBER      WARRANT
                                             NUMBER OF  OF SHARES     PRICE
                                             WARRANTS  EXERCISABLE  PER SHARE
                                             --------- ----------- ------------
Common Stock................................ 2,668,200  2,401,481  $3.33-$12.00
                                             =========  =========  ============
Series C Preferred Stock....................    14,583     14,583     $1.80
                                             =========  =========  ============
Series D Preferred Stock....................     4,444      4,444     $2.25
                                             =========  =========  ============
Series E Preferred Stock....................     7,259      7,259     $3.10
                                             =========  =========  ============

  The Warrants to purchase shares of Common Stock issued principally to employees in 1989, and 1991, generally expire in ten years, or sooner under certain conditions, and were granted at an exercise price in excess of the fair value of the Common Stock as determined by the Board of Directors. The aggregate exercise price of the outstanding Common Stock warrants is $23,810,300. These Common Stock warrants include 240,000 warrants issued in conjunction with the senior subordinated notes, which expire upon an initial public offering. See Note M.

  The Series C, D and E warrants expire on the earlier of March 25, 2001, July 14, 2002, and February 19, 2003, respectively, or immediately upon the Company's first public offering of securities.

                               INDIVIDUAL, INC.

J. STOCK OPTION PLAN:

  The 1989 Stock Option Plan (the "Plan") as amended, which is administered by the Board of Directors, permits the Company to sell or award stock options for the purchase of common stock, up to a maximum of 3,500,000. (See Note N).

  The Plan provides for the granting of incentive stock options ("ISOs") and nonqualified stock options ("NQSOs"). ISOs may be granted to any employee of the Company or any related corporation. Those officers and directors of the Company who are not employees may not be granted ISOs under the Plan. NQSOs may be granted to any employee, officer or director (whether or not also an employee) or consultant of the Company or any related corporation.

  In the case of ISOs, the exercise price shall not be less than 100% (110% in certain cases) of the fair value of the common stock as determined by the Board of Directors or, if publicly traded, on the last business day for which prices are available. In the case of NQSOs, the exercise price shall not be less than the lesser of (a) book value per share of Common Stock as of year end of the Company immediately preceding the date of such grant or (b) 50% of the fair value of the Common Stock on the date of the grant. As of December 31, 1995, all stock options have been granted with an exercise price equivalent to, or in excess of, the fair value of the common stock as determined by the Board of Directors. In no event shall the aggregate fair market value of common stock for which ISOs granted to any employee, which are exercisable for the first time by such employee during any calendar year, exceed $100,000. Stock options become exercisable in varying installments as determined by the Board of Directors at the time of grant. Options may be granted through March 31, 1999, and expire at various dates not to exceed 10 years from date of grant.

  Stock option activity for 1993, 1994 and 1995 was as follows:

                                                        NUMBER OF  OPTION PRICE
                                                         SHARES     PER SHARE
                                                        ---------  ------------
       Outstanding at December 31, 1992................   444,375  $0.10-$ 0.20
         Granted ......................................   293,400   0.27-  0.43
         Canceled......................................   (74,625)  0.27-  0.43
                                                        ---------  ------------
       Outstanding at December 31, 1993................   663,150   0.27-  0.43
         Granted.......................................   772,575   0.43- 12.00
         Exercised.....................................    (3,277)   0.13- 0.27
         Canceled......................................   (15,323)  0.27-  0.43
                                                        ---------  ------------
       Outstanding at December 31, 1994................ 1,417,125   0.10- 12.00
         Granted ......................................   796,715   0.83- 13.33
         Exercised.....................................   (47,094)  0.13- 12.00
         Canceled......................................   (48,267)  0.20-  0.83
                                                        ---------  ------------
       Outstanding at December 31, 1995................ 2,118,479  $0.10-$13.33
                                                        =========  ============
         Exercisable...................................   824,058  $0.10-$13.33
                                                        =========  ============

  In October 1995, Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("FAS 123") was issued and will require the Company to elect either expense recognition under FAS 123 or its disclosure-only alternative for stock-based employee compensation. The expense recognition provision encouraged by FAS 123 would require fair-value based financial

                               INDIVIDUAL, INC.

accounting to recognize compensation expense for employee stock compensation plans. FAS 123 must be adopted in the Company's fiscal 1996 financial statements with comparable disclosures for the prior years. The Company has determined that it will elect the disclosure-only alternative. The Company will be required to disclose the pro forma net income or loss and per share amounts in the notes to the financial statements using the fair value based method beginning in fiscal 1996 with comparable disclosures for fiscal 1995. The Company has not determined the impact of these pro forma adjustments.

K. COMMITMENTS:

 Leases

  The Company leases office space under a lease which expires on December 31, 1999. The Company also leases certain computer equipment under capital leases. Rental expense for the years ended December 31, 1993, 1994, and 1995 was approximately $125,000, $200,000, and $539,468, respectively. Capitalized lease obligations of $488,436, $22,645, and $8,395 were incurred in 1993, 1994, and 1995, respectively, as a result of the Company entering into various equipment leases.

  Aggregate future minimum lease commitments for all leases at December 31, 1995 are as follows:

                                              CAPITALIZED OPERATING
                                                LEASES      LEASES     TOTAL
                                              ----------- ---------- ----------
       1996..................................  $151,171   $  674,261 $  825,432
       1997..................................    73,458      708,351    781,809
       1998..................................     4,477      721,706    726,183
       1999..................................       --       753,818    753,818
       2000..................................       --           --         --
                                               --------   ---------- ----------
       Total minimum lease commitments.......   229,106   $2,858,136 $3,087,242
                                                          ========== ==========
       Less imputed interest.................    15,725
                                               --------
       Capitalized lease obligations at
        December 31, 1995....................  $213,381
                                               ========

L. BANK FINANCING:

  At December 31, 1995 bank financing consisted of the following:

                    STATED       EFFECTIVE                OUTSTANDING BALANCE   AVAILABLE
  DESCRIPTION    INTEREST RATE INTEREST RATE EXPIRATION AS OF DECEMBER 31, 1995  PORTION
  -----------    ------------- ------------- ---------- ----------------------- ----------
  $500,000
 equipment
 line..........    Prime+2.0%      10.5%      11/1/97         $  303,026        $      --
$1,000,000
 equipment
 line..........    Prime+1.5%      10.0%       9/1/99            826,415               --
$1,000,000
 equipment
 line..........    Prime+1.5%      10.0%      12/1/00            419,000           581,000
$3,500,000
 revolving
 line..........    Prime+1.0%       N/A        9/1/97                --          3,500,000
                                                              ----------
                                                               1,548,441
  Less current
   portion.....                                                  638,067
                                                              ----------
  Long-term
   portion.....                                               $  910,374
                                                              ==========

  Borrowings under these lines are secured by substantially all the assets of the Company.

                               INDIVIDUAL, INC.

  The level of availability of credit under the revolving line is dependent upon the Company's "borrowing base," which is defined in the loan agreement as the lesser of $3.5 million or 90% of the annualized prior three-month average operating cash flow before new subscriber acquisition expenses.

M. SENIOR SUBORDINATED NOTES:

  In November 1995 the Company issued $10,000,000 in senior subordinated notes with an annual interest rate of 12% payable quarterly in arrears and maturing November 29, 2000. In the event that any time prior to the maturity, the Company consummates an initial public offering or a change of control occurs, as defined by the debt agreement, the Company is required to redeem the principle value of the Notes as well as unpaid accrued interest within 90 days.

  In addition to the stated interest rate of 12%, the note holders will receive additional interest such that the holders will receive total interest ranging from 20% to 25% based on the timing of the consummation of an IPO or change in control.

  For the year ended December 31, 1995, the Company calculated accrued expense at 20% assuming the IPO is completed within twelve months of the date of issuance of the debt. Interest expense for the year ended December 31, 1995 totaled $177,778. The holders of the notes also received 240,000 contingent warrants to purchase the Company's Common Stock at $10.00 per share. The warrants only become exercisable upon a change in control occurring prior to an initial public offering, and expire upon the first of the following events:
(i) The fifth anniversary of a change in control, (ii) Repayment in full of the debt, or (iii) Consummation of an IPO, provided the IPO occurs prior to a change in control. The fair value of the warrants will be determined when the contingency is met, and recognized as additional financing costs over the remaining, expected term of the debt.

  The Company incurred $330,535 in costs related to the debt issuance. These costs were deferred and are being amortized on a straight-line basis over the expected term of the debt, which is estimated to be three and one-half months giving consideration for the IPO. At December 31, 1995, deferred debt financing costs were $236,097 net of accumulated amortization of $94,438.

N. SUBSEQUENT EVENT:

  On January 30, 1996 the Board of Directors authorized an amendment to the Company's Certificate of Incorporation and increasing the number of authorized shares of Common Stock to 25,000,000. The Board of Directors also approved a 3-for-2 stock split in the form of a stock dividend. This amendment was approved by the stockholders of the Company and filed with the Delaware Secretary of State on March 4, 1996. All Common Stock share data, except Common Stock par value, have been retroactively adjusted to reflect this change.

  Additionally, the Board of Directors approved an increase in the number of authorized shares under the 1989 Stock Plan to 3,500,000, approved the 1996 Employee Stock Purchase Plan which provides for the issuance of a maximum of 500,000 shares of Common Stock and approved the 1996 Non-Employee Director Stock Option Plan, which provides for the grant of options to purchase a maximum of 500,000 shares of Common Stock. These items were also approved by the stockholders of the Company on March 4, 1996.

                                INDIVIDUAL, INC.

                   CONDENSED CONSOLIDATED BALANCE SHEETS

                                                       JUNE 30,    DECEMBER 31,
                                                         1996          1995
                                                     ------------  ------------
                                                     (UNAUDITED)
                                    ASSETS
Current assets:
 Cash and cash equivalents.......................... $ 34,118,404  $ 17,517,743
 Investments in marketable securities...............    6,014,594           --
 Accounts receivable, net...........................    3,982,786     5,741,694
 Prepaid expenses...................................      469,928       115,094
                                                     ------------  ------------
  Total current assets..............................   44,585,712    23,374,531
Property and equipment, net.........................    3,641,201     2,926,234
Other assets, net...................................      876,359       501,740
                                                     ------------  ------------
 Total assets....................................... $ 49,103,272  $ 26,802,505
                                                     ============  ============
                     LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable................................... $  2,087,415  $  1,382,797
 Accrued expenses...................................    6,571,819     2,422,094
 Deferred revenue...................................    8,993,360     8,924,309
 Bank loans for equipment financing.................      804,734       638,067
 Current obligations under capital leases...........      119,620       138,017
                                                     ------------  ------------
  Total current liabilities.........................   18,576,948    13,505,284
Senior subordinated notes...........................          --     10,000,000
Other long term liabilities.........................    1,128,176       985,738
Redeemable preferred stock..........................          --     23,999,013
Stockholders' equity (deficit):
 Preferred stock, $0.01 par value...................          --          6,113
 Common stock, $0.01 par value; 25,000,000 shares
  authorized, 14,106,476 and 1,870,596 shares issued
  in 1996 and 1995, respectively....................      141,065        18,706
 Additional paid in capital.........................   88,680,765     3,071,810
 Cumulative dividends on redeemable preferred stock.          --     (6,234,366)
 Accumulated deficit................................  (59,393,073)  (18,544,708)
                                                     ------------  ------------
                                                       29,428,757   (21,682,445)
 Less 80,405 and 157,500 shares held in treasury (at
  cost), respectively...............................      (30,609)       (5,085)
                                                     ------------  ------------
  Total stockholders' equity (deficit)..............   29,398,148   (21,687,530)
                                                     ------------  ------------
   Total liabilities and stockholders' equity (defi-
    cit)............................................ $ 49,103,272  $ 26,802,505
                                                     ============  ============

   The accompanying notes are an integral part of the condensed consolidated financial statements.

                                INDIVIDUAL, INC.

              CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                             FOR THE THREE MONTHS        FOR THE SIX MONTHS
                                ENDED JUNE 30,             ENDED JUNE 30,
                           -------------------------  -------------------------
                               1996         1995          1996         1995
                           ------------  -----------  ------------  -----------
Revenue..................  $  5,647,727  $ 4,144,961  $ 10,677,018  $ 7,600,872
Cost of revenue..........     2,637,334    1,790,871     4,894,840    3,383,195
                           ------------  -----------  ------------  -----------
Gross margin.............     3,010,393    2,354,090     5,782,178    4,217,677
Operating expense:
 Sales and marketing.....     1,346,221      511,889     2,406,765      986,224
 New subscriber acquisi-
  tion...................     1,948,926    2,177,921     4,179,629    4,003,960
 Product development.....     1,053,485      649,493     1,892,211    1,048,717
 General and administra-
  tive...................     1,630,391      442,588     2,285,814    1,214,351
 Purchased incomplete
  technology.............    35,563,750          --     35,563,750          --
                           ------------  -----------  ------------  -----------
  Total operating ex-
   penses................    41,542,773    3,781,891    46,328,169    7,253,252
                           ------------  -----------  ------------  -----------
  Loss from operations...   (38,532,380)  (1,427,801)  (40,545,991)  (3,035,575)
Interest income and oth-
 er, net.................       231,245       27,339       472,839       62,398
Interest expense.........       (37,008)     (30,913)     (775,215)     (67,024)
                           ------------  -----------  ------------  -----------
Net loss.................  $(38,338,143) $(1,431,375) $(40,848,367) $(3,040,201)
                           ============  ===========  ============  ===========
Supplemental net loss per
 common share (Note 4)...  $      (3.09) $     (0.15) $      (3.67) $     (0.32)
                           ============  ===========  ============  ===========
Supplemental weighted av-
 erage common shares out-
 standing (Note 4).......    12,424,474    9,639,260    11,134,497    9,638,767
                           ============  ===========  ============  ===========

   The accompanying notes are an integral part of the condensed consolidated financial statements.

                                INDIVIDUAL, INC.

              CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                      FOR THE SIX MONTHS ENDED
                                                              JUNE 30,
                                                      -------------------------
                                                          1996         1995
                                                      ------------  -----------
Cash flows from operating activities:
 Net loss...........................................  $(40,848,367) $(3,040,201)
 Adjustments to reconcile net loss to net cash
  provided
  by used in operating activities:
  Depreciation and amortization.....................       652,192      290,188
  Loss on disposal of property and equipment........        18,728          --
  Provision for doubtful accounts...................       190,618       14,382
  Compensation recognized under employee stock
   plans............................................        27,981          --
  Undistributed loss of joint ventures..............     1,303,821          --
  Purchased incomplete technology...................    35,563,750          --
  Changes in operating assets and liabilities:
   Decrease in accounts receivable..................     1,568,290      873,969
   Increase in prepaid expenses.....................      (342,557)      (1,450)
   Increase/(decrease) in other assets..............        10,276      (19,019)
   Increase in accounts payable and accrued ex-
    penses..........................................     1,763,769    1,275,064
   Increase in other long term liabilities..........       166,667          --
   Increase in deferred revenue.....................        69,052      239,310
                                                      ------------  -----------
Net cash provided by/(used in) operating activities:       144,220     (367,757)
                                                      ------------  -----------
Cash flows from investing activities:
 Additions to property and equipment................      (875,666)    (757,351)
 Investment in joint venture........................    (1,883,417)         --
 Cash acquired from acquisition.....................     1,010,354          --
 (Investments in)/proceeds from sale of marketable
  securities........................................    (5,992,450)   1,000,000
                                                      ------------  -----------
Net cash (used in)/provided by investing activities:    (7,741,179)     242,649
                                                      ------------  -----------
Cash flows from financing activities:
 Principal repayments under lease obligations.......       (60,282)    (104,299)
 Increase in equipment loan, net....................       180,963      306,796
 Proceeds from issuance of common stock, net of
  related expenses..................................    34,079,281          978
 Payment on senior subordinated notes...............   (10,000,000)         --
                                                      ------------  -----------
Net cash provided by financing activities...........    24,199,962      203,475
                                                      ------------  -----------
Effect of exchange rate on cash.....................        (2,342)         --
                                                      ------------  -----------
Net increase in cash and cash equivalents...........    16,600,661       78,367
Cash and cash equivalents at the beginning of peri-
 od.................................................    17,517,743      639,870
                                                      ------------  -----------
Cash and cash equivalents at the end of period......  $ 34,118,404  $   718,237
                                                      ============  ===========
Supplemental cash flow information:
 Interest paid......................................  $    738,488  $    63,053
                                                      ============  ===========
 Noncash transactions:
 Equipment acquired under capital lease obligation..  $     22,859          --
                                                      ============  ===========
 Net liabilities assumed in exchange for stock......  $  1,643,019          --
                                                      ============  ===========
 Conversion of redeemable preferred stock into com-
  mon stock.........................................  $ 23,999,013          --
                                                      ============  ===========

   The accompanying notes are an integral part of the condensed consolidated financial statements.

                               INDIVIDUAL, INC.

         NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. BASIS OF PRESENTATION

  The unaudited consolidated financial statements of Individual, Inc. (the "Company") presented herein have been prepared pursuant to the rules of the Securities and Exchange Commission for quarterly reports on Form 10-Q and do not include all of the information and note disclosures required by generally accepted accounting principles. These financial statements should be read in conjunction with the Company's consolidated financial statements and notes thereto for the year ended December 31, 1995 included herein. In the opinion of management, the accompanying unaudited consolidated financial statements include all adjustments, consisting of only normal recurring adjustments, necessary to present fairly the consolidated financial position, results of operations and cash flows of the Company and its subsidiaries. Quarterly operating results are not necessarily indicative of the results which would be expected for the full year.

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

2. CASH AND CASH EQUIVALENTS AND MARKETABLE SECURITIES

  At June 30, 1996, cash and cash equivalents included $12,977,083 in commercial paper, $2,033,340 in money market investments, $17,164,307 in U.S. Government Agency securities, and $1,943,674 cash on deposit. In addition, the Company held $6,014,594 in U.S. Government Agency securities classified as marketable securities. All marketable securities are held to maturity and therefore carried at amortized cost. At June 30, 1996, the market value of these marketable securities was $6,012,160. At December 31, 1995, cash and cash equivalents included cash on deposit and investments in money market type mutual funds.

3. INITIAL PUBLIC OFFERING

  On March 20, 1996, the Company completed an initial public offering (the "IPO") of 2,500,000 shares of Common Stock at $14.00 per share, of which 2,300,000 were sold by the Company and 200,000 were sold by selling stockholders. The proceeds to the Company, net of underwriting discounts, commissions and offering expenses, were approximately $29,100,000. In April 1996, the Underwriters exercised their over-allotment option to purchase an additional 375,000 shares of Common Stock from the Company, for net proceeds of approximately $4,700,000.

  Upon the closing of the IPO, all series of Preferred Stock were converted into an aggregate of 7,625,210 shares of Common Stock. Upon conversion of the Preferred Stock to Common Stock, all cumulative dividends associated with the Redeemable Preferred Stock expired and were no longer payable.

4. PER SHARE COMPUTATIONS

 Supplemental Net Loss Per Common Share

  The supplemental net loss per common share is computed based upon the weighted average number of common shares outstanding. Common equivalent shares are not included in the per share calculations since the effect of their inclusion would be antidilutive. Common equivalent shares result

                               INDIVIDUAL, INC.

                                  (UNAUDITED)

from the assumed exercise of outstanding stock options and warrants. The computation of supplemental earnings per share gives effect to the conversion of all shares of Series B, C, D, E and G Redeemable Preferred Stock and Series A and F Preferred Stock as if converted for all periods presented and does not include the dividends on Redeemable Preferred Stock as an increase in net loss. Pursuant to the requirements of the Securities and Exchange Commission, common shares and common equivalent shares issued at prices below the IPO price of $14.00 per share during the twelve months immediately preceding the date of the initial filing of the Registration Statement have been included in the calculation of common shares and common share equivalents, using the treasury stock method, as if they were outstanding for all periods prior to the IPO. Presentation herein is consistent with the pro forma presentation included in the Company's Registration Statement on Form S-1 (No. 333-00792) filed on January 31, 1996, as amended.

 Historical Net Loss Per Common Share

  Net loss per common share on a historical basis is computed in the same manner as supplemental net loss per common share, except that Series B, C, D, E and G Redeemable Preferred Stock and Series A and F Preferred Stock are not assumed to be converted prior to the IPO. In the computation of net loss per common share, accretion of dividends on redeemable preferred stock is included as an increase to net loss attributable to common stockholders. Net loss per common share on a historical basis is calculated as follows:

                                                   FOR THE THREE MONTHS
                                                      ENDED JUNE 30,
                                                 -------------------------
                                                     1996         1995
                                                 ------------  -----------
   Net loss..................................... $(38,338,143) $(1,431,375)
   Accretion of dividends on redeemable
    preferred stock.............................          --   $   371,720
                                                 ------------  -----------
   Net loss to common stockholders.............. $(38,338,143) $(1,803,095)
                                                 ============  ===========
   Net loss per common share.................... $      (3.09) $     (0.90)
                                                 ============  ===========
   Weighted average number of common and common
    equivalent shares outstanding...............   12,424,474    2,014,050
                                                 ============  ===========
                                                    FOR THE SIX MONTHS
                                                      ENDED JUNE 30,
                                                 -------------------------
                                                     1996         1995
                                                 ------------  -----------
   Net loss..................................... $(40,848,367) $(3,040,201)
   Accretion of dividends on redeemable
    preferred stock.............................      462,706      743,440
                                                 ------------  -----------
   Net loss to common stockholders.............. $(41,311,073) $(3,783,641)
                                                 ============  ===========
   Net loss per common share.................... $      (5.31) $     (1.88)
                                                 ============  ===========
   Weighted average number of common and common
    equivalent shares outstanding...............    7,782,757    2,013,557
                                                 ============  ===========

                               INDIVIDUAL, INC.

                                  (UNAUDITED)

5. CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

  The following table sets forth the changes in stockholders' equity (deficit) for the six months ended June 30, 1996:

     Balance at December 31, 1995................................. $(21,687,530)
     Net proceeds from initial public offering....................   29,100,994
     Conversion of all Preferred Stock to Common Stock............   23,999,013
     Net proceeds from exercise of over-allotment option..........    4,738,243
     Stock issued in acquisition of FreeLoader....................   33,981,085
     Exercise of stock options and warrants.......................      117,162
     Repurchase of treasury shares................................      (28,067)
     Issuance of treasury shares..................................       25,615
     Net loss.....................................................  (40,848,367)
                                                                   ------------
     Balance at June 30, 1996..................................... $ 29,398,148
                                                                   ============

6. ACQUISITION OF FREELOADER

  On June 28, 1996, Individual completed the acquisition of FreeLoader, Inc. ("FreeLoader") by a subsidiary merger pursuant to the terms of the Agreement and Plan of Reorganization dated as of May 30, 1996 among Individual, FL Merger Corp., a wholly-owned subsidiary of Individual, FreeLoader, and certain stockholders of FreeLoader (the "Merger Agreement"). As a result of the merger, FreeLoader became a wholly-owned subsidiary of Individual.

  Pursuant to the Merger Agreement, Individual issued approximately 1,874,489 shares of its Common Stock to the stockholders of FreeLoader as consideration for the merger (including approximately 360,180 shares of Common Stock reserved for issuance upon exercise of outstanding FreeLoader stock options assumed by Individual in the merger). The aggregate estimated purchase price of approximately $34,931,000 is based on the fair market value of Individual, Inc. Common Stock and options as of May 30, 1996 and includes estimated accrued transaction costs of approximately $950,000. The transaction was accounted for as a purchase. Approximately $633,000 of the purchase price has been allocated to the fair value of the net identifiable liabilities assumed and approximately $35,564,000 has been allocated to the fair value of purchased technology determined to be in-process and accordingly, expensed at consummation. This nonrecurring charge is reflected in the consolidated statement of operations.

  The following condensed pro forma results of operations for the six months ended June 30, 1996 have been presented to disclose the acquisition of FreeLoader as if it had occurred as of the beginning of fiscal year 1996. The computation of pro forma net loss per common share assumes the 1,514,309 shares issued in the acquisition of FreeLoader to be outstanding from January 1, 1996. The computation also gives effect to the conversion of all shares of Series B, C, D, E and G redeemable preferred stock and Series A and F preferred stock as of January 1, 1996, and excludes the dividends on redeemable preferred stock as an increase to net loss. In addition, the one time charge of $35,564,000 for the purchase of incomplete technology has been included in the net loss computation.

                               INDIVIDUAL, INC.

                                  (UNAUDITED)

The condensed pro forma results of operations for the corresponding period of the prior year have not been presented because FreeLoader did not commence operations until November 13, 1995.

                                                                  FOR THE SIX
                                                                  MONTHS ENDED
                                                                    JUNE 30,
                                                                    1996 PRO
                                                                     FORMA
                                                                  ------------
      Revenue.................................................... $ 10,677,018
                                                                  ============
      Net loss................................................... $(44,485,200)
                                                                  ============
      Pro forma net loss per common share........................ $      (3.52)
                                                                  ============
      Pro forma weighted average common shares outstanding.......   12,632,165
                                                                  ============

7. JOINT VENTURE

  On May 31, 1996 the Company acquired for approximately $1,883,000 in cash, 44% of the shares of NewsWatch, Inc. ("NewsWatch"), a joint venture established by the Company, Toshiba Corporation and Mitsui & Co. Ltd. The joint venture was established to provide customized electronic information services in Japan. The investment is being accounted for using the equity method of accounting. Accordingly, the Company recognized $271,000 as its share of the loss for the three months ended June 30, 1996, which is included in interest and other income (expense), net.

  The Company has entered into certain software and know-how license agreements with the joint venture in exchange for an initial lump sum royalty payment to the Company of approximately $1,032,000, received in May 1996, and continuing royalties based on revenue of the joint venture over a twenty year period. The license includes the transfer of certain technology from the Company to the joint venture, which is expected to be completed by the end of 1996. The initial lump sum royalty has been deferred and is being recognized as revenue over the term of the technology transfer.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of FreeLoader, Inc. (A Development Stage Enterprise):

  We have audited the accompanying balance sheet of FreeLoader, Inc. (a development stage enterprise) as of December 31, 1995, and the related statements of operations, stockholders' deficit and cash flows for the period from November 13, 1995 (date of inception) to December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of FreeLoader, Inc. (a development stage enterprise) as of December 31, 1995, and the results of its operations and its cash flows for the period from November 13, 1995 (date of inception) to December 31, 1995, in conformity with generally accepted accounting principles.

                                          Coopers & Lybrand L.L.P.

Boston, Massachusetts
May 29, 1996
Except as to the information
 in Note J, for which the date
 is June 28, 1996

                                FREELOADER, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                                 BALANCE SHEETS

                                                       DECEMBER 31,  MARCH 31,
                                                           1995        1996
                                                       ------------ -----------
                                                                    (UNAUDITED)
                        ASSETS
Current assets:
  Cash................................................   $233,695   $2,246,748
  Prepaid expenses....................................      7,463       17,810
                                                         --------   ----------
    Total current assets..............................    241,158    2,264,558
  Property and equipment, net.........................     11,733      115,889
  Other assets, net...................................      7,963       70,809
                                                         --------   ----------
    Total assets......................................   $260,854   $2,451,256
                                                         ========   ==========
    LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable....................................     31,686      210,700
  Deposits............................................        --        50,000
  Note payable........................................    250,000          --
                                                         --------   ----------
    Total current liabilities.........................    281,686      260,700
Commitments (Note D)
Stockholders' equity (deficit):
  Common stock, $.001 par value; authorized 6,000,000
   shares at December 31, 1995, 17,000,000 shares at
   March 31, 1996; 6,000,000 shares issued and out-
   standing at December 31, 1995 and March 31, 1996...      6,000        6,000
  Convertible preferred stock, $.001 par value;
   6,000,000 shares authorized; 5,363,637 shares is-
   sued and outstanding at March 31, 1996.............        --         5,364
  Additional paid-in capital..........................     28,000    2,972,636
  Deficit accumulated during the development stage....    (54,832)    (793,444)
                                                         --------   ----------
    Total stockholders' equity (deficit)..............    (20,832)   2,190,556
                                                         --------   ----------
    Total liabilities and stockholders' equity (defi-
     cit).............................................   $260,854   $2,451,256
                                                         ========   ==========

    The accompanying notes are an integral part of the financial statements.

                                FREELOADER, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                            STATEMENTS OF OPERATIONS

                                         PERIOD FROM                PERIOD FROM
                                        NOVEMBER 13,               NOVEMBER 13,
                                        1995 (DATE OF THREE MONTHS 1995 (DATE OF
                                        INCEPTION) TO    ENDED     INCEPTION) TO
                                        DECEMBER 31,   MARCH 31,     MARCH 31,
                                            1995          1996         1996
                                        ------------- ------------ -------------
                                                      (UNAUDITED)   (UNAUDITED)
Operating expenses:
  Research and development.............   $ 35,315     $ 352,783     $ 388,098
  General and administrative...........     19,649       390,719       410,368
                                          --------     ---------     ---------
    Total operating expenses...........     54,964       743,502       798,466
Interest income, net...................        132         4,890         5,022
                                          --------     ---------     ---------
Net loss...............................   $(54,832)    $(738,612)    $(793,444)
                                          ========     =========     =========



    The accompanying notes are an integral part of the financial statements.

                                FREELOADER, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                                         DEFICIT
                            COMMON STOCK   PREFERRED STOCK             ACCUMULATED
                          ---------------- ---------------- ADDITIONAL DURING THE       TOTAL
                           SHARES           SHARES           PAID-IN   DEVELOPMENT  STOCKHOLDERS'
                           ISSUED   AMOUNT  ISSUED   AMOUNT  CAPITAL      STAGE    EQUITY (DEFICIT)
                          --------- ------ --------- ------ ---------- ----------- ----------------
Balance at November 13,
 1995 (date of
 inception)
Issuance of common stock
 on November 30, 1995...  6,000,000 $6,000                  $   28,000                $   34,000
Net loss................                                                $ (54,832)       (54,832)
                          --------- ------                  ----------  ---------     ----------
Balance at December 31,
 1995...................  6,000,000  6,000                      28,000    (54,832)       (20,832)
Issuance of Series A
 Convertible Preferred
 Stock for cash and
 exchange of note on
 February 29, 1996......                   5,363,637 $5,364  2,944,636                 2,950,000
Net loss................                                                 (738,612)      (738,612)
                          --------- ------ --------- ------ ----------  ---------     ----------
Balance at March 31,
 1996 (unaudited).......  6,000,000 $6,000 5,363,637 $5,364 $2,972,636  $(793,444)    $2,190,556
                          ========= ====== ========= ====== ==========  =========     ==========



    The accompanying notes are an integral part of the financial statements.

                                FREELOADER, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                            STATEMENTS OF CASH FLOWS

                             PERIOD FROM       PERIOD FROM
                          NOVEMBER 13, 1995    THREE MONTHS   NOVEMBER 13, 1995
                         (DATE OF INCEPTION)      ENDED      (DATE OF INCEPTION)
                         TO DECEMBER 31, 1995 MARCH 31, 1996  TO MARCH 31, 1996
                         -------------------- -------------- -------------------
                                               (UNAUDITED)       (UNAUDITED)
Cash flows from
 operating activities:
 Net loss...............       $(54,832)        $ (738,612)      $ (793,444)
 Adjustments to
  reconcile net loss to
  net cash used in
  operating activities:
  Depreciation and
   amortization.........            469              5,867            6,336
  Stock issued for
   expenses.............         34,000                --            34,000
  Interest paid with
   Preferred Stock......                             4,111            4,111
  Changes in assets and
   liabilities:
   Increase in prepaid
    expenses............         (7,463)           (10,347)         (17,810)
   Increase in other
    assets..............         (8,089)           (63,754)         (71,843)
   Increase in accounts
    payable.............         31,686            179,014          210,700
   Increase in deposits.            --              50,000           50,000
                               --------         ----------       ----------
    Net cash used in
     operating
     activities.........         (4,229)          (573,721)        (577,950)
Cash flows from
 investing activities:
 Purchase of property
  and equipment.........        (12,076)          (109,115)        (121,191)
                               --------         ----------       ----------
    Net cash used in
     investing
     activities.........        (12,076)          (109,115)        (121,191)
Cash flows from
 financing activities:
 Issuance of note
  payable...............        250,000                --           250,000
 Proceeds from issuance
  of Preferred Stock....            --           2,695,889        2,695,889
                               --------         ----------       ----------
    Net cash provided by
     financing
     activities.........        250,000          2,695,889        2,945,889
                               --------         ----------       ----------
Net increase in cash....        233,695          2,013,053        2,246,748
Cash at beginning of
 period.................            --             233,695              --
                               --------         ----------       ----------
Cash at end of period...       $233,695         $2,246,748       $2,246,748
                               ========         ==========       ==========
Supplemental cash flow
 information:
 Noncash financing
  activities:
  Note payable and
   accrued interest
   converted into
   Preferred Stock......                        $  254,111       $  254,111
                                                ==========       ==========

    The accompanying notes are an integral part of the financial statements.

                               FREELOADER, INC.
                       (A DEVELOPMENT STAGE ENTERPRISE)

                         NOTES TO FINANCIAL STATEMENTS

     (INFORMATION WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 1996 IS
                                  UNAUDITED)

A. NATURE OF BUSINESS:

  Freeloader, Inc. (the "Company") was incorporated under the laws of Delaware on November 13, 1995. The Company was formed primarily to offer Internet users an application with which they may subscribe to home pages of their choice. Through automatic daily or weekly downloads, users will be able to view their chosen Web pages off-line in real time with their current browsers.

  Since its inception, the Company has devoted its efforts to establishing its business, raising capital, recruiting personnel, developing technology, and marketing. Accordingly, the Company is considered to be a development stage enterprise for the periods presented.

B. SIGNIFICANT ACCOUNTING POLICIES:

 Research and Development Costs

  Research and development costs, which principally represent consulting fees incurred in the conceptual formulation and development of the Company's technology, are expensed as incurred. Software development costs that would be required to be capitalized under Statement of Financial Accounting Standards
(SFAS) No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed", have not been material.

 Property and Equipment

  Property and equipment is recorded at cost. Expenditures for maintenance and repairs are charged to operations. Depreciation is computed using the straight-line method over the estimated useful lives of 5 years for computer equipment and 2 years for purchased software.

  Upon retirement or sale, the cost of the assets disposed and the related accumulated depreciation and amortization are removed from the accounts and any resulting gain or loss is included in the determination of net income.

 Other Assets

  Other assets principally include organization costs and trademarks at cost, net of amortization on a straight-line basis over a five-year period.

  Accumulated amortization relating to organization costs and trademarks was $126 and $1,034 for the period from November 13, 1995 (date of inception) to December 31, 1995 and the three months ended March 31, 1996, respectively.

 Income Taxes

  The Company accounts for income taxes according to SFAS No. 109, "Accounting for Income Taxes." Under the liability method specified by SFAS No. 109, a deferred tax asset or liability is determined based on the difference between the financial statement and tax basis of assets and liabilities as measured by the enacted tax rates which will be in effect when these differences reverse. SFAS No. 109 also requires a valuation account against deferred tax assets if, based on available weighted evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

 Risk and Uncertainties

  Financial instruments which potentially subject the Company to concentrations of credit risk consist of cash. The Company deposits its cash in banks which it believes are creditworthy.

                               FREELOADER, INC.
                       (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

     (INFORMATION WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 1996 IS
                                  UNAUDITED)

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and contingent liabilities at the date of the financial statements and the reported amounts of expenses during the reporting periods. Actual results could differ from those estimates.

C. PROPERTY AND EQUIPMENT:

  Property and equipment consisted of the following:

                                                         DECEMBER 31, MARCH 31,
                                                             1995       1996
                                                         ------------ ---------
     Computer equipment and purchased software..........   $12,076    $121,191
     Accumulated depreciation...........................      (343)     (5,302)
                                                           -------    --------
                                                           $11,733    $115,889
                                                           =======    ========

  Depreciation expense amounted to $343 and $4,959 for the period from November 13, 1995 (date of inception) to December 31, 1995 and the three months ended March 31, 1996, respectively.

D. COMMITMENTS:

  During 1995, the Company entered into an operating lease for office space. The lease expires on March 31, 1996. Rental expense for the period from November 13, 1995 (date of inception) to December 31, 1995 under the operating lease was $3,500. The remaining commitment of $3,000 was paid in 1996.

  On March 7, 1996, the Company entered into a new operating lease for office space. The term of the lease commenced on May 1, 1996 and expires on May 1, 1999. The minimum future rental expenses are as follows:

        1996............................................... $ 93,123
        1997...............................................  124,164
        1998...............................................  124,164
        1999...............................................   31,041
                                                            --------
                                                            $372,492
                                                            ========

E. SERIES A CONVERTIBLE PREFERRED STOCK:

  On February 29, 1996, the Board of Directors authorized 6,000,000 shares of Preferred Stock, of which 5,900,000 shares were designated as Series A Convertible Preferred Stock with the rights, terms and privileges set forth in the Series A Convertible Preferred Stock Purchase Agreement (the "Agreement"). Subject to and in accordance with the provisions of the Agreement, any share of Series A Convertible Preferred Stock may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of common stock on a one-to-one basis, subject to adjustment from time to time in accordance with the Agreement. On April 29, 1996, the Company issued 136,364 shares of Series A Convertible Preferred Stock, $.001 par value, for an aggregate purchase price of $75,000.

F. NOTE PAYABLE:

  On December 15, 1995, the Company issued a $250,000 convertible promissory note (the "Note") with an annual interest rate of 8%. The Note and any accrued interest is due on or before April 15, 1996.

                               FREELOADER, INC.
                       (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

     (INFORMATION WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 1996 IS
                                  UNAUDITED)

  The principal outstanding under this Note and any accrued interest is convertible, at the option of the holder, immediately upon the sale by the Company of equity securities of the Company. The conversion price will be equal to the per share purchase price of the sale.

  The Note was converted as part of the first closing, which took place on February 29, 1996, of the Series A Convertible Preferred Stock issuance. The outstanding principal and interest of $254,111 were converted into shares of Series A Convertible Preferred Stock for an aggregate of 462,000 shares.

  In consideration of the purchase of the Note, the Company issued a warrant to the investor for common stock of the Company, with an insignificant fair value. The number of shares to be issued shall be approximately 129,000 at an exercise price of $0.50 per share. The warrant shall expire at the close of business on December 15, 2000. As of May 29, 1996, the warrant has not been exercised.

G. STOCK OPTION PLAN:

  On December 14, 1995, the Board of Directors approved the establishment of an Incentive Stock Option Plan (the "Plan"). The Plan will initially have 1,000,000 options which will vest over a four-year period. The Plan provides for the granting of incentive stock options ("ISOs") and nonqualified stock options ("NQSOs"). Any nonqualified options issued to outside directors, advisors or consultants will be included in the 1,000,000 share allocation. As of December 31, 1995, no options under the Plan had been granted. On February 29, 1996, the Board of Directors approved an increase in the number of authorized shares under the Plan to 2,050,000 shares of common stock for issuance to employees, consultants, and contractors. As of March 31, 1996, 1,462,000 ISOs had been granted under the Plan with an option price per share of $0.055, of which no shares were exercisable.

H. INCOME TAXES:

  No income tax provision or benefit has been provided for federal income tax purposes as the Company has incurred losses since inception. As of December 31, 1995, the net deferred tax asset totaled approximately $20,000, principally related to net operating loss carryforwards of approximately $55,000. As of March 31, 1996, the net deferred tax asset totaled approximately $301,000, principally related to net operating loss carryforwards of approximately $793,000. These net operating loss carryforwards, if not utilized, will commence expiring in 2010. Due to the uncertainty surrounding the realization of these favorable tax attributes in future tax returns, all of the net deferred tax assets has been fully offset by a valuation allowance.

I. RELATED PARTY TRANSACTIONS:

  The founders of the Company paid certain expenses of the Company and accordingly were reimbursed with 6,000,000 shares of common stock, which were determined to have a fair value of $34,000 by the Board of Directors. Expenses paid by the founders in excess of $34,000, which totaled $4,339 and were included in accounts payable at December 31, 1995, were reimbursed to the founders in January 1996.

J. SUBSEQUENT EVENT:

  On June 28, 1996, Individual, Inc., a Delaware corporation, completed the acquisition of FreeLoader, Inc., by means of a merger (the "Merger"), pursuant to the Agreement and Plan of Reorganization dated as of May 30, 1996. As a result of the Merger, FreeLoader, Inc. became a wholly-owned subsidiary of Individual, Inc.

                     INDIVIDUAL, INC. AND FREELOADER, INC.
                    UNAUDITED PRO FORMA COMBINED CONDENSED
                       CONSOLIDATED FINANCIAL STATEMENTS

SUMMARY INFORMATION

  The following unaudited pro forma combined condensed consolidated financial statements give effect to the acquisition of FreeLoader, Inc. ("FreeLoader") by Individual, Inc. ("Individual"), by means of a merger (the "Merger"), under the purchase method of accounting. The unaudited pro forma combined condensed consolidated statement of operations combine the historical results of operations of Individual and FreeLoader, for the six months ended June 30, 1996 as if the Merger had occurred at the beginning of such period. The operating results of FreeLoader for the year ended December 31, 1995 were not material to the results of operations of Individual. Therefore, the pro forma combined condensed consolidated statement of operations for the year ended December 31, 1995 has been omitted. In addition, the acquisition of FreeLoader was completed on June 28, 1996, and accordingly has been reflected in the Individual's June 30, 1996 balance sheet. Therefore, the pro forma combined condensed consolidated balance sheet as of June 30, 1996 has not been presented.

  The unaudited pro forma combined condensed consolidated financial statements do not reflect cost savings and synergies which might be achieved from the Merger. The unaudited pro forma combined condensed consolidated financial statements do not purport to be indicative of the operating results or financial position that would have been achieved had the Merger been effected for the period indicated or the results or financial position which may by obtained in the future.

  These combined condensed consolidated pro forma financial statements are based on and should be read in conjunction with the audited and unaudited consolidated financial statements of Individual, including the notes thereto, and the audited and unaudited financial statements of FreeLoader, including the notes thereto.

  The Merger transaction did not result in any significant pro forma adjustments to the pro forma combined condensed consolidated statement of operations.

                                INDIVIDUAL, INC.
                                      AND
                                FREELOADER, INC.

       PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                  FOR THE SIX MONTHS ENDED JUNE 30, 1996

                                  (UNAUDITED)

                                                                     COMBINED
                                      INDIVIDUAL INC. FREELOADER    PRO FORMA
                                      --------------- -----------  ------------
Revenue.............................   $ 10,677,018                $ 10,677,018
Cost of revenue.....................      4,894,840                   4,894,840
                                       ------------                ------------
Gross margin........................      5,782,178                   5,782,178
Operating expense:
  Sales and marketing...............      2,406,765   $   318,074     2,724,839
  New subscriber acquisition........      4,179,629           --      4,179,629
  Research and development..........      1,892,211       913,187     2,805,398
  General and administrative........      2,285,814     2,432,424     4,718,238
  Purchased incomplete technology...     35,563,750           --     35,563,750
                                       ------------   -----------  ------------
    Total operating expense.........     46,328,169     3,663,685    49,991,854
                                       ------------   -----------  ------------
    Loss from operations............    (40,545,991)   (3,663,685)  (44,209,676)
Interest income and other income,
 net................................        472,839        30,963       503,802
Interest expense....................       (775,215)       (4,111)     (779,326)
                                       ------------   -----------  ------------
Net loss............................   $(40,848,367)  $(3,636,833) $(44,485,200)
                                       ============   ===========  ============
Supplemental net loss per common
 share..............................   $      (3.67)
                                       ============
Supplemental weighted average common
 shares outstanding.................     11,134,497
                                       ============
Pro forma net loss per common share.                               $      (3.52)
                                                                   ============
Pro forma weighted average common
 shares
 outstanding........................                                 12,632,165
                                                                   ============

      See notes to the Pro Forma combined condensed consolidated financial statements.

                               INDIVIDUAL, INC.
                                      AND
                               FREELOADER, INC.

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                  CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

A. PRO FORMA BASIS OF PRESENTATION

  On June 28, 1996, Individual completed the acquisition of FreeLoader, Inc., a Delaware corporation, by means of the Merger of FL Merger Corp., a Delaware corporation and wholly owned subsidiary of Individual, ("Merger Sub"), with and into FreeLoader, with FreeLoader continuing as the surviving corporation, pursuant to that certain Agreement and Plan of Reorganization dated as of May 30, 1996 by and among Individual, Merger Sub, FreeLoader and certain stockholders of FreeLoader (the "Merger Agreement"). As a result of the Merger, FreeLoader became a wholly-owned subsidiary of Individual.


  Pursuant to the Merger Agreement, Individual acquired FreeLoader in exchange for approximately 1,514,309 shares of common stock, options to purchase 360,180 shares of common stock and other consideration and costs with a total estimated purchase price of approximately $34,931,000 (based on the fair value of Individual, Inc. Common Stock and options at May 30, 1996 and estimated accrued deal costs of $950,000). The transaction will be accounted for as a purchase. Approximately $633,000 of the purchase price has been allocated to the net identifiable liabilities assumed and approximately $35,564,000 has been allocated to the fair value of purchased technology determined to be in-process and accordingly, expensed at consumation. This nonrecurring charge has been included in Individual's historical six months ended June 30, 1996 consolidated statement of operations.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  Estimated expenses payable in connection with the sale of the Common Stock offered hereby are as follows:

     Registration fee................................................. $ 5,483
     Printing and engraving expenses..................................  50,000*
     Legal fees and expenses..........................................  15,000*
     Accounting fees and expenses.....................................  10,000*
     Miscellaneous....................................................  10,000*
                                                                       -------
       Total                                                           $90,483*
                                                                       =======

- --------
* Estimated

  The Company will bear all expenses shown above.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The Delaware General Corporation Law and the Company's Charter and By-laws provide for indemnification of the Company's directors and officers for liabilities and expenses that they may incur in such capacities. In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. Reference is made to the Company's Charter and By-laws filed as Exhibits 3.3 and 3.5 to the Company's Registration Statement on Form S-1 filed on January 31, 1996 (No. 333-00792), respectively.

  The Underwriting Agreement executed in connection with the Company's initial public offering provides that the Underwriters are obligated, under certain circumstances, to indemnify directors, officers and controlling persons of the Company against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Act"). Reference is made to the form of Underwriting Agreement filed as Exhibit 1.1 to the Company's Registration Statement on Form S-1 (File No. 333-00792).

  The Company maintains directors and officers liability insurance for the benefit of its directors and certain of its officers.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

  In the three years preceding the filing of this registration statement, the Company has issued the following securities that were not registered under the Act (where applicable, the following numbers give effect to the three-for-two stock split effected in March 1996 in connection with the Company's initial public offering):

  On September 13, 1993, the Company issued and sold to Knight-Ridder Information, Inc. 600,000 shares of the Series F Preferred Stock of the Company at a price of $5.00 per share, for total consideration to the Company of $3,000,000.

  On October 3, 1995, the Company issued and sold to Microsoft Corporation 700,000 shares of the Series G Preferred Stock of the Company at a price of $15.00 per share, for total consideration to the Company of $10,500,000.

  On November 29, 1995, the Company issued and sold to nineteen purchasers (i) $10,000,000 aggregate principal amount of the Company's 12% Senior Subordinated Notes and (ii) Common Stock Purchase Warrants exercisable for an aggregate of 240,000 shares of the Company's Common Stock at a price of $10.00 per share, for total consideration to the Company of $10,000,000.

  On June 28, 1996, pursuant to the Company's acquisition of FreeLoader, Inc., the Company issued an aggregate of 1,874,489 shares of its Common Stock to the securityholders of FreeLoader in exchange for all outstanding FreeLoader securities (including 360,180 shares of the Company's Common Stock reserved for issuance upon exercise of outstanding FreeLoader stock options assumed by the Company in the acquisition).

  The Company has from time to time granted incentive stock options and nonqualified stock options to employees, directors and consultants pursuant to its 1989 Stock Option Plan. From June 30, 1993 to June 30, 1996, the Company issued incentive stock options and nonqualified stock options to purchase an aggregate of 2,681,764 shares of Common Stock and issued an aggregate of 440,586 shares of Common Stock upon the exercise of such stock options. As of June 30, 1996, incentive stock options and nonqualified stock options to purchase an aggregate of 2,735,424 shares of Common Stock were issued, outstanding and unexercised.

  In addition, from January 1, 1993 to June 30, 1996, the Company issued Common Stock Purchase Warrants exercisable for the purchase of an aggregate of 46,500 shares of Common Stock, none of which Warrants were exercised. The Company also issued during that period Preferred Stock Purchase Warrants exercisable for the purchase of an aggregate of 10,889 shares of Series E Preferred Stock, all of which Warrants were exercised in March 1996. As of June 30, 1996, Common Stock Purchase Warrants to purchase 2,428,200 shares of Common Stock were issued, outstanding and unexercised.

  Except as described above, no underwriters were involved in the foregoing sales of securities. Such sales were made in reliance upon an exemption from the registration provisions of the Act set forth in Section 4(2) thereof relative to sales by an issuer not involving any public offering or the rules and regulations thereunder, or, in the case of certain options to purchase Common Stock, Rule 701 of the Act. All of the foregoing securities are deemed restricted securities for the purposes of the Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) Exhibits:

   EXHIBIT NO.                            DESCRIPTION
   -----------                            -----------
       2.1     --Agreement and Plan of Reorganization dated as of May 30, 1996 among the Company, FL Merger Corp., FreeLoader, Inc., Mark
                 Pincus and Sunil Paul (filed as Exhibit 2.1 to the Company's
                 Current Report on Form 8-K (the "Form 8-K") filed on July 12,
                 1996 and incorporated herein by reference thereto).

       3.3 --Third Amended and Restated Certificate of Incorporation (filed as Exhibit 3.3 to the Company's Registration Statement on Form
                 S-1, as amended (File No. 333-00792) (the "Registration
                 Statement on Form S-1") and incorporated herein by reference thereto).
       3.5     --Amended and Restated By-laws of the Company (filed as Exhibit
                 3.5 to the Registration Statement on Form S-1 and incorporated herein by reference thereto).
       4.1     --Specimen certificate representing the Common Stock (filed as
                 Exhibit 4.1 to the Registration Statement on Form S-1 and incorporated herein by reference thereto).

   EXHIBIT NO.                            DESCRIPTION
   -----------                            -----------
       5.1     --Opinion of Testa, Hurwitz & Thibeault, LLP. (filed as Exhibit
                 5.1 to the Company's Registration Statement on Form S-1 filed on July 19, 1996 (File No. 333-8511) (the "Resale Registration
                 Statement") and incorporated herein by reference thereto).
      10.1     --Amended and Restated 1989 Stock Option Plan (filed as Exhibit
                 10.1 to the Registration Statement on Form S-1 and incorporated herein by reference thereto).
      10.2     --1996 Non-Employee Director Stock Option Plan (filed as Exhibit
                 10.2 to the Registration Statement on Form S-1 and incorporated herein by reference thereto).
      10.3     --1996 Employee Stock Purchase Plan (filed as Exhibit 10.3 to the Registration Statement on Form S-1 and incorporated herein by reference thereto).
      10.4     --Form of Common Stock Purchase Warrant (filed as Exhibit 10.4 to the Registration Statement on Form S-1 and incorporated herein by reference thereto).
      10.5     --Series F Preferred Stock Purchase Agreement dated as of
                 September 13, 1993 (filed as Exhibit 10.5 to the Registration
                 Statement on Form S-1 and incorporated herein by reference thereto).
      10.6     --Letter Agreement dated as of October 12, 1993 between the
                 Company and Dialog Information Services, Inc. (filed as Exhibit
                 10.6 to the Registration Statement on Form S-1 and incorporated herein by reference thereto).
      10.7     --Agreement dated 1993 between the Company and Knight-Ridder
                 Information, Inc., as amended (filed as Exhibit 10.7 to the
                 Registration Statement on Form S-1 and incorporated herein by reference thereto).
      10.8     --License Agreement dated as of January 21, 1992 between the
                 Company and Knight-Ridder/Tribune Business News (filed as
                 Exhibit 10.8 to the Registration Statement on Form S-1 and
                 incorporated herein by reference thereto).
      10.9     --Series G Preferred Stock Purchase Agreement dated as of
                 October 3, 1995 (filed as Exhibit 10.9 to the Registration
                 Statement on Form S-1 and incorporated herein by reference thereto).
      10.10    --Independent Content Provider Agreement dated as of September
                 25, 1995 between the Company and The Microsoft Network, L.L.C.
                 (filed as Exhibit 10.10 to the Registration Statement on Form
                 S-1 and incorporated herein by reference thereto).
      10.11    --Stockholders' Agreement dated as of September 13, 1993 (filed as Exhibit 10.11 to the Registration Statement on Form S-1 and
                 incorporated herein by reference thereto).
      10.12    --Series G Stockholders' Agreement dated as of October 3, 1995
                 (filed as Exhibit 10.12 to the Registration Statement on Form
                 S-1 and incorporated herein by reference thereto).
      10.13    --Second Amended and Restated Investors' Rights Agreement dated as of
                 October 3, 1995 (filed as Exhibit 10.13 to the Registration
                 Statement on Form S-1 and incorporated herein by reference thereto).
      10.14    --Licensing Agreement with Cornell Research Foundation, Inc.
                 dated as of
                 March 22, 1989 (filed as Exhibit 10.14 to the Registration
                 Statement on Form S-1 and incorporated herein by reference thereto).
      10.15    --Letter agreement dated as of July 2, 1992 between the Company and Fleet Bank of Massachusetts, N.A. (filed as Exhibit 10.15 to the Registration Statement on Form S-1 and incorporated herein by reference thereto).

   EXHIBIT NO.                            DESCRIPTION
   -----------                            -----------
      10.16    --Letter agreement dated as of September 22, 1994 between the
                 Company and Fleet Bank of Massachusetts, N.A. (filed as Exhibit
                 10.16 to the Registration Statement on Form S-1 and
                 incorporated herein by reference thereto).
      10.17    --Consent and Loan Modification Agreement dated as of November
                 29, 1995 between the Company and Fleet Bank of Massachusetts,
                 N.A. (filed as Exhibit 10.17 to the Registration Statement on
                 Form S-1 and incorporated herein by reference thereto).
      10.18    --Second Loan Modification Agreement dated as of December 29,
                 1995 between the Company and Fleet Bank of Massachusetts, N.A.
                 (filed as Exhibit 10.18 to the Registration Statement on Form
                 S-1 and incorporated herein by reference thereto).
      10.19    --Lease dated as of August 25, 1994 between the Company and
                 Trustees of New England Executive Park Trust, 40 Spaulding
                 Investment Company, Inc. (filed as Exhibit 10.19 to the
                 Registration Statement on Form S-1 and incorporated herein by reference thereto).
      10.20    --Reseller Agreement dated as of February 8, 1996 between the
                 Company and Knight-Ridder Information, Inc. (filed as Exhibit
                 10.20 to the Registration Statement on Form S-1 and
                 incorporated herein by reference thereto).
      10.21    --Escrow Agreement dated as of June 28, 1996 among the Company,
                 FreeLoader, Inc., the securityholders of FreeLoader, Inc.,
                 Fleet National Bank, and Frederick Wilson, as representative of the securityholders of FreeLoader, Inc. (filed as Exhibit 99.2 to the Form 8-K and incorporated herein by reference thereto).
      10.22    --Registration Rights Agreement dated as of June 28, 1996 among the Company and certain stockholders of FreeLoader, Inc. (filed as Exhibit 99.1 to the Form 8-K and incorporated herein by reference thereto).
      10.23    --Risk Sharing Arrangement dated as of June 28, 1996 between the
                 Company and Mark Pincus and Sunil Paul (filed as Exhibit 99.3 to the Form 8-K and incorporated herein by reference thereto).
     *11.1     --Statement re Computation of Per Share Earnings.
      21.1     --Subsidiaries of the Company (filed as Exhibit 21.1 to the
                 Registration Statement on Form S-1 and incorporated herein by reference thereto).
     *23.1     --Consent of Coopers & Lybrand L.L.P.
     *23.2     --Consent of Coopers & Lybrand L.L.P.
      23.3     --Consent of Testa, Hurwitz & Thibeault, LLP (included in
                 Exhibit 5.1).
      24.1     --Power of Attorney (contained on page II-6 of the Resale
                 Registration Statement previously filed).

- --------
* Filed herewith.

  (b) Financial Statement Schedules

  Schedule II--Valuation and Qualifying Accounts and Reserves

  All other schedules for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

ITEM 17. UNDERTAKINGS.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes (1) that for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and (2) that for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  The undersigned Registrant hereby undertakes (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; (2) that, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 1 TO REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN BURLINGTON, MASSACHUSETTS, ON SEPTEMBER 5, 1996.

                                         INDIVIDUAL, INC.

                                               /s/ Michael E. Kolowich
                                         By: _____________________________

                                               MICHAEL E. KOLOWICH
                                     PRESIDENT AND CHIEF EXECUTIVE OFFICER

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 1 TO REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURE                      TITLE(S)               DATE



  /s/ Michael E. Kolowich             President, Chief         September 5,
- ------------------------------------  Executive Officer         1996
    MICHAEL E. KOLOWICH               and Director
                                      (Principal
                                      Executive Officer)



  /s/ Robert L. Lentz                 Vice President,          September 5,
- ------------------------------------  Finance, Chief            1996
    ROBERT L. LENTZ                   Financial Officer
                                      and Treasurer
                                      (Principal
                                      Financial and
                                      Accounting Officer)


- ------------------------------------  Director
         JOSEPH A. AMRAM


                *                                               September 5,
- ------------------------------------  Director                   1996
        WILLIAM A. DEVEREAUX

             SIGNATURE                      TITLE(S)               DATE


                                      Director
                 *                                             September 5,
- ------------------------------------                            1996
         MELINDA E. KEIRNAN

                                      Director
- ------------------------------------
           ELON KOHLBERG

                                     Director
               *                                               September 5,
- ------------------------------------                            1996
         MARINO R. POLESTRA

                                       Director
               *                                               September 5,
- ------------------------------------                            1996
            DANIEL ROSEN

      /s/ Robert L. Lentz
*By: ---------------------------------
          ROBERT L. LENTZ
         ATTORNEY-IN-FACT

                                 EXHIBIT INDEX

   EXHIBIT NO.                        DESCRIPTION                          PAGE
   -----------                        -----------                          ----
       2.1     --Agreement and Plan of Reorganization dated as of May
                 30, 1996 among the Company, FL Merger Corp., FreeLoader,
                 Inc., Mark Pincus and Sunil Paul (filed as Exhibit 2.1
                 to the Company's Current Report on Form 8-K (the "Form
                 8-K") filed on July 12, 1996 and incorporated herein by
                 reference thereto).
       3.3     --Third Amended and Restated Certificate of Incorporation
                 (filed as Exhibit 3.3 to the Company's Registration
                 Statement on Form S-1, as amended (File No. 333-00792)
                 (the "Registration Statement on Form S-1") and
                 incorporated herein by reference thereto).
       3.5     --Amended and Restated By-laws of the Company (filed as
                 Exhibit 3.5 to the Registration Statement on Form S-1
                 and incorporated herein by reference thereto).
       4.1     --Specimen certificate representing the Common Stock
                 (filed as Exhibit4.1 to the Registration Statement on
                 Form S-1 and incorporated herein by reference thereto).
       5.1     --Opinion of Testa, Hurwitz & Thibeault, LLP. (filed as
                 Exhibit 5.1 to the Company's Registration Statement on
                 Form S-1 filed on July 19, 1996 (File No. 333-8511) (the
                 "Resale Registration Statement") and incorporated herein
                 by reference thereto).
      10.1     --Amended and Restated 1989 Stock Option Plan (filed as
                 Exhibit 10.1 to the Registration Statement on Form S-1
                 and incorporated herein by reference thereto).
      10.2     --1996 Non-Employee Director Stock Option Plan (filed as
                 Exhibit 10.2 to the Registration Statement on Form S-1
                 and incorporated herein by reference thereto).
      10.3     --1996 Employee Stock Purchase Plan (filed as Exhibit
                 10.3 to the Registration Statement on Form S-1 and
                 incorporated herein by reference thereto).
      10.4     --Form of Common Stock Purchase Warrant (filed as Exhibit
                 10.4 to the Registration Statement on Form S-1 and
                 incorporated herein by reference thereto).
      10.5     --Series F Preferred Stock Purchase Agreement dated as of
                 September 13, 1993 (filed as Exhibit 10.5 to the
                 Registration Statement on Form S-1 and incorporated
                 herein by reference thereto).
      10.6     --Letter Agreement dated as of October 12, 1993 between
                 the Company and Dialog Information Services, Inc. (filed
                 as Exhibit 10.6 to the Registration Statement on Form S-
                 1 and incorporated herein by reference thereto).
      10.7     --Agreement dated 1993 between the Company and Knight-
                 Ridder Information, Inc., as amended (filed as Exhibit
                 10.7 to the Registration Statement on Form S-1 and
                 incorporated herein by reference thereto).
      10.8     --License Agreement dated as of January 21, 1992 between
                 the Company and Knight-Ridder/Tribune Business News
                 (filed as Exhibit 10.8 to the Registration Statement on
                 Form S-1 and incorporated herein by reference thereto).
      10.9     --Series G Preferred Stock Purchase Agreement dated as of
                 October 3, 1995 (filed as Exhibit 10.9 to the
                 Registration Statement on Form S-1 and incorporated
                 herein by reference thereto).

                                 EXHIBIT INDEX

   EXHIBIT NO.                        DESCRIPTION                          PAGE
   -----------                        -----------                          ----
      10.10    --Independent Content Provider Agreement dated as of
                 September 25, 1995 between the Company and The Microsoft
                 Network, L.L.C. (filed as Exhibit 10.10 to the
                 Registration Statement on Form S-1 and incorporated
                 herein by reference thereto).
      10.11    --Stockholders' Agreement dated as of September 13, 1993
                 (filed as Exhibit 10.11 to the Registration Statement on
                 Form S-1 and incorporated herein by reference thereto).
      10.12    --Series G Stockholders' Agreement dated as of October 3,
                 1995 (filed as Exhibit 10.12 to the Registration
                 Statement on Form S-1 and incorporated herein by
                 reference thereto).
      10.13    --Second Amended and Restated Investors' Rights Agreement
                 dated as of October 3, 1995 (filed as Exhibit 10.13 to
                 the Registration Statement on Form S-1 and incorporated
                 herein by reference thereto).
      10.14    --Licensing Agreement with Cornell Research Foundation,
                 Inc. dated as of March 22, 1989 (filed as Exhibit 10.14
                 to the Registration Statement on Form S-1 and
                 incorporated herein by reference thereto).
      10.15    --Letter agreement dated as of July 2, 1992 between the
                 Company and Fleet Bank of Massachusetts, N.A. (filed as
                 Exhibit 10.15 to the Registration Statement on Form S-1
                 and incorporated herein by reference thereto).
      10.16    --Letter agreement dated as of September 22, 1994 between
                 the Company and Fleet Bank of Massachusetts, N.A. (filed
                 as Exhibit 10.16 to the Registration Statement on Form
                 S-1 and incorporated herein by reference thereto).
      10.17    --Consent and Loan Modification Agreement dated as of
                 November 29, 1995 between the Company and Fleet Bank of
                 Massachusetts, N.A. (filed as Exhibit 10.17 to the
                 Registration Statement on Form S-1 and incorporated
                 herein by reference thereto).
      10.18    --Second Loan Modification Agreement dated as of December
                 29, 1995 between the Company and Fleet Bank of
                 Massachusetts, N.A. (filed as Exhibit 10.18 to the
                 Registration Statement on Form S-1 and incorporated
                 herein by reference thereto).
      10.19    --Lease dated as of August 25, 1994 between the Company
                 and Trustees of New England Executive Park Trust, 40
                 Spaulding Investment Company, Inc. (filed as Exhibit
                 10.19 to the Registration Statement on Form S-1 and
                 incorporated herein by reference thereto).
      10.20    --Reseller Agreement dated as of February 8, 1996 between
                 the Company and Knight-Ridder Information, Inc. (filed
                 as Exhibit 10.20 to the Registration Statement on Form
                 S-1 and incorporated herein by reference thereto).

                                 EXHIBIT INDEX

   EXHIBIT NO.                        DESCRIPTION                          PAGE
   -----------                        -----------                          ----
      10.21    --Escrow Agreement dated as of June 28, 1996 among the
                 Company, FreeLoader, Inc., the securityholders of
                 FreeLoader, Inc., Fleet National Bank, and Frederick
                 Wilson, as representative of the securityholders of
                 FreeLoader, Inc. (filed as Exhibit 99.2 to the Form 8-K
                 and incorporated herein by reference thereto).
      10.22    --Registration Rights Agreement dated as of June 28, 1996
                 among the Company and certain stockholders of
                 FreeLoader, Inc. (filed as Exhibit 99.1 to the Form 8-K
                 and incorporated herein by reference thereto).
      10.23    --Risk Sharing Arrangement dated as of June 28, 1996
                 between the Company and Mark Pincus and Sunil Paul
                 (filed as Exhibit 99.3 to the Form 8-K and incorporated
                 herein by reference thereto).
     *11.1     --Statement re Computation of Per Share Earnings.
      21.1     --Subsidiaries of the Company (filed as Exhibit 21.1 to
                 the Registration Statement on Form S-1 and incorporated
                 herein by reference thereto).
     *23.1     --Consent of Coopers & Lybrand L.L.P.
     *23.2     --Consent of Coopers & Lybrand L.L.P.
      23.3     --Consent of Testa, Hurwitz & Thibeault, LLP (included in
                 Exhibit 5.1).
      24.1     --Power of Attorney (contained on page II-6 of the Resale
                 Registration Statement previously filed).

- --------
* Filed herewith.